Exhibit 4.10

Execution Version

AMENDED & RESTATED PURCHASE AND SALE AGREEMENT
by and among
Alta Mesa Holdings, LP, Alta Mesa Holdings GP, LLC, OEM GP, LLC, Alta Mesa Finance Services Corp., Alta Mesa Services, LP and Oklahoma Energy Acquisitions, LP
as Seller
and
BCE-Mach III LLC
as Buyer

and
Alta Mesa Resources, Inc.,
for the limited purposes set for the in Sections 9.8(b), (c), (f), (g), (i), (j) and (k) hereof dated January 17, 2020

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS AND INTERPRETATION2

1.1	Defined Terms 2

1.2	References and Rules of Construction 22
ARTICLE II ASSET ACQUISITION23

2.1	Asset Acquisition 23

2.2	Excluded Assets 25

2.3	Revenues and Expenses 27

2.4	Assigned Contracts; Cure Costs 27

2.5	Consents for Applicable Contracts 29
ARTICLE III PURCHASE PRICE; DEPOSIT30

3.1	Purchase Price 30

3.2	Deposit 30

3.3	Adjustments to Purchase Price 30

3.4	Closing Settlement Statement; Final Settlement Statement 32

3.5	Disputes 34

3.6	Allocated Values 34

3.7	Allocation for Imbalances 34

3.8	Withholding 35
ARTICLE IV ACCESS / DISCLAIMERS35

i

4.1	Access 35

4.2	Confidentiality 37

4.3	Disclaimers 37
ARTICLE V TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS39

5.1	General Disclaimer of Title Warranties and Representations/Exclusive Remedy 39

5.2	Notice of Title Defects; Title Defect Adjustments 39

5.3	Casualty or Condemnation Loss 44

5.4	Preferential Purchase Rights and Consents to Assign 45
ARTICLE VI ENVIRONMENTAL MATTERS47

6.1	Environmental Defects. 47

6.2	NORM, Wastes and Other Substances. 51
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF SELLER52

7.1	Organization, Existence 52

7.2	Authorization 52

7.3	No Conflicts 52

7.4	Consents 52

7.5	Foreign Person 53

7.6	Claims and Litigation 53

7.7	Material Contracts 53

7.8	No Violation of Laws 54

7.9	Preferential Purchase Rights 54

7.10	Current Commitments 55

7.11	Asset Taxes 55

7.12	Brokers’ Fees 55

7.13	Advance Payments 55

7.14	Bonds and Credit Support 56

7.15	Imbalances 56

7.16	Leases; Suspense Funds 56

7.17	Hedge Contracts 56

7.18	Insurance 56

7.19	Equipment and Personal Property 56

7.20	Wells; Plug and Abandon Notice 56

7.21	Permits 57

7.22	Payouts 57

7.23	Labor and Employment. 57

7.24	Environmental. 57

7.25	Benefit Plans. 57

7.26	No Transfer. 58
ARTICLE VIII BUYER REPRESENTATIONS AND WARRANTIES58

8.1	Organization; Existence 58

8.2	Authorization 58

8.3	No Conflicts 58

8.4	Consents 58

8.5	Bankruptcy 59

8.6	Claims and Litigation 59

8.7	Regulatory 59

8.8	Financing 59

8.9	Independent Evaluation 60

8.10	Brokers’ Fees 60

8.11	Accredited Investor 60
ARTICLE IX CERTAIN AGREEMENTS60

9.1	Conduct of Business 60

9.2	Bonds 63

9.3	Notifications 63

9.4	Financing 64

9.5	Equitable and Other Remedies. 66

9.6	Record Retention. 67

9.7	Successor Operator. 67

9.8	Bankruptcy Court Matters. 67

9.9	Certain Litigation Matters. 70

9.10	Accounting Services. 70
ARTICLE X BUYER’S CONDITIONS TO CLOSING71

10.1	Representations 71

10.2	Performance 71

10.3	No Legal Proceedings 71

10.4	Title Defects, Environmental Defects and Casualty Losses 72

10.5	Certificate 72

10.6	Sale Order 72

10.7	Closing Deliverables 72

10.8	Closing of Transactions under KFM Agreement. 72
ARTICLE XI SELLER’S CONDITIONS TO CLOSING72

11.1	Representations 72

11.2	Performance 73

11.3	No Legal Proceedings 73

11.4	Title Defects, Environmental Defects and Casualty Losses 73

11.5	Certificate 73

11.6	Sale Order 73

11.7	Closing Deliverables 73

11.8	Closing of Transactions under KFM Agreement. 73
ARTICLE XII CLOSING73

12.1	Date of Closing 74

12.2	Place of Closing 74

12.3	Closing Obligations 74

12.4	Records 75

12.5	FCC Filings 75
ARTICLE XIII ASSUMPTION; INDEMNIFICATION; SURVIVAL76

v

13.1	Assumed Obligations; Excluded Obligations 76

13.2	Indemnities of Buyer 78

13.3	Express Negligence 79

13.4	Exclusive Remedy 79

13.5	Indemnification Procedures 80

13.6	Survival 81

13.7	Non-Compensatory Damages 82

13.8	Waiver or Right to Rescission 82

13.9	Insurance 82

13.10	Waiver of Consumer Rights 83
ARTICLE XIV TERMINATION, DEFAULT AND REMEDIES83

14.1	Right of Termination 83

14.2	Effect of Termination 85

14.3	Return of Documentation and Confidentiality 86
ARTICLE XV EMPLOYEES86

15.1	Business Employees 86

15.2	Employee Matters 87
ARTICLE XVI MISCELLANEOUS88

16.1	Exhibits and Schedules 88

16.2	Expenses and Taxes 88

16.3	Value Allocations for Tax Purposes 90

16.4	Assignment; Liquidating Trust 90

16.5	Preparation of Agreement 91

16.6	Publicity 91

16.7	Notices 91

16.8	Further Cooperation 93

16.9	Filings, Notices and Certain Governmental Approvals 93

16.10	Entire Agreement; Conflicts 93

16.11	Successors and Permitted Assigns 94

16.12	Parties in Interest 94

16.13	Amendment 94

16.14	Waiver; Rights Cumulative 94

16.15	Governing Law; Jurisdiction; Venue; Jury Waiver 95

16.16	Severability 97

16.17	Removal of Name 97

16.18	Counterparts 97

16.19	Time is of the Essence 97

16.20	No Recourse 97

16.21	No Recourse to Financing Sources 98

LIST OF EXHIBITS AND SCHEDULES
Exhibits
EXHIBIT A        LEASES; UNITS

EXHIBIT A-1        WELLS

EXHIBIT A-2        OPERATIONS WELLS

EXHIBIT A-3        EASEMENTS

EXHIBIT A-4        RESERVED

EXHIBIT A-5        CERTAIN REAL PROPERTY INTERESTS

EXHIBIT A-6        PUD LOCATIONS

EXHIBIT A-7        SALE AREA

EXHIBIT A-8        VEHICLES

EXHIBIT B-1        FORM OF ASSIGNMENT AND BILL OF SALE

EXHIBIT B-2        FORM OF SURFACE AND MINERAL DEED

EXHIBIT C         EXCLUDED ASSETS

EXHIBIT D        ASSIGNED FCC LICENSES

EXHIBIT E        ACCOUNTING SERVICES

EXHIBIT F        SALE ORDER

EXHIBIT G        FORM OF RELEASE AND EXCULPATION

EXHIBIT H        FORM OF ESCROW AGREEMENT

Schedules
Schedule 1.1        Certain Disclosures
Schedule 2.4        Cure Costs
Schedule 3.3(a)(vi)    Certain AFEs
Schedule 3.6        Allocated Values
Schedule 7.3        No Conflicts

Schedule 7.4        Consents
Schedule 7.6        Litigation
Schedule 7.7(a)     Material Contracts
Schedule 7.7(b)    Material Contract Defaults
Schedule 7.8        Violation of Laws
Schedule 7.9        Preferential Purchase Rights
Schedule 7.10        Current Commitments
Schedule 7.11        Asset Taxes
Schedule 7.14        Bonds and Credit Support
Schedule 7.15        Imbalances
Schedule 7.16        Suspense Funds
Schedule 7.18        Insurance
Schedule 7.20        Wells; Plug and Abandon Notices
Schedule 7.22        Payouts
Schedule 7.24        Environmental
Schedule 7.26        Certain Transfers
Schedule 8.4        Consents
Schedule 9.1        Conduct of Business
Schedule 13.1        Assumed Obligation
Schedule 15.1        Business Employees

AMENDED & RESTATED PURCHASE AND SALE AGREEMENT
This AMENDED & RESTATED PURCHASE AND SALE AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into the 17th day of January, 2020 (the “Execution Date”), by and among Alta Mesa Holdings, LP, a Texas limited partnership (“AMH”), Alta Mesa Holdings GP, LLC, a Texas limited liability company (“AMHGP”), OEM GP, LLC, a Texas limited liability company (“OEMGP”), Alta Mesa Finance Services Corp., a Delaware corporation (“AMFSC”), Alta Mesa Services, LP, a Texas limited partnership (“AMSLP”) and Oklahoma Energy Acquisitions, LP, a Texas limited partnership (“OEA”, and collectively with AMH, AMHGP, OEMGP, AMFSC and AMSLP, “Seller”), BCE-Mach III LLC, a Delaware limited liability company (“Buyer”) and, for the limited purposes set forth in Sections 9.8(b), (c), (f), (g), (i), (j) and (k) of this Agreement, Alta Mesa Resources, Inc., a Delaware corporation (“AMR”). Buyer and Seller may be referred to collectively as the “Parties” or individually as a “Party.”
Recitals
WHEREAS, on September 11, 2019, AMR and Seller filed voluntary petitions for relief, commencing cases under chapter 11 of the Bankruptcy Code (as defined herein) in Bankruptcy Court (as herein defined herein).

WHEREAS, the Parties entered into a purchase and sale agreement on December 31, 2019 (the “Original Execution Date”) for the sale of the Assets pursuant to section 363 of the Bankruptcy Code (the “Original Agreement”) upon the terms and conditions set forth therein, pursuant to which the Parties intended to effectuate the transactions contemplated by the Original Agreement.

WHEREAS, Seller conducted the Auction on January 15, 2020, and Buyer was designated the Successful Bidder for the Assets at the conclusion of the Auction.

WHEREAS, pursuant to Section 16.13 of the Original Agreement, the Parties desire to amend and restate the Original Agreement to incorporate certain amendments to the Original Agreement required by the activities and actions that took place at Auction, and the Parties intend to effectuate the transactions contemplated by this Agreement pursuant to section 363 of the Bankruptcy Code (the “Transaction”).

WHEREAS, the execution and delivery of this Agreement and Seller’s ability to consummate the Transaction are subject to, among other things, the entry of the Sale Order (as hereinafter defined).

WHEREAS, effective as of the Effective Time, Seller desires to sell and convey, and Buyer desires to purchase and pay for, the Assets in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS AND INTERPRETATION
1.1    Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms as set forth below in this Section 1.1:
“AAA” means the American Arbitration Association.
2    “AAA Rules” means the Commercial Arbitration Rules of the AAA.
3    “Accounting Arbitrator” has the meaning set forth in Section 3.5.
4    “Adjusted Purchase Price” has the meaning set forth in Section 3.3.
5    “AFEs” has the meaning set forth in Section 7.10.
6    “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or action of another, whether through the ownership of voting securities, voting trust, by contract, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.
7    “Aggregate Deductible” means three percent (3%) of the unadjusted Purchase Price.
8    “Agreement” has the meaning set forth in the first paragraph herein.
9    “Allocable Amount” has the meaning set forth in Section 16.3.
10    “Allocated Value” has the meaning set forth in Section 3.6.
11    “Allocation Schedule” has the meaning set forth in Section 16.3.
12    “AMFSC” has the meaning set forth in the first paragraph herein.
13    “AMH” has the meaning set forth in the first paragraph herein.
14    “AMHGP” has the meaning set forth in the first paragraph herein.
15    “AMR” has the meaning set forth in the first paragraph herein.
16    “AMSLP” has the meaning set forth in the first paragraph herein.
17    “Applicable Contract Notices” has the meaning set forth in Section 2.4(d).
18    “Applicable Contracts” means all Contracts, if any, to which Seller is a party that relate to the Assets, including Contracts to the extent they are used by Seller in the operation or development of the Assets, or any other Contracts by which the Assets are bound and that, subject to the other provisions of this Agreement, will be binding on Buyer after the Closing, including purchase and sale agreements; farmin and farmout agreements; bottomhole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation and marketing agreements; Hydrocarbon storage agreements; acreage contribution agreements; area of mutual interest agreements, operating agreements and balancing agreements; pooling declarations or agreements, including any forced pooling order executed and delivered by the OCC; unitization agreements; processing agreements; surface use agreements; crossing agreements; water supply agreements; saltwater disposal agreements or other waste disposal agreements; facilities or equipment leases; letters of objection; letter agreements; collective bargaining or other Contracts or agreements with any labor union or labor organization (each a “CBA”); and other similar contracts and agreements held by Seller, in each case, to the extent related to Seller’s right, title and interest in the Assets.
19    “Applicable Schedule 7.4 Consent” means any Consent set forth on Schedule 7.4 (a) relating to an Applicable Contract for which the counterparty’s consent to assignment would be required for such Applicable Contract to be assumed and assigned to Buyer, after giving effect to sections 365(c)(1) and 365(f)(1) of the Bankruptcy Code, or (b) that burdens a Lease.
20    “Asset Credit Support” means any bonds, letters of credit, guarantees or other forms of credit support, if any, posted by Seller or its Affiliates with Governmental Authorities or other Third Parties and relating to the Assets.
21    “Asset Taxes” means Property Taxes and Production Taxes, but excluding, for the avoidance of doubt, income, capital gains and franchise Taxes and Transfer Taxes.
22    “Assets” has the meaning set forth in Section 2.1.
23    “Assigned Contracts” means the Applicable Contracts assumed by Seller and assigned to Buyer pursuant to Section 2.4.
24    “Assigned FCC Licenses” has the meaning set forth in Section 2.1(m).
25    “Assignment” means the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets (other than the Assets covered by the Deed), substantially in the form attached to this Agreement as Exhibit B-1.
26    “Assumed Obligations” has the meaning set forth in Section 13.1.
27    “Auction” means the auction for the sale of the Assets, if any, to be conducted in accordance with the Bidding Procedures.
28    “Avoidance Action” means any claim, right or cause of action of any Seller Party arising under chapter 5 of the Bankruptcy Code and any analogous state or federal statutes and common law relating to the Assets, Assigned Contracts, and Assumed Obligations.
29    “Backup Bidder” means the bidder for the Assets with the next-highest or otherwise second-best bid for the Assets as determined in accordance with the Bidding Procedures.
30    “Bankruptcy Code” means title 11 of the United States Code.
31    “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.
32    “Benefit Plans” means (a) any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, restricted stock, phantom stock or stock-based, stock or cash award, deferred compensation, leave of absence, layoff, stay, vacation, day or dependent care, legal services, cafeteria, life, health, welfare, post-retirement, accident, disability or other insurance, severance, separation, retention, change of control, employment or other benefit or compensation plan, practice, policy, agreement or arrangement of any kind, whether written or oral, whether for the benefit of a single individual or more than one individual, and whether or not legally enforceable, and (b) any other “employee benefit plan” within the meaning of Section 3(3) of ERISA or any comparable provision of any other applicable Law existing on the Closing Date or prior thereto, in each case, that is established, sponsored, maintained, contributed to or required to be contributed to by Seller or any of its Affiliates, or any predecessor of any of the foregoing, or for which Seller or any of its Affiliates is a party, is subject or may have Liabilities, including with respect to any Business Employee.
33    “Bidding Procedures” means the Bidding Procedures attached to the Bidding Procedures Order as Annex 1.
34    “Bidding Procedures Order” means the Order Establishing Bidding Procedures Relating to the Sales of All or a Portion of the Debtors’ Assets, entered by the Bankruptcy Court on October 11, 2019 [D.I. 317] approving the Bidding Procedures, as such order may be amended, supplemented or modified from time to time with the consent of Buyer (such consent not to be unreasonably withheld).
35    “Burden” means any and all rentals, royalties (including lessors’ royalties and non-participating royalties), overriding royalties, excess royalties, minimum royalties, shut-in royalties, net profits interests, bonuses and other burdens upon, measured by, or payable out of production of Hydrocarbons.
36    “Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in Houston, Texas are authorized by Law to close.
37    “Business Employee” means each employee of Seller or any of its Affiliates whose primary duties and responsibilities are associated with the operation of the Assets; each of which is set forth on Schedule 15.1.
38    “Buyer” has the meaning set forth in the first paragraph herein.
39    “Buyer Non-Recourse Party” has the meaning set forth in Section 16.20(b).
40    “Buyer Parties” means (a) Bayou City Energy Management LLC; (b) BCE-AMH Holdings, LLC; (c) BCE-AMR Holdings LLC; (d) BCE-MESA Holdings, LLC; (e) William W. McMullen; (f) Mark Stoner; (g) Andrew Koehler; (h) Mach Resources LLC; (i) BCE-Mach LLC; (j) BCE-Mach II LLC; and (k) with respect to each of the foregoing Persons or Entities, such Person or Entities’ respective current and former equity holders, controlled subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; provided that under no circumstances shall the Buyer Parties include any Excluded Persons and Entities.
41    “Buyer Representatives” has the meaning set forth in Section 4.1(a).
42    “Cash Collateral Order” means the order or orders of the Bankruptcy Court (a) authorizing Seller to use the cash collateral of the prepetition lenders and (b) providing the prepetition lenders with adequate protection.
43    “Casualty or Condemnation Loss” has the meaning set forth in Section 5.3(b).
44    “CBA” has the meaning set forth in the definition of “Applicable Contracts”.
45    “Chapter 11 Case” means, collectively, the voluntary cases commenced by Seller in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code on September 11, 2019, jointly administered under the caption In re Alta Mesa Resources Inc., et al., Case No. 19-35133 (MI).
46    “Claim Notice” has the meaning set forth in Section 13.5(b).
47    “Closing” has the meaning set forth in Section 12.1.
48    “Closing Date” has the meaning set forth in Section 12.1.
49    “Closing Escrow” means the aggregate amount of funds deposited into the Escrow Account by Buyer at Closing in respect of (a) the Title Disputes, Environmental Disputes, asserted Title Defects that Seller elects at or prior to Closing to cure during the Cure Period, (b) the asserted Environmental Defects that Seller elects at or prior to Closing to cure during the Cure Period, and (c) the amounts to be deposited into the Escrow Account pursuant to Section 3.4(a) (other than, for the avoidance of doubt, amounts described in items (a) and (b) above).
50    “Closing Settlement Statement” has the meaning set forth in Section 3.4(a).
51    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
52    “Code” means the Internal Revenue Code of 1986, as amended.
53    “Commitment” means the commitment of the Commitment Parties pursuant to the Commitment Documentation.
54    “Commitment Documentation” means (i) that certain commitment letter dated January 15, 2020, from Bayou City Energy III, L.P. and BCE-Mach Holdings II, LLC to Buyer with respect to the the AMH Agreement (as amended pursuant to amendments permitted pursuant to the terms thereof), (ii) that certain commitment letter dated January 15, 2020, from Bayou City Energy III, L.P. and BCE-Mach Holdings II, LLC to Buyer with respect to this Agreement (as amended pursuant to amendments permitted pursuant to the terms thereof) and (iii) that certain commitment letter from UBS AG, Stamford Branch and UBS Securities LLC to Buyer with respect to both the KFM Agreement and this Agreement (as amended pursuant to amendments permitted pursuant to the terms thereof), to provide at least the Required Amounts in debt and/or equity financing to Buyer in order to consummate the transactions contemplated by both the KFM Agreement and this Agreement.
55    “Commitment Parties” means, collectively, Bayou City Energy III, L.P., BCE-Mach Holdings II, LLC, UBS AG, Stamford Branch and UBS Securities LLC.
56    “Confidentiality Agreement” means that certain Confidentiality Agreement dated October 1, 2019 by and between AMR and BCE-Mach LLC.
57    “Consent” has the meaning set forth in Section 7.4.
58    “Continuing Employee” has the meaning set forth in Section 15.1.
59    “Continuing Employee Records” shall mean the following current employment and current personnel information with respect to each Continuing Employee, in each case, to the extent permitted by applicable Law: salary, wage grade, job function, variable compensation targets, performance documentation, and business and personal mailing addresses and telephone numbers, including as applicable, any applicable employment-related agreements, Family and Medical Leave Act (or similar) records and Forms I-9 (Employment Eligibility Verification) related to such Continuing Employee; provided that Continuing Employee Records shall not include any medical records.
60    “Contract” means any contract or agreement, but excluding, however, (a) any Lease, easement, right-of-way or other instrument, in each case, creating any oil and gas mineral interests or other real property interests, or (b) any Permit.
61    “COPAS” shall mean the Accounting Procedures promulgated by the Council of Petroleum Accountants Societies.
62    “Cure Costs” has the meaning set forth in Section 2.4(a).
63    “Cure Period” has the meaning set forth in Section 5.2(c).
64    “Customary Post Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer, that are customarily and reasonably obtained after the assignment of properties similar to the Assets.
65    “Debt Financing Related Parties” means the Debt Financing Sources and other lenders from time to time party to agreements related to the Commitment, their Affiliates and their and their Affiliates’ respective Representatives and their respective successors and permitted assigns.
66    “Debt Financing Sources” means the lenders, arrangers and bookrunners (including the lenders) (or any of their Affiliates) party from time to time to the Commitment Documentation.
“Deed” means that Surface and Mineral Deed from Seller to Buyer, pertaining to the fee minerals and surface fee interests included in the Assets, substantially in the form attached to this Agreement as Exhibit B-2.
67    “Deloitte” has the meaning set forth in Section 3.5.
68    “Defect Claim Date” means on or before 5:00 p.m. (Central Prevailing Time) on the date that is 30 days after the Original Execution Date.
69    “Defensible Title” means such right, title and interest of Seller that, although not constituting perfect, merchantable or marketable title, (x) is deducible of record or, (y) if not deducible of record, title evidenced by spacing and forced pooling orders promulgated by the OCC, or by elections made pursuant to joint operating agreements, production sharing agreements, pooling agreements or unitization agreements which, in each case of (x) and (y), as of the Effective Time and the Defect Claim Date, subject to Permitted Encumbrances:
(a)    with respect to each Title Well shown in Exhibit A-1, entitles Seller to receive not less than the Net Revenue Interest shown in Exhibit A-1 for such Title Well throughout the productive life of such Title Well, except for (i) decreases in connection with those operations in which Seller may from and after the Original Execution Date elect to be a non-consenting co-owner (to the extent permitted by this Agreement), (ii) decreases resulting from the establishment or amendment from and after the Original Execution Date of pools or units (to the extent permitted by this Agreement), including amendments to forced pooling orders promulgated by the OCC, (iii) decreases resulting from changes in tract or production allocations resulting from elections by Third Parties to participate or not participate in operations after the Original Execution Date, (iv) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past underdeliveries, (v) decreases resulting from actions taken on behalf of or directed by Buyer, (vi) decreases resulting from any reversion of interest to a co-owner with respect to operations in which such co-owner, after the Original Execution Date, elects not to consent and (vii) as otherwise expressly stated in Exhibit A-1;
(b)    with respect to each Title Well shown in Exhibit A-1, obligates Seller to bear a percentage of the costs and expenses for the development and maintenance of, and operations relating to, such Title Well of not more than the Working Interest shown in Exhibit A-1 for such Title Well throughout the productive life of such Title Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Original Execution Date under applicable operating agreements, (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest with respect to such Title Well, (iii) increases resulting from changes in tract or production allocations resulting from elections by Third Parties to participate or not participate in operations after the Original Execution Date, (iv) increases resulting from actions taken on behalf of or directed by Buyer, (v) increases resulting from the establishment or amendment from and after the Original Execution Date of pools or units (to the extent permitted by this Agreement), including amendments to forced pooling orders promulgated by the OCC and (vi) as otherwise expressly stated in Exhibit A-1; and
(c)    with respect to each Subject Property, is Free and Clear,
in each case, only as to the applicable Target Formation for the applicable Subject Property.
70    “Deposit” has the meaning set forth in Section 3.2(a).
71    “Designation Deadline” means 5:00 p.m. (Central Time) on the date that is five Business Days prior to the Target Closing Date, or such later date as Buyer and Seller shall mutually agree and, if applicable, as the Bankruptcy Court may authorize.
72    “Dispute Notice” has the meaning set forth in Section 3.4(a).
73    “Effective Time” means 12:01 a.m. (Central Prevailing Time) on January 1, 2020.
“Encumbrance” means all liens, whether consensual or statutory (including mechanic’s, materialman’s, carrier’s, repairer’s, contractor’s and other similar liens arising under applicable Laws), replacement liens, adequate protection liens or other liens granted under Sections 361, 363 or 364 of the Bankruptcy Code, mortgages, deeds of trust, hypothecations, pledges, security interests, charges, options and transfer restrictions, including without limitation, rights of first refusal or first offer, defect or objection liens, easements, encroachments or servitudes, in each case, that constitutes an “interest” for purposes of Bankruptcy Code § 363(f), including without limitation those charges or interests in property within the meaning of “lien” under Bankruptcy Code § 101(37) or any other limitation, restriction or interest that constitutes an “interest” for the purposes of Bankruptcy Code § 363(f).

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

74    “Environmental Arbitrator” has the meaning set forth in Section 6.1(f).
75    “Environmental Condition” means a condition that causes a Property (or Seller with respect to a Property) not to be in compliance with or subject to Liability under an Environmental Law. For the avoidance of doubt, (a) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” shall, in each case, not form the basis of an Environmental Condition, (b) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Condition, and (c) except with respect to Personal Property (i) that causes or has caused contamination of soil, surface water or groundwater or (ii) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface Personal Property, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Condition.
76    “Environmental Defect” means an Environmental Condition existing on the Original Execution Date or the Defect Claim Date with respect to any Property.
77    “Environmental Defect Notice” and “Environmental Defect Notices” have the meanings set forth in Section 6.1(a).
78    “Environmental Defect Property” has the meaning set forth in Section 6.1(a).
79    “Environmental Disputes” has the meaning set forth in Section 6.1(f).
80    “Environmental Laws” means any applicable Law relating to public or worker health or safety (regarding Hazardous Materials), pollution or the protection of the environment, including air, water, or land. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Authority.
81    “Environmental Liability” means any Liability (a) resulting from or attributable to the actual or threatened Release of Hazardous Materials into the environment or resulting from or attributable to exposure to Hazardous Materials; (b) resulting from or attributable to the generation, manufacture, processing, distribution, use, treatment, storage, Release or threatened Release, transport or handling of Hazardous Materials; or (c) otherwise arising under or related to Environmental Laws or the violation thereof.
82    “ERISA” means the Employee Retirement Income Security Act of 1974.
83    “ERISA Affiliate” means any Person that, together with Seller or any of its Affiliates, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.
84    “Escrow Account” means the account maintained by Escrow Agent in connection with the Escrow Agreement.
85    “Escrow Agent” means Prime Clerk LLC.
86    “Escrow Agreement” means that certain Escrow Agreement to be entered into by and among Buyer, Seller and Escrow Agent at Closing in substantially the form attached hereto as Exhibit H.
87    “Excluded Assets” has the meaning set forth in Section 2.2.
88    “Excluded Contracts” means all Applicable Contracts, other than Assigned Contracts.
89    “Excluded Persons and Entities” means each of (a) KFM Holdco, LLC, (b) High Mesa Inc. and all of its subsidiaries, (c) Alta Mesa Resources, Inc., and its subsidiaries, (d) Riverstone VI Alta Mesa Holdings, L.P. and any of its related Persons or Entities that would otherwise be included in the definition of Representatives (as defined in the Sale Order) of Buyer or the Buyer Parties, in their respective capacities as equity holders or Affiliates of Buyer or any of the Buyer Parties, (e) HPS Investment Partners, LLC and any of its related Persons or Entities that would otherwise be included in the definition of Representatives (as defined in the Sale Order) of Buyer or the Buyer Parties, in their respective capacities as equity holders or Affiliates of Buyer or any of the Buyer Parties.
90     “Execution Date” has the meaning set forth in first paragraph herein.
91    “FCC” means the Federal Communications Commission.
92    “FCC Licenses” means any licenses, permits, certificates, approvals, franchises, consents, waivers, registrations or other authorizations issued by the FCC.
93    “Fee Letters” has the meaning set forth in Section 9.4(a).
94    “Final Order” means any award, decision, decree, settlement, order, injunction, ruling, judgment, or consent of or entered, issued, made or rendered by any Governmental Authority as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.
95    “Final Settlement Statement” has the meaning set forth in Section 3.4(b).
96    “Free and Clear” means free and clear of all claims, Encumbrances or Liabilities other than the Assumed Obligations and Permitted Encumbrances, in each case to the maximum extent permitted by section 363(f) of the Bankruptcy Code.
97    “GAAP” means generally accepted accounting principles as used in the United States of America.
98    “Gathering Agreements” means, collectively, (a) that certain Crude Oil Gathering Agreement by and between OEA and Kingfisher Midstream, LLC, dated as of August 31, 2015; (b) that certain Gas Gathering and Processing Agreement, by and between OEA and Kingfisher Midstream, LLC, dated as of August 31, 2015; and (c) that certain Water Gathering and Disposal Agreement, by and between OEA and Oklahoma Produced Water Solutions, LLC, dated as of October 1, 2018, in each case, as amended, modified or supplemented from time to time.
99    “Governmental Authority” means any federal, state, county, city, local, municipal, tribal, foreign or other government; any governmental, quasi-governmental, regulatory or administrative agency, commission, department, board, bureau, body, official or other authority or instrumentality exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court, arbitral body (public or private) or other tribunal, including any tribal authority having or asserting jurisdiction with respect to the Properties.
100    “Hazardous Materials” means any: (a) pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, products or chemicals that are regulated by or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “chemical substance,” “toxic pollutant,” “contaminant” or “pollutant”, or may form the basis of liability under, any Environmental Laws; (b) Hydrocarbons, petroleum, petrochemical or petroleum products, petroleum substances, natural gas liquid, condensate, natural gas, crude oil or any components, fractionations or derivatives thereof or any mixtures containing any of the foregoing; (c) oil and gas exploration and production wastes, including produced and flow back waters; and (d) asbestos containing materials, mercury, polychlorinated biphenyls, mold, radioactive materials, urea formaldehyde foam insulation, or radon gas.
101    “Highest or Best Proposal” shall mean any bona fide proposal or offer to or from a Person other than Buyer or its representatives with respect to (a) any plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or equity interests or restructuring involving the Assets, or (b) any other direct or indirect acquisition involving the Assets, that, in each case, the independent manager of AMHGP has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, would, if consummated, result in the highest or otherwise best transaction for Seller, taking into account all terms thereof, including (x) the likelihood and timing of consummation, and (y) all material legal, financial (including the financing terms of any such proposal), conditionality, regulatory and other aspects of such proposal.
102    “Hydrocarbons” means oil, gas and other hydrocarbons (including casinghead gas and condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination thereof, and sulphur, carbon dioxide and any other minerals extracted from, attributable to or produced in association therewith.
103    “Imbalances” means all Well Imbalances and Pipeline Imbalances.
104    “Indemnified Party” has the meaning set forth in Section 13.5(a).
105    “Indemnifying Party” has the meaning set forth in Section 13.5(a).
106    “Individual Environmental Defect Threshold” has the meaning set forth in Section 6.1(e).
107    “Individual Title Defect Threshold” has the meaning set forth in Section 5.2(h).
108    “Initial Applicable Contract Notice” has the meaning set forth in Section 2.4(d).
109    “Instruments of Conveyance” means, collectively, the Assignment and Deed.
110    “Interim Period” means the period of time commencing with the Effective Time and ending immediately prior to Closing.
111    “KFM Agreement” means the Amended and Restated Purchase and Sale Agreement by and among Kingfisher Midstream, LLC, Oklahoma Produced Water Solutions, LLC, Kingfisher STACK Oil Pipeline, and Cimarron Express Pipeline, LLC (the “KFM Sellers”), and Buyer dated January 17, 2020.
112    “KFM Sellers” has the meaning set forth in the definition of “KFM Agreement”.
113    “Knowledge” means, (i) with respect to Seller, the actual knowledge (without due investigation or inquiry) of the following Persons: Mark Castiglione, John Regan, John Campbell, David Murrell and Randy Limbacher; and (ii) with respect to Buyer, the actual knowledge (without due investigation or inquiry) of the following Persons: Daniel T. Reineke, Jr. and Kevin White.
114    “Law” means any applicable statute, law (including any obligation arising under the common law), rule, statute, act, regulation, ordinance, order, code, ruling, writ, injunction, award, judgment, decree or other official act of or by any Governmental Authority.
115    “Leases” has the meaning set forth in Section 2.1(a).
116    “Liabilities” means any and all claims, causes of actions, payments, charges, judgments, assessments, losses, monetary damages, penalties, fines, fees, Taxes, interest obligations, deficiencies, debts, obligations, costs and expenses and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), including any amounts paid in settlement, interest, court costs, costs of investigators, attorneys’ fees, legal or other expenses incurred in connection therewith.
117    “Liquidating Trust” means a liquidating or similar trust as may be established with respect to Seller’s estate in conjunction with the Chapter 11 Cases.
118    “Liquidating Trustee” means the trustees or other representative of the Liquidating Trust.
119    “Material Adverse Effect” means, with respect to Seller, any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an event) (whether foreseeable or not and whether covered by insurance or not) that, individually or in the aggregate, has resulted or could reasonably be expected to result in, (x) a material adverse effect upon the ability of Seller to consummate the transactions contemplated by this Agreement, or to perform its obligations hereunder, or (y) a material adverse effect on the ownership, operation, financial condition or value of the Assets, taken as a whole, as currently owned and operated as of the Original Execution Date; provided, however, that Material Adverse Effect shall not include such material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates, or general market prices in the Hydrocarbon exploration, production, development, processing, gathering or transportation industry generally) in the area in which the Assets are located, the United States or worldwide; (c) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (d) acts of God, including hurricanes, storms or other naturally occurring events; (e) acts or failures to act of Governmental Authorities, except as a result of the action or inaction of Seller or its Affiliates; (f) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (g) any actions taken or omitted to be taken by or at the written request or with the prior written consent of Buyer or required by the terms of this Agreement; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement, including matters to the extent a downward purchase price adjustment is provided for under this Agreement; (i) any change in Laws or in GAAP and any interpretations thereof from and after the Original Execution Date; (j) Casualty or Condemnation Losses; (k) any reclassification or recalculation of reserves; (l) natural declines in well performance; (m) the commencement or pendency of the Chapter 11 Case; (n) any objections in the Bankruptcy Court to (i) this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) the reorganization of Seller and any related plan of reorganization or disclosure statement, (iii) the Bidding Procedures or the sale motion, or (iv) the assumption or rejection of any Material Contract; (o) any order of the Bankruptcy Court (except any such order that would preclude or prohibit Seller from consummating the transactions contemplated by this Agreement) or any actions or omissions of Seller in compliance therewith; and (p) any of the matters disclosed on any Exhibit or Schedule to this Agreement.
120    “Material Contracts” has the meaning set forth in Section 7.7.
121    “Net Revenue Interest” means, with respect to any Title Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Title Well, after giving effect to all Burdens.
122    “New Commitment” has the meaning set forth in Section 9.4(b)(iv).
123    “NORM” means naturally occurring radioactive material.
124    “OCC” means the Oklahoma Corporation Commission.
125    “OEA” has the meaning set forth in the first paragraph herein.
126    “OEMGP” has the meaning set forth in the first paragraph herein.
“Offered Employees” has the meaning set forth in Section 15.1.
“OneOk” means Oneok Gas Transportation, LLC.
“OneOk Contracts” means, collectively, the Applicable Contracts between Seller and OneOk or any Affiliate of OneOk, and “OneOk” means any of them.
127    “Operating Expenses” means all (a) operating expenses (including costs of insurance) and capital expenditures paid or payable to Third Parties incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, under and pursuant to the relevant operating or unit agreement or forced pooling order, if any and (b) all Third Party overhead costs charged to the Assets under the relevant operating or unit agreement or forced pooling order (in each case, to the extent the same is an Assigned Contract), if any; but excluding (in all cases) Liabilities attributable to (i) personal injury or death, property damage, torts, breach of contract or violation of any Law, (ii) obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits, (iii) Environmental Liabilities, (iv) obligations with respect to Imbalances, (v) obligations to pay Burdens or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including Suspense Funds, (vi) obligations with respect to hedging Contracts, (vii) obligations with respect to Taxes, (viii) any costs or expenses incurred to cure or remediate (or to attempt to cure or remediate) any Title Defects or Environmental Defects (including any Title Defect Amounts or Remediation Amounts), (ix) amounts (if any) incurred to obtain any Required Consent, (x) any amounts incurred to cure or attempt to cure any breaches of this Agreement or any Casualty or Condemnation Loss, (xi) any Cure Costs, (xii) any costs to maintain Asset Credit Support and (xiii) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (i) through (xii), whether such claims are made pursuant to contract or otherwise.
128    “Operations Wells” has the meaning set forth in Section 2.1(b).
129    “Original Agreement” has the meaning set forth in the Recitals.
130    “Original Execution Date” has the meaning set forth in the Recitals.
131    “Original Deposit” has the meaning set forth in Section 3.2(a).
132    “Outside Termination Date” means April 15, 2020.
133    “Party” and “Parties” have the meanings set forth in the first paragraph herein.
134    “Permit” has the meaning set forth in Section 2.1(d).
135    “Permitted Encumbrances” means:
(a)    the terms and conditions of all Applicable Contracts, Leases and Burdens if the net cumulative effect of such Applicable Contracts, Leases and Burdens does not: (i) materially interfere with the operation or use of the Assets as currently operated and used; (ii) decrease the Net Revenue Interest with respect to any Title Well to an amount less than the Net Revenue Interest set forth in Exhibit A-1 for such Title Well; or (iii) obligate Seller to bear a Working Interest with respect to any Title Well in an amount greater than the Working Interest set forth in Exhibit A-1 for such Title Well (unless the Net Revenue Interest for such Title Well is greater than the Net Revenue Interest set forth in Exhibit A-1 in the same proportion as any increase in such Working Interest);
(b)    Preferential Purchase Rights;
(c)    liens for Taxes or assessments (A) (i) not yet due or delinquent; (ii) the nonpayment of which is permitted or required by the Bankruptcy Code; or (iii) that if delinquent, that are being contested in good faith by appropriate proceedings by or on behalf of Seller, (B) are set forth on Schedule 1.1, and (C) that are permanently and fully extinguished with respect to the Assets pursuant to the Sale Order;
(d)    any Consents (including Customary Post Closing Consents), and any required notices to, or filings with, Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement;
(e)    excepting circumstances where such rights have already been triggered, conventional rights of reassignment upon final intention to abandon or release the Assets, or any of them;
(f)    such Title Defects as Buyer has waived or is deemed to have been waived pursuant to the terms of this Agreement;
(g)    all applicable Laws and all rights reserved to or vested in any Governmental Authority: (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any Asset; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Asset to any Governmental Authority with respect to any franchise, grant, license or permit;
(h)    rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership, in each case, to the extent the same does not: (i) materially interfere with the operation or use of the Assets as currently operated and used; (ii) decrease the Net Revenue Interest with respect to any Title Well to an amount less than the Net Revenue Interest set forth in Exhibit A-1 for such Title Well; or (iii) obligate Seller to bear a Working Interest with respect to any Title Well in an amount greater than the Working Interest set forth in Exhibit A-1 for such Title Well (unless the Net Revenue Interest for such Title Well is greater than the Net Revenue Interest set forth in Exhibit A-1 in the same proportion as any increase in such Working Interest);
(i)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other similar rights for the purpose of surface or other operations, facilities, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines and other like purposes, or for the joint or common use of the lands, rights-of-way, facilities and equipment, in each case, to the extent the same does not: (i) materially interfere with the operation or use of the Assets as currently operated and used; (ii) decrease the Net Revenue Interest with respect to any Title Well to an amount less than the Net Revenue Interest set forth in Exhibit A-1 for such Title Well; or (iii) obligate Seller to bear a Working Interest with respect to any Title Well in an amount greater than the Working Interest set forth in Exhibit A-1 for such Title Well (unless the Net Revenue Interest for such Title Well is greater than the Net Revenue Interest set forth in Exhibit A-1 in the same proportion as any increase in such Working Interest);
(j)    vendor’s, carrier’s, warehousemen’s, repairmen’s, mechanic’s, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations (i) which are not yet due or (ii) if delinquent, that are being contested in good faith by appropriate proceedings by or on behalf of Seller and are set forth on Schedule 1.1 and, in each case of (i) and (ii), that will be permanently and fully extinguished with respect to the Assets pursuant to the Sale Order;
(k)    liens created under Leases, Permits, easements, rights-of-way or Applicable Contracts, or by operation of Law in respect of obligations which (i) are not yet due or (ii), if delinquent, which are being contested in good faith by appropriate proceedings by or on behalf of Seller and are set forth on Schedule 1.1 and, in each case of (i) and (ii), that will be permanently and fully extinguished with respect to the Assets pursuant to the Sale Order;
(l)    any Encumbrance affecting the Assets that is permanently and fully discharged by Seller at or prior to Closing;
(m)    any matters set forth in Exhibit A or Exhibit A-1, all litigation and claims set forth on Schedule 7.6 and all Imbalances set forth on Schedule 7.15;
(n)    limitations (including drilling and operating limitations) imposed on the Assets by reason of the rights of subsurface owners or operators in a common property (including the rights of coal, utility and timber owners), in each case, to the extent the same does not prevent or materially impair the operation or use of the Assets subject thereto as currently operated and used and are set forth on Schedule 1.1;
(o)    all depth restrictions or limitations applicable to any Asset set forth in Exhibit A or Exhibit A-1;
(p)    any matter that would not constitute a Title Defect under the terms of this Agreement; and
(q)    all other Encumbrances, instruments, obligations, defects and irregularities affecting the Assets that individually or in the aggregate that do not: (i) materially interfere with the ownership, operation or use of the Assets as currently operated and used; (ii) decrease the Net Revenue Interest with respect to any Title Well to an amount less than the Net Revenue Interest set forth in Exhibit A-1 for such Title Well; or (iii) obligate Seller to bear a Working Interest with respect to any Title Well in an amount greater than the Working Interest set forth in Exhibit A-1 for such Title Well (unless the Net Revenue Interest for such Title Well is greater than the Net Revenue Interest set forth in Exhibit A-1 in the same proportion as any increase in such Working Interest).
136    “Person” means any individual, firm, corporation, company, partnership, joint venture, limited partnership, limited liability company, association, trust, estate, labor union, organization, Governmental Authority or any other entity.
137    “Personal Property” has the meaning set forth in Section 2.1(c).
138    “Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the gathering, transportation, marketing, storage or processing (including any production handling and processing at a separation facility) and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility, including corresponding cash settlement obligations.
139    “Preferential Purchase Right” has the meaning set forth in Section 7.9.
140    “Production Taxes” has the meaning set forth in Section 16.2(d).
141    “Property” and “Properties” has the meaning set forth in Section 2.1(b).
142    “Property Taxes” has the meaning set forth in Section 16.2(c).
143    “PUD Location” means the interest in Hydrocarbons that would be produced from or attributable to a hypothetical well (or recompletion of a Well) as identified on Exhibit A-6.
144    “Purchase Price” has the meaning set forth in Section 3.1.
145    “Push-Out Election” has the meaning set forth in Section 16.2(g).
146    “Records” has the meaning set forth in Section 2.1(i).
147    “Release” means any presence, releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.
148    “Remediation” means, with respect to any Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required or necessary under Environmental Laws to fully correct or remove such Environmental Condition.
149    “Remediation Amount” means, with respect to any Environmental Condition asserted in relation to an Environmental Defect Notice, the cost (net to Seller’s interest in the Assets) of the lowest cost Remediation of such Environmental Condition that is effective and reasonably available and in full compliance with Environmental Laws; provided, however, that “Remediation Amount” shall not include (a) the costs of Buyer’s or its Affiliates’ employees, or, if Seller is conducting the Remediation, Buyer’s project manager(s) or attorneys, (b) expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Condition (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with Permit renewal/amendment activities), (c) overhead costs of Buyer or its Affiliates, or (d) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials or NORM unless resulting in a violation of Environmental Laws. The lowest cost Remediation may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of Remediation, to the extent such responses are permitted and allowed under Environmental Laws.
150    “Required Consent” has the meaning set forth in Section 5.4(b)(i).
151    “Required Amounts” has the meaning set forth in Section 9.4(a).
152    “Sale Area” means that area set forth on Exhibit A-7.
153    “Sale Order” means an order of the Bankruptcy Court substantially in the form attached hereto as Exhibit F authorizing and approving, inter alia, the sale of the Assets to Buyer on the terms and conditions set forth herein, Free and Clear, the releases set forth therein, and authorizing and approving the assumption and assignment of the Assigned Contracts to Buyer.
154    “Section 754 Election” has the meaning set forth in Section 16.2(g).
155    “Seller” has the meaning set forth in the first paragraph herein.
156    “Seller Indemnified Parties” has the meaning set forth in Section 13.2.
157    “Seller Non-Recourse Party” has the meaning set forth in Section 16.20(a).
158    “Seller Party” means each of AMH, AMHGP, OEMGP, AMFSC, AMSLP and OEA, individually.
159    “Seller Representatives” means each Seller Party and its respective members, partners or shareholders, as the case may be, and its Affiliates and its and their respective successors and assigns, and the officers, board of directors or managers, employees, agents, advisors and representatives of all of the foregoing Persons.
160    “Seller Taxes” means any (a) income, capital gains, franchise or similar Taxes of Seller or its Affiliates, (b) Asset Taxes allocated to Seller pursuant to Section 16.2 taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of the adjustments to the Purchase Price made pursuant to Section 3.3 or 3.4, as applicable, (c) Taxes attributable to the Excluded Assets and (d) Taxes (other than Taxes described in clause (a), (b) or (c)) attributable to the Assets for periods (or portions thereof) before the Effective Time.
161    “Subject Property” means any Title Well.
162    “Successful Bid” has the meaning set forth in the Bidding Procedures Order.
163    “Successful Bidder” means the bidder for the Assets with the highest or otherwise best bid for the Assets as determined in accordance with the Bidding Procedures.
164    “Supplemental Applicable Contract Notice” has the meaning set forth in Section 2.4(d).
165    “Supplemental Deposit” has the meaning set forth in Section 3.2(a).
166    “Suspense Funds” means funds held in suspense (including funds held in suspense for unleased interests and penalties and interest) that are attributable to the Assets or any interests pooled, unitized or communitized therewith.
167    “Target Closing Date” has the meaning set forth in Section 12.1.
168    “Target Formation” means, as to any Well, the formation from which such Title Well is producing on the Original Execution Date, and as to any PUD Location, the formation set forth on Exhibit A‑6 for such PUD Location.
169    “Tax” or “Taxes” means all (a) taxes, assessments, duties, levies, imposts, unclaimed property and escheat obligations or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest and (b) any liability in respect of any items described in clause (a) above that arises by reason of a Contract, transferee or successor liability or operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.
170    “Tax Partnership” has the meaning set forth in Section 7.11.
171    “Tax Return” means any return, declaration, report or information return (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax.
172    “Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
173    “Third Party Claim” has the meaning set forth in Section 13.5(b).
174    “Title Arbitrator” has the meaning set forth in Section 5.2(i).
175    “Title Benefit” means any right, circumstance or condition that operates to (a) increase the Net Revenue Interest for any Title Well such that the actual Net Revenue Interest for such Title Well is greater than the Net Revenue Interest shown in Exhibit A-1 for such Title Well to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein, or (b) decrease the Working Interest for any Title Well such that the actual Working Interest for such Well is less than the Working Interest shown in Exhibit A-1 for such Title Well to the extent the same does not cause any decrease in the Net Revenue Interest for such Title Well shown in Exhibit A-1 for such Title Well.
176    “Title Benefit Amount” means, with respect to any Title Benefit Property, the amount equal to the increase in the Allocated Value for such Title Benefit Property as determined pursuant to Section 5.2(g) or Section 5.2(i).
177    “Title Benefit Notice” has the meaning set forth in Section 5.2(b).
178    “Title Benefit Property” has the meaning set forth in Section 5.2(b).
179    “Title Defect” means any title failure, loss of title or Encumbrance that causes Seller not to have Defensible Title in and to any Subject Property; provided that the following shall not be considered Title Defects:
(a)    defects in the chain of title consisting of the failure to recite marital status in a document or the omissions of (i) affidavits or similar instruments reflecting heirship or (ii) estate proceedings, unless Buyer provides evidence that such failure would result in another Person’s superior claim of title to the relevant Subject Property;
(b)    defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;
(c)    defects arising out of lack of corporate or other entity authorization in the public records, unless Buyer provides evidence that such corporate or other entity action would result in another Person’s superior claim of title to the relevant Subject Property;
(d)    defects based on a gap in Seller’s chain of title to any Subject Property in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;
(e)    defects based upon the failure to record (i) any state or federal Leases or right-of-way included in the Assets or any assignments of interests in such Leases or rights-of-way included in the Assets or (ii) any forced pooling order executed and delivered by the OCC, in each case, in any applicable county records, unless such failure would result in another Person’s superior claim of title to the relevant Subject Property; and the Parties acknowledge that in the event of any defects, discrepancies or irregularities in the Working Interests or Net Revenue Interests in the Assets as evidenced in the chain of title records in any applicable county as compared to any forced pooling order subsequently executed and delivered by the OCC, the Working Interests and Net Revenue Interests as evidenced in such forced pooling order shall control for all purposes of this Agreement;
(f)    defects based upon the exercise of any Preferential Purchase Right after the Original Execution Date;
(g)    defects based solely on the failure of any of the Leases to have pooling provisions;
(h)    any Encumbrance or loss of title resulting from Seller’s conduct of business after the Original Execution Date pursuant to actions specifically required of Seller pursuant to this Agreement or otherwise in compliance with this Agreement;
(i)    defects arising from any change in Laws after the Original Execution Date, including changes that would raise the minimum landowner royalty;
(j)    defects that affect only which Person has the right to receive Burden payments (rather than the amount of the proper payment of such Burden payment) and that do not affect the validity of the underlying Lease, in each case, to the extent the same does not operate to: (i) materially interfere with the operation or use of the Assets as currently operated and used; (ii) decrease the Net Revenue Interest with respect to any Title Well to an amount less than the Net Revenue Interest set forth in Exhibit A-1 for such Title Well; or (iii) obligate Seller to bear a Working Interest with respect to any Title Well in an amount greater than the Working Interest set forth in Exhibit A-1 for such Title Well (unless the Net Revenue Interest for such Title Well is greater than the Net Revenue Interest set forth in Exhibit A-1 in the same proportion as any increase in such Working Interest);
(k)    defects arising from any Encumbrance created under deeds of trust, mortgages and similar instruments by the lessor under a Lease, which Encumbrance has not been subordinated to the lessee’s interest and for which a reasonably prudent lessee would not customarily seek a subordination of such Encumbrance to the oil and gas leasehold estate prior to conducting drilling activities on the applicable Lease and, in each case, excluding any such Encumbrance if a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee or trustee thereunder;
(l)    defects arising from any Encumbrance created by a mineral owner which has not been subordinated to the lessee’s interest, unless a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee thereunder, and in such case such mortgage has not been subordinated to the Lease applicable to such Asset;
(m)    defects based solely on: (i) lack of information in Seller’s files, (ii) references to an unrecorded document to which neither Seller nor any Affiliate of Seller is a party, if such document is not in Seller’s files, or (iii) any Tax assessment, Tax payment or similar records or the absence of such activities or records;
(n)    defects arising from any prior oil and gas lease relating to the lands covered by the Leases or Units not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and would result in another Person’s actual and superior claim of title to the relevant Lease or Title Well;
(o)    all defects or irregularities resulting from the failure to record releases, Encumbrances or production payments that have expired on their own terms; and
(p)    any maintenance of uniform interest provision in any Assigned Contract.
180    “Title Defect Amount” has the meaning set forth in Section 5.2(d)(i).
181    “Title Defect Notice” has the meaning set forth in Section 5.2(a).
182    “Title Defect Property” has the meaning set forth in Section 5.2(a).
183    “Title Disputes” has the meaning set forth in Section 5.2(i).
184    “Title Well” means a Well or PUD Location, as applicable.
185    “Transaction” has the meaning set forth in the recitals of this Agreement.
186    “Transaction Documents” means those documents executed or delivered pursuant to or in connection with this Agreement on the Closing Date.
187    “Transfer Taxes” means any sales, use, excise, real property transfer, registration, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers to Buyer contemplated by this Agreement as well as any interest, penalty or addition thereto whether disputed or not.
188    “Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of amended, succeeding, similar, substitute, proposed or final Treasury Regulations.
189    “Units” has the meaning set forth in Section 2.1(a).
190    “Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the share of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead.
191    “Wells” has the meaning set forth in Section 2.1(b).
192    “Willful Breach” means, with respect to any Party, that such Party knowingly does one or more of the following: (a) such Party willfully and intentionally breaches in any material respect (by refusing to perform or taking an action prohibited) any material pre-Closing covenant, obligation or agreement applicable to such Party, or (b) such Party willfully and intentionally causes any of its representations or warranties under this Agreement to not be true and correct in all material respects after the Original Execution Date and prior to the Closing Date. For clarity, if a Party is obligated hereunder to use its commercially reasonable efforts to perform an action or to achieve a result, the failure to use such commercially reasonable efforts would constitute a willful and intentional breach of this Agreement.
193    “Working Interest” means, with respect to any Lease or Title Well, the interest in and to such Lease or Title Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Title Well, but without regard to the effect of any Burdens.
1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means including without limitation. Unless expressly provided to the contrary, the word “or” is not exclusive. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP as in effect from time to time. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Except as expressly provided otherwise in this Agreement, references to any Law or agreement means such Law or agreement as it may be amended from time to time. References to any date shall mean such date in Houston, Texas and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in Houston, Texas. The word “extent” in the phrase “to the extent” shall mean the degree or proportion to which a subject or other thing extends, and such phrase shall not mean simply “if.” If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

ARTICLE II
ASSET ACQUISITION
2.1    Asset Acquisition. Upon the terms and subject to the conditions of this Agreement, and for the consideration specified in Section 3.1, Seller agrees to sell, assign, transfer and convey, and Buyer agrees to purchase and pay for, all of Seller’s right, title and interest in and to the following assets (less and except for the Excluded Assets, such interest of Seller in such assets, collectively, the “Assets”):
(a)    all Hydrocarbon leases (and all leasehold estates created thereby), subleases, mineral fee interests, working interests, overriding royalties, production payments, net profits interests, non-participating royalty interests, non-participating mineral interests, carried interests, options, rights to Hydrocarbons in place, and all other oil and gas interests of any kind or character derived therefrom, in each case, located within the Sale Area, including all such interests described in Exhibit A (Seller’s interest in such leases and other interests, the “Leases”), together with all rights, privileges, benefits and powers conferred upon Seller as the holder of the Leases with respect to the use and occupation of the surface of the lands covered thereby, and together with any and all rights, titles and interests of Seller in and to any units or pooling arrangements (including statutory forced pooling orders) wherein all or any part of the Leases are pooled or unitized, including the units and pooling arrangements set forth in Exhibit A (Seller’s interest in such units or pools, the “Units”), and including all interests of Seller derived from the Leases in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease;
(b)    (i) each of the Hydrocarbon wells located on or under the Leases or the Units (whether or not completed), including the wells set forth on Exhibit A-1, whether such wells are producing, shut-in or abandoned (Seller’s interest in such wells, the “Wells”), and (ii) each of the fresh water wells, injection wells, salt water disposal wells and other wells of every nature and kind located on the Leases or Units, including the wells set forth on Exhibit A-2, whether such wells are currently in use or temporarily shut in or abandoned (the “Operations Wells”, and collectively with the Leases, Units and Wells, the “Properties”, and each individually a “Property”);
(c)    all equipment, gathering systems, pipelines, flow lines, water lines, machinery, fixtures, improvements and other real, personal and mixed property, operational or nonoperational that is located on the lands within the Sale Area or otherwise used in connection with the Properties or the other Assets, including well equipment, casing, tubing, pumps, motors, machinery, rods, tanks, tank batteries, pipes, compressors, meters, separators, heaters, treaters, boilers, fixtures, structures, materials and other items and appurtenances relating to or used in connection with the ownership or operation of the Properties or the other Assets (Seller’s interest in such properties, collectively, the “Personal Property”);
(d)    to the extent assignable (provided that Seller will use commercially reasonable efforts to obtain any necessary consent to assignment, without any obligation to incur any out-of-pocket cost or expense or provide any other consideration), any permit, license, registration, consent, order, approval, variance, exemption, waiver, franchise, right or other authorization (in each case) of any Governmental Authority (the “Permits”) relating to the ownership or operation of the Properties, but excluding FCC Licenses;
(e)    to the extent assignable (provided that Seller will use commercially reasonable efforts to obtain any necessary consent to assignment, without any obligation to incur any out-of-pocket cost or expense or provide any other consideration), all of the easements, rights-of-way, surface fee interests, surface leases, surface use agreements and other surface usage rights existing as of the Closing Date to the extent used in connection with the ownership or operation of the Properties or other Assets, including those set forth on Exhibit A-3 - Part 2;
(f)    all Assigned Contracts;
(g)    subject to the approval of the transfer of any applicable Assigned FCC Licenses (but without limiting Section 12.5), all radio and communication towers, personal computers, SCADA systems and wellhead communications systems and other equipment and automation systems and related telemetry on wells, any central SCADA server and all software associated with any SCADA system (including any network equipment and associated peripherals), all radio and telephone equipment and all licenses relating thereto, in each case that are used in connection with the operation of the Properties or other Assets;
(h)    all offices, warehouses, laydown yards and other similar assets located in the Sale Area (including any owned or leased real or personal property relating thereto), including those described on Exhibit A-5;
(i)    all books, records and files, reports, Asset Tax and accounting records, in each case to the extent relating to the Assets, including: (i) land and title records (including lease files, division order files, Third Party brokerage information, run sheets, mineral ownership reports, abstracts of title, surveys, maps, elections, well files, title opinions and title curative documents); (ii) contract files; (iii) correspondence; (iv) facility files (including construction records); (v) well files, proprietary seismic data and information, production records, electric logs, core data, pressure data, and all related matters; (vi) all licensed geological, geophysical and seismic data and information which is transferable without payment of any Third Party fee (or for which Buyer has agreed in writing to pay such Third Party fee); (vii) the Continuing Employee Records; and (viii) environmental, regulatory, accounting and Asset Tax records; but excluding any of the foregoing items to the extent comprising or otherwise attributable to the Excluded Assets (the foregoing, subject to such exclusion, the “Records”);
(j)    all trucks, cars and vehicles, including those listed on Exhibit A-8;
(k)    all Hydrocarbons produced from or allocated to the Properties on and after the Effective Time and all production proceeds attributable thereto;
(l)    all rights, claims and causes of action (including all audit rights, rights of indemnity, set-off or refunds and any and all rights and interests of Seller under any policy or agreement of insurance) of Seller to the extent (and only to the extent) such rights, claims or causes of action relate to any of the Assumed Obligations (other than (i) Avoidance Actions which shall be addressed solely by Section 2.1(n) and (ii) any rights, claims and causes of action against any Excluded Persons and Entities);
(m)    those FCC Licenses that are held by Seller or an Affiliate of Seller and described on Exhibit D (the “Assigned FCC Licenses”); and
(n)    except (i) as otherwise released pursuant to the Sale Order and (ii) for any Avoidance Actions against any Excluded Persons and Entities, all Avoidance Actions.
2.2    Excluded Assets. Seller shall reserve and retain, on its own behalf or on behalf of certain of its Affiliates, all of the following assets (the “Excluded Assets”):
(a)    all of Seller’s corporate minute books and corporate Tax or financial records that relate to Seller’s business generally (including the ownership and operation of the Assets);
(b)    except to the extent related to any Assumed Obligations, all trade credits, all accounts receivable, if any, and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time;
(c)    except to the extent related to any Assumed Obligations, all claims, causes of action, manufacturers’ and contractors’ warranties and other rights of Seller arising under or with respect to (i) any Assets that are attributable to periods of time prior to the Effective Time including claims for adjustments or refunds, and (ii) any other Excluded Assets;
(d)    subject to Section 5.3(b), all rights and interests of Seller (i) under any policy or agreement of insurance or (except to the extent related to any Assumed Obligations) indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, and in each of clauses (i) and (iii), except to the extent related to any Assumed Obligations;
(e)    all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time (including all production proceeds attributable thereto) other than those Hydrocarbons produced from or allocated to the Assets and in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time;
(f)    all claims of Seller for refunds of or loss carry forwards with respect to Seller Taxes;
(g)    all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;
(h)    all documents and instruments and other data or information of Seller that may be protected by an attorney-client privilege (other than title opinions, Third Party-authored environmental reports or evaluations, and any documents and instruments that relate to or cover any Assumed Obligations);
(i)    all documents and instruments and other data or information that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties (provided that Seller shall use commercially reasonable efforts to obtain waivers of any such confidentiality arrangements or permit Buyer to execute a joinder agreement with respect thereto, without any obligation to incur any out-of-pocket cost or expense or provide any other consideration);
(j)    except to the extent related to any Assumed Obligations, all audit rights arising under any of the Applicable Contracts or otherwise with respect to (i) any period prior to the Effective Time, with respect to the Assets or (ii) any of the Excluded Assets;
(k)    documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller or its Affiliates, (ii) bids submitted by other prospective purchasers of the Assets or any other interest in the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller or its Affiliates or their respective representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller or its Affiliates or any of their respective representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated in this Agreement;
(l)    Seller’s reserve studies, estimates and evaluations, estimates and valuations of assets or unliquidated liabilities, pilot studies, engineering, production, financial or economic studies, reports or forecasts, and any and all similar forward-looking economic, evaluative, or financial information relating to the Assets, and all licensed geological, geophysical or seismic data which data is non-transferable or which transfer requires the payment of a Third Party fee (unless Buyer agrees in writing to pay such fee);
(m)    any Assets described in Section 2.1(e) or Section 2.1(f) that are not assignable (provided that Seller will use commercially reasonable efforts to obtain any necessary consents to assignment with respect thereto without any obligation to incur any out-of-pocket cost or expense or provide any other consideration);
(n)    the sponsorship of, and all assets attributable to, the Benefit Plans and any other benefit or compensation plan, program, policy, or arrangement of any kind at any time sponsored, maintained, contributed to or required to be contributed to by Seller or any of its Affiliates or under or with respect to which Seller or any of its Affiliates has (or has had) any Liability;
(o)    all drilling rigs and all other properties and assets specifically identified on Exhibit C;
(p)    all master services agreements and similar Contracts and all Excluded Contracts;
(q)    all engagements and similar letters and agreements with Seller’s legal advisors, it being agreed that Buyer shall have no right to claim, own or waive any attorney-client or similar privilege in favor of Seller or any of its Affiliates with respect to the ownership or operation of the Assets; and
(r)    any assets or properties otherwise expressly identified as Excluded Assets under this Agreement.
2.3    Revenues and Expenses. For purposes of determining the amount of the adjustment to the Purchase Price provided for in Section 3.3, the principles set forth in this Section 2.3 shall apply except as expressly provided otherwise in this Agreement. Subject to the preceding sentence: (i) Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds, if any) and shall remain responsible for all Operating Expenses, in each case attributable to the Assets for the period of time prior to the Effective Time, (ii) and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) attributable to the Assets for the period of time from and after the Effective Time, and shall be responsible for all Operating Expenses attributable to the Assets for the period of time from and after the Effective Time. Such amounts that are received or paid prior to Closing shall be accounted for in the Closing Settlement Statement or Final Settlement Statement, as applicable. Such amounts that are received or paid after Closing but prior to the date of the Final Settlement Statement shall be accounted for in the Final Settlement Statement. For the avoidance of doubt, the date an item or work is ordered is not the date of a transaction for settlement purposes in the Closing Settlement Statement or Final Settlement Statement, as applicable, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, is the relevant date (i.e., on an accrual basis). “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP and COPAS standards, as applied by Seller in the ordinary course of business consistent with past practice, subject to the other provisions of this Section 2.3. For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.3, (a) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Wells when they pass through the pipeline connecting into the storage facilities into which they are transported from the lands covered by the applicable Well, or if there are no storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such lands and (b) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Wells when they pass through the delivery point sales meters or similar meters at the entry point into the pipelines through which they are transported from such lands. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings (including gas production meters or sales meters) or gauging and strapping data is not available.
2.4    Assigned Contracts; Cure Costs.
(a)    At the Closing, Buyer shall pay, pursuant to Section 365 of the Bankruptcy Code, Section 1123(b)(2) of the Bankruptcy Code, and the Sale Order, any and all costs or expenses that are required to be paid under sections 365(b)(1)(A), 365(b)(1)(B), and 1123(b)(2) of the Bankruptcy Code, as applicable, to cure any defaults in connection with the assumption and assignment of the Assigned Contracts (such costs or expenses required to be paid by Buyer, the “Cure Costs”). For the avoidance of doubt, (i) Buyer shall pay all Cure Costs in cash at such time as is provided in the preceding sentence, and (ii) neither Buyer nor any Buyer Affiliates shall be required to make any payment of Cure Costs for, and neither Buyer nor any Buyer Affiliates shall assume or have any obligation for any Liabilities with respect to, any Excluded Contract.
(b)    Schedule 2.4 sets forth each Applicable Contract and Seller’s good faith estimate of the amount of the Cure Costs payable in respect of each such Applicable Contract (and if no Cure Cost is estimated to be payable in respect of any Applicable Contract, the amount of such Cure Cost designated for such Applicable Contract shall be “$0.00”). Seller shall use its reasonable best efforts to provide, and to cause the Seller Representatives to provide, financial and other pertinent information regarding the Applicable Contracts, as is reasonably requested by Buyer, including using Seller’s reasonable best efforts to furnish Buyer’s financing sources with such financial and other pertinent information regarding such Applicable Contracts as may be reasonably requested. Seller shall amend or supplement Schedule 2.4 from time to time promptly, and shall provide Buyer written notice thereof, upon its determination that any Seller Party is party to an Applicable Contract that is not then set forth on Schedule 2.4.
(c)    Prior to the Execution Date, and subject to Buyer’s rights under Section 2.4(e) below to subsequently amend such designations, Buyer delivered to Seller schedules of the Applicable Contracts to be assumed by Seller and assigned to Buyer (as Assigned Contracts) at the Closing. Seller shall commence appropriate proceedings before the Bankruptcy Court and otherwise take all reasonably necessary actions in order to determine Cure Costs with respect to any Assigned Contracts including providing sufficient notice in accordance with the Bidding Procedures Order to all counterparties to the Assigned Contracts of their assumption or rejection and, with respect to the Assigned Contracts to be assumed, providing a schedule of Cure Costs. Any Applicable Contracts that are not set forth on such list of Applicable Contracts to be assumed shall be Excluded Contracts and deemed rejected, and shall be an Excluded Asset for all purposes hereof.
(d)    Buyer acknowledges that, prior to the Execution Date, Seller delivered written notices in a form reasonably acceptable to Buyer (the “Initial Applicable Contract Notices”) of the potential assignments of the Applicable Contracts then known to Seller and the proposed Cure Costs for each such Applicable Contract (consistent with Seller’s good faith estimates of such Cure Costs at the times such Initial Applicable Contract Notices were delivered) to all non-debtor parties to such Applicable Contracts, which notice provided notice to each non-debtor party to such Applicable Contract of (i) the proposed Cure Cost for such Applicable Contract and (ii) an objection deadline for such non-debtor party to object to the proposed Cure Cost. To the extent Schedule 2.4 is supplemented from time to time to include additional Applicable Contracts in accordance with Section 2.4(b) above, Seller shall, as promptly as is practicable, deliver written notice (each, a “Supplemental Applicable Contract Notice” and, together with the Initial Applicable Contract Notice, the “Contract Notices”) to the counterparties to such Applicable Contracts of the potential assignment of such Applicable Contracts and the proposed Cure Costs for such Applicable Contracts (consistent with Seller’s good faith estimates set forth in Schedule 2.4), in substantially the same form as the Initial Applicable Contract Notice. To the extent that any objections are received from such non-debtor parties in response to such Contract Notices, Seller shall take all reasonably necessary actions (excluding providing any payment of Cure Costs unless funded by Buyer) to resolve such disputes with the applicable non-debtor party, and all such resolutions with respect to any Assigned Contract shall be acceptable to Buyer in its sole discretion.
(e)    At any time prior to the Designation Deadline, Buyer shall have the right, which may be exercised in Buyer’s sole discretion, to provide written notice to Seller of Buyer’s election to designate any Applicable Contract (including any Contract that is an Assigned Contract immediately before such designation) (i) as an Excluded Contract and upon such designation such Contract shall constitute an Excluded Contract and, if applicable, shall cease to constitute an Assigned Contract or (ii) to the extent not already rejected, as an Assigned Contract and upon such designation such Contract shall constitute an Assigned Contract and shall cease to constitute an Excluded Contract. If an Applicable Contract is subject to a cure dispute or other dispute as to the assumption or assignment of such Applicable Contract that has not been resolved to the mutual satisfaction of Buyer and Seller prior to the Designation Deadline, then the Designation Deadline shall be extended (but only with respect to such Applicable Contract) to no later than the earliest of (A) the date on which such dispute has been resolved to the mutual satisfaction of Buyer and Seller, (B) the date on which such Applicable Contract is deemed rejected by operation of Sections 365(d)(4) or 1123(b)(2) of the Bankruptcy Code, as applicable, or (C) the date required by the Bankruptcy Court and set forth in the Sale Order. The election form executed and delivered pursuant to Section 2.4(d) shall be deemed automatically amended to reflect changes made pursuant to this Section 2.4(e).
(f)    If Buyer exercises its rights in Section 2.4(e) above to designate an Applicable Contract (including an Applicable Contract that was an Assigned Contract immediately before such designation) as an Excluded Contract, there shall be no change in the Purchase Price as a result of such designation or change in designation.
(g)    Notwithstanding anything in this Agreement to the contrary, Seller shall not reject any Applicable Contracts without the prior written consent of Buyer in its sole discretion; provided that, after the Designation Deadline, Seller may reject Excluded Contracts without the consent of Buyer so long as such Applicable Contracts were identified to Buyer in writing prior to the Designation Deadline. In the event that Seller identifies (whether before or after the Designation Deadline) any additional Applicable Contracts capable of being assumed or rejected that were not previously identified as such, Seller shall promptly notify Buyer of (i) such Applicable Contracts and (ii) Seller’s good faith estimate of the amount of the Cure Costs payable in respect of each such Applicable Contract by supplementing Schedule 2.4 as required by Section 2.1(b). For the avoidance of doubt, Buyer may designate each such additional Applicable Contract described in the immediately preceding sentence as an Assigned Contract or Excluded Contract pursuant to this Section 2.4, notwithstanding the passage of the Designation Deadline. The election form executed and delivered pursuant to Section 2.4(c) shall be deemed automatically amended to reflect changes made pursuant to this Section 2.4(g).
(h)    Notwithstanding anything in this Agreement to the contrary, including Section 2.4(e) above, the Gathering Agreements shall at all times constitute Assigned Contracts and shall be assigned to Buyer at the Closing.
2.5    Consents for Applicable Contracts. For all purposes of this Agreement (including all representations and warranties of Seller contained herein), Seller shall be deemed to have obtained all required consents (including all Required Consents) in respect of the assumption and assignment of any Applicable Contract if, and only to the extent that, (i) Seller has properly served under the Bankruptcy Code notice of assumption and/or assignment on the counterparty to such Applicable Contract, (ii) any objections to assumption and/or assignment filed by such counterparty have been withdrawn or overruled (including pursuant to the Sale Order or other order of the Bankruptcy Court), and (iii) pursuant to the Sale Order, Seller is authorized to assume and assign such Applicable Contract to Buyer pursuant to section 365 of the Bankruptcy Code or otherwise and any applicable Cure Costs have been satisfied by Buyer as provided in this Agreement.
ARTICLE III
PURCHASE PRICE; DEPOSIT
3.1    Purchase Price. The consideration for the transfer of the Assets and the transactions contemplated hereby shall be (a) the assumption of the Assumed Obligations and (b) an amount equal to $232,000,000.00 to be paid in cash by Buyer to Seller, by wire transfer in same day funds at Closing as provided for in this Agreement (the “Purchase Price”).
3.2    Deposit.
(a)    On January 2, 2020, Buyer deposited into an account maintained by Escrow Agent in respect of the Chapter 11 Case, by wire transfer in same day funds, the sum of $22,475,000.00, which represented ten percent of the unadjusted Purchase Price under the Original Agreement (such amount, together with any interest earned thereon, the “Original Deposit”). On or before 5:00 p.m. (Central Prevailing Time) on January 20, 2020, Buyer shall deposit into an account maintained by Escrow Agent in respect of the Chapter 11 Case, by wire transfer in same day funds, an additional $725,000.00 (such amount, together with any interest earned thereon, the “Supplemental Deposit”, and the Supplemental Deposit together with the Original Deposit, the “Deposit”). If the Closing occurs, the Deposit shall be applied toward the Adjusted Purchase Price at Closing pursuant to Section 12.3.
(b)    If this Agreement is terminated in accordance with Section 14.1, the provisions of Section 14.2 shall be applicable and the Deposit shall be handled in accordance therewith.
3.3    Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, determined on an accrual basis in conjunction with Section 2.3 and otherwise in accordance with GAAP and COPAS, as applicable (and the resulting amount shall be herein called the “Adjusted Purchase Price”):
(a)    The Purchase Price shall be adjusted upward by the following amounts (without duplication):
(i)    to the extent the proceeds for such volumes have not been received by Seller or its Affiliates, an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in stock tanks, pipelines or plants (including inventory, but excluding tank bottoms (which volumes of tank bottoms shall be estimated in good faith by Seller), the value to be based upon a gross price of $55.00/Bbl; in each case, net of (A) amounts payable as Burdens on such production and (B) reasonable and documented expenses (other than Operating Expenses) directly incurred by Seller to Third Parties in earning or receiving such proceeds;
(ii)    an amount equal to all non-reimbursed Operating Expenses paid (whether prepaid or otherwise) by Seller that are allocable to Buyer pursuant to Section 2.3;
(iii)    the amount of all Asset Taxes prorated to Buyer in accordance with Section 16.2 but paid or payable by Seller;
(iv)    to the extent that Seller is underproduced as of the Effective Time as shown with respect to the net Well Imbalances set forth in Schedule 7.15, the product of (X) the underproduced volumes of liquid Hydrocarbons, multiplied by (Y) $55.00/Bbl (provided that as of the Original Execution Date, such amount was estimated to be zero, but is subject to further adjustment as provided in Section 3.7);
(v)    to the extent that Seller has overdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 7.15, the product of (X) the overdelivered volumes of liquid Hydrocarbons, multiplied by (Y) $55.00/Bbl (provided that as of the Original Execution Date, such amount was estimated to be zero, but is subject to further adjustment as provided in Section 3.7);
(vi)    the aggregate amount associated with the AFEs identified on Schedule 3.3(a)(vi);
(vii)    an amount equal to $2,175,000, to account for Seller’s general and administrative costs and expenses related to the ownership and management of the Assets during the period between the Effective Time and Closing;
(viii)    any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by Seller and Buyer.
(b)    The Purchase Price shall be adjusted downward by the following amounts (without duplication):
(i)    an amount equal to all proceeds received by Seller attributable to the sale of Hydrocarbons produced from or allocable to the Assets during the Interim Period, net of (A) amounts payable as Burdens on such production and (B) expenses (other than Operating Expenses) directly incurred by Seller in earning or receiving such proceeds and any fees payable or incurred in connection therewith not reimbursed to Seller by a Third Party purchaser;
(ii)    subject to Section 5.2(h), any reductions to the Purchase Price on account of Title Defects in accordance with Section 5.2(c) or Section 5.2(d) (taking into account any applicable Title Benefit Amounts in accordance with Section 5.2(e));
(iii)    subject to Section 6.1(e), any reduction to the Purchase Price on account of Environmental Defects in accordance with Section 6.1(b);
(iv)    the Allocated Value of any Assets excluded from the transactions contemplated by this Agreement pursuant to Section 4.1(b), Section 5.2(d)(ii), Section 5.4(a)(i), Section 5.4(b)(i) or Section 6.1(c)(ii);
(v)    the amount of all Asset Taxes prorated to Seller in accordance with Section 16.2 but paid or payable by Buyer;
(vi)    to the extent that Seller is overproduced as of the Effective Time as shown with respect to the net Well Imbalances set forth in Schedule 7.15 (but subject to further adjustment as provided in Section 3.7), the product of (X) the overproduced volumes of liquid Hydrocarbons, multiplied by (Y) $55.00/Bbl (provided that as of the Original Execution Date, such amount was estimated to be zero, but is subject to further adjustment as provided in Section 3.7);
(vii)    to the extent that Seller has underdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 7.15 , the product of (X) the underdelivered volumes of liquid Hydrocarbons, multiplied by (Y) $55.00/Bbl (provided that as of the Original Execution Date, such amount was estimated to be zero, but is subject to further adjustment as provided in Section 3.7);
(viii)    all Suspense Funds that are held in suspense by Seller as of the Closing Date, if any;
(ix)    an amount equal to all non-reimbursed Operating Expenses paid (whether prepaid or otherwise) by Buyer that are allocable to Seller pursuant to Section 2.3; and
(x)    any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by Seller and Buyer.
3.4    Closing Settlement Statement; Final Settlement Statement.
(a)    Not less than five Business Days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Closing Settlement Statement”) that shall set forth Seller’s good faith estimate of the Adjusted Purchase Price, reflecting each proposed adjustment to be made in accordance with this Agreement as of the date of preparation of such Closing Settlement Statement and the calculation of the adjustments used to determine such amount (provided that, to the extent actual amounts are not available for any particular adjustment as of the date of preparation, such adjustment shall reflect Seller’s good faith estimate based on all information reasonably available to Seller at the time, including estimated Operating Expenses and Hydrocarbon revenues attributable to the Assets for the period between the Effective Time and the month the Closing occurs), together with the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 12.3(d). Within three Business Days after receipt of the Closing Settlement Statement, Buyer will deliver to Seller a written report prepared in good faith containing all changes that Buyer proposes to be made to the Closing Settlement Statement, if any (including proposed changes to Seller’s good faith estimates, where applicable), together with a brief explanation of such changes (a “Dispute Notice”). The Closing Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that, if the Parties cannot agree on any adjustment in the Closing Settlement Statement prior to the Closing (including with respect to any estimated adjustment), Buyer shall deposit into the Escrow Account a portion of the Purchase Price equal to the positive difference between Seller’s proposed adjustment and Buyer’s proposed adjustment (as set forth in the Dispute Notice) for such disputed adjustments (adjusted for any amounts therein actually agreed by the Parties prior to Closing), and such amounts shall be credited towards the Adjusted Purchase Price at Closing, subject to resolution as between the Parties prior to the Final Settlement Date or, if applicable, as provided in Section 3.5.
(b)    On or before the date that is 90 days following the Closing Date (or, if later, 10 days following the resolution of all disputed matters related to Title Defects and Environmental Defects in accordance with Section 5.2(i) and Section 6.1(f), as applicable), a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, based on actual revenues and expenses and that takes into account all final adjustments made to the Purchase Price and shows the resulting final Adjusted Purchase Price. The Final Settlement Statement shall set forth the actual allocation of the amounts required by this Agreement. Seller shall supply reasonable documentation in the possession of Seller or any of its Affiliates to support the items for which adjustments are proposed or made in the Final Settlement Statement and a brief explanation of any such adjustments and the reasons therefor. As soon as practicable, and in any event within 15 days after receipt of the Final Settlement Statement, Buyer will deliver to Seller a Dispute Notice containing any proposed changes to the Final Settlement Statement and a brief explanation of such changes. Any changes not included in a Dispute Notice (including any Dispute Notice delivered pursuant to Section 3.4(a) above) shall be deemed waived, and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed in the Dispute Notice (including any Dispute Notice delivered pursuant to Section 3.4(a) above) shall prevail. If the final Adjusted Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the final Adjusted Purchase Price, shall be final and binding on the Parties. If the final Adjusted Purchase Price is (a) more than the Adjusted Purchase Price used at Closing pursuant to Section 3.4(a), Seller shall be entitled to receive from Buyer the amount of such difference, or (b) less than the Adjusted Purchase Price used at Closing pursuant to Section 3.4(a), Buyer shall be entitled to receive from Seller the amount of such difference. To that end, within two Business Days after the final resolution by the Parties of the final Adjusted Purchase Price, the Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse to each Party the funds in the Escrow Account to which such Party is entitled in accordance with the terms hereof; provided that, if Seller is owed amounts in excess of the amounts in the Escrow Account, then Buyer shall promptly (and in any event within five Business Days following the final resolution by the Parties of the final Adjusted Purchase Price) pay to Seller via wire transfer to the account designated by Seller, the amount of any such difference. Notwithstanding anything to the contrary herein, in no event shall Seller be liable to Buyer for any amounts pursuant to this Section 3.4(b) for amounts other than amounts in the Escrow Account. The Parties shall use commercially reasonable efforts to resolve any disputes related to the final Adjusted Purchase Price; provided that, if the Parties are unable to resolve any such disputes (to the extent set forth in a timely delivered Dispute Notice) within 120 days after the Closing Date (the “Final Settlement Date”), then the final Adjusted Purchase Price shall be determined in accordance with Section 3.5.
3.5    Disputes. If Seller and Buyer are unable to resolve the matters addressed in a Dispute Notice (if any) by the Final Settlement Date, each of Buyer and Seller shall within 14 Business Days thereafter, summarize its position with regard to such dispute in a written document of ten pages or less and submit such summaries to the Houston, Texas office of Deloitte Touche Tohmatsu Limited (“Deloitte”) (or if Deloitte is unable or unwilling to serve as arbitrator within 20 days after receipt of a written request from the Parties to serve and absent agreement by the Parties as to a replacement for such arbitrator within ten Business Days after notification that Deloitte is unable or unwilling to serve, the arbitrator shall be selected by the Houston, Texas office of the AAA) (the “Accounting Arbitrator”), together with the Dispute Notice and any other documentation such Party may desire to submit. The Accounting Arbitrator shall also be furnished with a copy of this Agreement. The Parties shall instruct the Accounting Arbitrator that, within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, whichever complies more closely to the terms of the Agreement and the materials described above. The costs of such Accounting Arbitrator shall be borne one-half by Seller and one-half by Buyer. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against each of the Parties in any court of competent jurisdiction. The final Adjusted Purchase Price determined by the Accounting Arbitrator pursuant to this Section 3.5 shall be final and binding on the Parties, without right of appeal and enforceable by either party in any court of competent jurisdiction. The Accounting Arbitrator shall be authorized to resolve only the specific disputed aspects of the Final Settlement Statement submitted by the Parties as provided above and may not award damages, interest or penalties to any Party with respect to any matter, notwithstanding any AAA Rules to the contrary. Within two Business Days after the final resolution by the Accounting Arbitrator of the matters addressed in the Dispute Notice, the Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse to each Party the funds in the Escrow Account to which such Party is entitled in accordance with the terms of such final resolution; provided that, if Seller is owed amounts in excess of the amounts in the Escrow Account, then Buyer shall promptly (and in any event within five Business Days following the final resolution by the Parties of the final Adjusted Purchase Price) pay to Seller via wire transfer to the account designated by Buyer, the amount of any such difference; provided that, notwithstanding anything to the contrary herein, in no event shall Seller be liable to Buyer for any amounts pursuant to this Section 3.5 for amounts other than amounts in the Escrow Account.

3.6    Allocated Values. Subject to adjustment as set forth herein, the “Allocated Value” for each Title Well included in the Assets shall equal the amount set forth for such Title Well on Schedule 3.6, and such Allocated Values shall be used in calculating adjustments to the Purchase Price as provided herein.
3.7    Allocation for Imbalances. Notwithstanding anything to the contrary in this Agreement, if, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 7.15, then the Purchase Price shall be further adjusted at Closing pursuant to Section 3.3(a)(iv), Section 3.3(a)(v), Section 3.3(b)(vi) or Section 3.3(b)(vii), as applicable (but there shall be no deemed adjustment to Schedule 7.15 for purposes of determining whether the condition to Closing in Section 10.1 has been satisfied).
3.8    Withholding. Buyer shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Seller pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any Law. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding. To the extent such amounts are so deducted or withheld, and remitted to the applicable Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.
ARTICLE IV
ACCESS / DISCLAIMERS
4.1    Access.
(a)    From and after the Original Execution Date and up to and including the Closing Date (or earlier termination of this Agreement) but subject to (i) the other provisions of this Section 4.1, and (ii) obtaining any consents or waivers from Third Parties that are required pursuant to the terms of the Leases, easements and Applicable Contracts (including any restrictions therein related to access during hunting seasons), including Third Party operators of the Assets (with respect to which such consents or waivers Seller shall use commercially reasonable efforts to obtain without any obligation to incur any out-of-pocket cost or expense or provide any other consideration), Seller shall afford to Buyer and its Affiliates and their respective officers, employees, agents, accountants, attorneys, investment bankers, consultants and other authorized representatives (the “Buyer Representatives”), upon prior reasonable notice, reasonable access, during normal business hours, to the Assets, reasonably appropriate Seller personnel and all Records and other documents in Seller’s or its Affiliates’ possession, in each case, to the extent relating to the Assets. Without limiting the forgoing, immediately upon the execution of this Agreement, Seller shall provide, in electronic format, Buyer with all title opinions, abstracts of title, elections, division order files, Third Party brokerage information, title runsheets, reports, records, well files and other similar data and information in Seller’s files as may be reasonably necessary in connection with Buyer’s and the Buyer Representatives’ title due diligence activities with respect to the Assets.
(b)    From and after the Original Execution Date to the Closing Date (or earlier termination of this Agreement), subject to (i) the other provisions of this Section 4.1, and (ii) obtaining any consents or waivers from Third Parties that are required pursuant to the terms of the Leases, easements and Applicable Contracts (including any restrictions therein related to access during hunting seasons), including Third Party operators of the Assets (with respect to which such consents or waivers Seller shall use commercially reasonable efforts to obtain without any obligation to incur any out-of-pocket cost or expense or provide any other consideration), Buyer and the Buyer Representatives shall have inspection rights with respect to the Environmental Condition of the Assets but such inspection rights shall be limited to conducting a Phase I Environmental Site Assessment (as defined in the applicable ASTM International Standards) and limited environmental compliance review of the Assets and Buyer and the Buyer Representatives shall not conduct any Phase II Environmental Site Assessment (as defined in the applicable ASTM International Standards) or operate any equipment or conduct any testing, boring, sampling, drilling or other invasive investigation activities (in each case) on or with respect to any of the Assets without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. Notwithstanding anything herein to the contrary, neither Buyer nor any of the Buyer Representatives shall have access to, and shall not be permitted to conduct, any on-site environmental due diligence (including any Phase I Environmental Site Assessment, as defined in the applicable ASTM International Standards) with respect to any Assets where Seller does not have the authority to grant access for such due diligence; provided that Seller shall use commercially reasonable efforts to obtain such access without any obligation to incur any out-of-pocket cost or expense or provide any other consideration. In the event a Phase II Environmental Site Assessment is reasonably necessary to determine (A) whether an Environmental Condition exists or (B) the Remediation Amount associated with an asserted Environmental Condition, in either case, on a Property operated by Seller, Buyer may request the right to conduct a Phase II Environmental Site Assessment on the affected Property. If Seller denies such a request, Buyer shall have the right to cause Seller to retain the entirety of the affected Property, and reduce the Purchase Price by an amount equal to the Allocated Value of such Property.
(c)    All investigations and due diligence conducted by Buyer or any Buyer Representative pursuant to Section 4.1(a) or (b), above, shall be conducted at Buyer’s sole cost, risk and expense, and any conclusions made from any examination done by Buyer or any Buyer Representative shall result from Buyer’s or Buyer Representatives’ own independent review and judgment. Buyer shall coordinate its access rights and physical inspections of the Assets with Seller so as not to unreasonably interfere with the conduct of business by Seller or its Affiliates, and Seller shall have the right to accompany Buyer and any Buyer Representative in connection with any physical inspection of the Assets at Seller’s sole cost and expense. Buyer shall, and shall cause all Buyer Representatives to, abide by all Laws and all of Seller’s and any Third Party operator’s safety rules, regulations, and operating policies while conducting Buyer’s due diligence evaluation of the Assets (provided that Buyer is provided an advance copy or otherwise informed of any such rules, regulations and policies), including any environmental or other inspection or assessment of the Assets, and to the extent required by any Third Party operator, execute and deliver any access agreement required by such Third Party operator.
(d)    Buyer hereby releases, indemnifies, defends and holds harmless each Seller Indemnified Party from and against any and all Liabilities (including any personal injury, death or loss or damage of property), in each case, to the extent arising out of, resulting from or relating to any office visit, field visit or environmental property assessment conducted by Buyer or any Buyer Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY, OR THE MERE DISCOVERY OF A PRE-EXISTING CONDITION BY BUYER OR BUYER’S REPRESENTATIVE SO LONG AS SUCH DISCOVERY DOES NOT IN AND OF ITSELF EXACERBATE OR ADVERSELY CONTRIBUTE TO ANY SUCH PRE-EXISTING CONDITION.
(e)    Buyer agrees to promptly provide Seller, but in any event no later than three Business Days after receipt or creation of such reports or test results, copies of all final environmental reports and test results prepared by Buyer or any Buyer Representative, to the extent related to any Environmental Defect that Buyer reasonably expects to assert and which contain data collected or generated from Buyer’s (or the Buyer Representatives’) environmental due diligence with respect to the Assets, including any data generated in association with any Phase I Environmental Site Assessment conducted in accordance with Section 4.1(b). Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.
(f)    Upon completion of Buyer’s due diligence, Buyer shall remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s (or any Buyer Representative’s) due diligence investigation and to the extent there exists after such due diligence investigation any damage upon the Assets, Seller shall (i) repair all damage done to the Assets (including the real property and other assets associated therewith) in connection with Buyer’s (or any Buyer Representative’s) due diligence investigation, and (ii) restore the Assets (including the real property and other assets associated therewith) to the approximate same condition that they were prior to commencement of Buyer’s (or any Buyer Representative’s) due diligence investigation at Buyer’s sole cost and expense and without any Third Party cost or expense to Seller or its Affiliates. Seller shall provide an invoice to Buyer following any such work and Buyer shall remit payment to Seller for all reasonable and documented out-of-pocket costs and expenses paid or incurred by Seller in respect of such repair or restoration within 10 days after receipt of such invoice.
(g)    During all periods that Buyer or any of the Buyer Representatives are on the Assets or any lands underlying such Assets, Buyer shall maintain, at its sole expense, policies of insurance of types and in amounts customary for such review of Buyer under Section 4.1(a) and Section 4.1(b). Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets or any lands underlying such Assets.
4.2    Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and its Affiliates and the Assets and that such confidential information shall be held confidential by Buyer and Buyer Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets); provided that such termination of the Confidentiality Agreement shall not relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Original Execution Date.
4.3    Disclaimers.
(a)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VII, THE CERTIFICATE DELIVERED BY SELLER AT CLOSING OR WITH RESPECT TO THE LIMITED SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE INSTRUMENTS OF CONVEYANCE, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY BUYER REPRESENTATIVE (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES), AND BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY SUCH REPRESENTATION OR WARRANTY.
(b)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VII, THE CERTIFICATE DELIVERED BY SELLER AT CLOSING OR WITH RESPECT TO THE LIMITED SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE INSTRUMENTS OF CONVEYANCE, SELLER EXPRESSLY DISCLAIMS, AND BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED BY ANY MEMBER OF SELLER INDEMNIFIED PARTIES, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY OR ON BEHALF OF SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ANY BUYER REPRESENTATIVE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VII, THE CERTIFICATE DELIVERED BY SELLER AT CLOSING OR WITH RESPECT TO THE LIMITED SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE INSTRUMENTS OF CONVEYANCE, SELLER FURTHER DISCLAIMS, AND BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, BUYER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(c)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VII AND THE CERTIFICATE DELIVERED BY SELLER AT CLOSING, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS MATERIALS OR OTHER MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY SUCH REPRESENTATION OR WARRANTY, AND BUYER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(d)    Seller and Buyer agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 4.3 are conspicuous disclaimers for the purpose of any applicable Law.
ARTICLE V
TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS
5.1    General Disclaimer of Title Warranties and Representations/Exclusive Remedy. Except for the limited special warranty of Defensible Title contained in the Instruments of Conveyance and without limiting Buyer’s remedies for Title Defects set forth in this Article V (or Buyer’s remedies for Seller’s failure to obtain Consents or waivers of Preferential Purchase Rights as set forth in Section 5.4) or Buyer’s conditions to Closing set forth in Article X (including as set forth in Section 10.4), Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets. Buyer hereby acknowledges and agrees that (subject to and without limiting Buyer’s conditions to Closing set forth in Article X, including as set forth in Section 10.4) Buyer’s sole and exclusive remedy for (a) any failure by Seller to obtain Consents or waivers of Preferential Purchase Rights as contemplated by Section 5.4 shall be as set forth in Section 5.4, and (b) any defect in title or any other title matter (including any Title Defect with respect to any of the Assets or otherwise) (i) before the Defect Claim Date shall be as set forth in Section 5.2, but subject to the provisions of Section 5.2, including Section 5.2(h) and (ii) after the Defect Claim Date shall be pursuant to the limited special warranty of Defensible Title contained in the Instruments of Conveyance.
5.2    Notice of Title Defects; Title Defect Adjustments.
(a)    Title Defect Notices. On or before the Defect Claim Date, Buyer may deliver claim notices to Seller meeting the requirements of this Section 5.2(a) (collectively, the “Title Defect Notices,” and each individually, a “Title Defect Notice”) setting forth any matters that, in Buyer’s reasonable opinion, constitute Title Defects and that Buyer intends to assert as a Title Defect pursuant to this Article V. For all purposes of this Agreement and notwithstanding anything herein to the contrary (but without limiting the special warranty of Defensible Title contained in the Instruments of Conveyance), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect or other title matter that Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Defect Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include: (i) a description of the alleged Title Defect, (ii) identification of the Subject Property affected by the Title Defect (such Subject Property, each, as applicable, a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents available to Buyer reasonably necessary for Seller to identify the existence of the alleged Title Defect, and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect and the computations (with reasonable supporting detail) upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use its reasonable efforts to give Seller weekly written notice of all Title Defects discovered by Buyer (together with any Title Benefits discovered by Buyer) during the preceding period after the Original Execution Date and prior to delivery of such notice, which notice may be preliminary in nature and may be supplemented on or prior to the Defect Claim Date; provided that failure of Buyer to deliver a preliminary notice of any such Title Defect shall not be deemed to waive or otherwise prejudice Buyer’s right to assert any Title Defect on or before the Defect Claim Date. Buyer shall also promptly furnish Seller with written notice of any Title Benefit that is discovered by any Buyer Representative prior to the Defect Claim Date.
(b)    Title Benefit Notices. In addition to Title Benefits reported by Buyer pursuant to Section 5.2(a), Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date a notice meeting the requirements of this Section 5.2(b) (collectively, the “Title Benefit Notices”, and each individually, a “Title Benefit Notice”) setting forth any additional matters that, in Seller’s reasonable opinion, constitute Title Benefits and that Seller intends to assert as a Title Benefit pursuant to this Article V. To be effective, each Title Benefit Notice shall be in writing and shall include: (i) a description of the alleged Title Benefit, (ii) the Subject Property affected by the Title Benefit (each, as applicable, a “Title Benefit Property”), (iii) the Allocated Value of the Title Benefit Property, (iv) supporting documents available to Seller reasonably necessary for Buyer to identify the existence of the alleged Title Benefit, and (v) the amount by which Seller reasonably believes the Allocated Value of each Title Benefit Property should be increased by the alleged Title Benefit and the computations (with reasonable supporting detail) upon which Seller’s belief is based. Except for Title Benefits that Buyer is required to report to Seller pursuant to Section 5.2(a), Seller shall be deemed to have waived, and Buyer shall not have any liability for, any Title Benefit that Seller fails to assert as a Title Benefit by a Title Benefit Notice received by Buyer on or before the Defect Claim Date.
(c)    Seller’s Right to Cure. Notwithstanding anything to the contrary herein, Seller shall have the right, but not the obligation, by giving written notice of such election to Buyer on or before the Closing Date, to attempt, at its sole cost, to cure, at any time prior to the expiration of 90 days following the Closing (the “Cure Period”), any Title Defects of which it has timely received a Title Defect Notice from Buyer. In the event Seller elects prior to Closing to cure an asserted Title Defect that is not cured at Closing, Seller shall so notify Buyer, and at Closing, (i) the applicable Title Defect Property shall be included in the Assets conveyed to Buyer at Closing, (ii) the unadjusted Purchase Price shall be reduced by an amount equal to the Title Defect Amount for such asserted Title Defect, and (iii) Buyer shall deposit the Title Defect Amount of the asserted Title Defect into the Escrow Account. Notwithstanding the foregoing, in the event that (A) the rejection of a Contract would cure any Title Defect and (B) Buyer, in its sole discretion, elects to reject such Contract pursuant to this Agreement, then such Title Defect shall be deemed to have been cured for all purposes hereunder. In the event that the asserted Title Defect is completely cured during the Cure Period, within two Business Days after the day upon which such asserted Title Defect is cured, the Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse to Seller an amount equal to the Title Defect Amount for the applicable Title Defect from the Escrow Account. In the event that the asserted Title Defect is not completely cured during the Cure Period, on the later to occur of (i) the day that is two Business Days after the expiration of the Cure Period, and (ii) the day that is two Business Days after the final resolution of any Title Dispute regarding such asserted Title Defect, the Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse to each Party the funds in the Escrow Account to which such Party is entitled in respect of the applicable Title Defect. The foregoing provisions of this Section 5.2(c) shall be subject to the provisions of Section 5.2(i) with respect to any valid Title Dispute (including with respect to the Title Defect Amount or the extent of curative with respect to the applicable Title Defect).
(d)    Remedies for Title Defects. Subject to (v) Seller’s continuing right to dispute the existence of a Title Defect and the Title Defect Amount asserted with respect thereto, (w) the rights of Seller pursuant to Section 14.1(c), (x) the Individual Title Defect Threshold, (y) the Aggregate Deductible and (z) Seller’s ongoing right to cure any Title Defect under Section 5.2(c), if any Title Defect timely asserted by Buyer in accordance with Section 5.2(a) is not waived in writing by Buyer or cured by Closing, then in connection with the Closing (unless, as of the Closing, the Parties are in disagreement with respect to the existence of such Title Defect or any associated Title Defect Amount, in each of which case the applicable Title Dispute shall, unless otherwise agreed by the Parties, be addressed pursuant to Section 5.2(i)), Seller shall, at its sole option and discretion, elect one or more of the following remedies for such Title Defect:
(i)    Seller will convey the entirety of the Title Defect Property that is subject to such Title Defect to Buyer, together with all associated Assets, at Closing, and make an accompanying reduction to the Purchase Price in an amount determined pursuant to Section 5.2(f) or Section 5.2(i) as being the value of such Title Defect to the extent affecting the applicable Title Defect Property (the “Title Defect Amount”); or
(ii)    if and only if the aggregate Title Defect Amount for a Title Defect Property equals or exceeds the Allocated Value thereof, Seller may retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets (in which case, such Assets shall become Excluded Assets hereunder), and reduce the Purchase Price by an amount equal to the Allocated Value of such Title Defect Property.
(e)    Remedies for Title Benefits. Subject to Buyer’s right to dispute any Title Benefit or associated Title Benefit Amount, if any Title Benefits for which the Title Benefit Amount exceeds the Individual Title Defect Threshold are identified by Buyer pursuant to Section 5.2(a) or are timely asserted by Seller in accordance with Section 5.2(b) then, as Seller’s sole and exclusive remedy for any such Title Benefits, the aggregate amount of all such Title Benefit Amounts (solely to the extent such Title Benefit Amounts exceed the Individual Title Defect Threshold) shall be applied as to offset the aggregate Title Defect Amounts. For the avoidance of doubt, Title Benefit Amounts shall in no event increase the Purchase Price and shall, instead, solely offset Title Defect Amounts.
(f)    Title Defect Amount. The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:
(i)    if Seller and Buyer agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is an obligation, Encumbrance or burden that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to permanently and fully discharge the Title Defect from the Title Defect Property;
(iii)    if the Title Defect Property is a Title Well and the Title Defect represents a decrease in the Net Revenue Interest for such Title Defect Property such that the actual Net Revenue Interest for such Title Defect Property is less than the Net Revenue Interest set forth in Exhibit A-1 for such Title Defect Property, and the Working Interest for such Title Well is reduced proportionately, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the amount of such Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit A-1; provided that, if the Title Defect does not affect the Title Defect Property throughout the entire life of such Title Defect Property, then the Title Defect Amount determined under this Section 5.2(f)(iii) shall be reduced to take into account the applicable time period only;
(iv)    if the Title Defect represents an obligation or Encumbrance upon or other defect in title affecting the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property and such other reasonable factors as are necessary to make a proper evaluation;
(v)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
(vi)    notwithstanding anything to the contrary in this Article V, except with respect to any Title Defect for which the Title Defect Amount is determined pursuant to Section 5.2(f)(ii), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property (whether related to an adjustment to the Purchase Price or any other remedy provided by Seller hereunder) shall not exceed the Allocated Value of such Title Defect Property.
(g)    Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:
(i)    if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
(ii)    if the Title Benefit Property is a Title Well and the Title Benefit represents an increase in the Net Revenue Interest for such Title Benefit Property such that the actual Net Revenue Interest for such Title Benefit Property is greater than the Net Revenue Interest stated in Exhibit A-1 for such Title Benefit Property, and the Working Interest is increased proportionately, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, the numerator of which is the value of such Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit A-1, provided that, if the increased Net Revenue Interest does not affect the Title Benefit Property throughout the entire life of such Title Benefit Property, then the Title Benefit Amount determined under this Section 5.2(g)(ii) shall be reduced to take into account the applicable time period only; and
(iii)    if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property and such other reasonable factors as are necessary to make a proper evaluation.
(h)    Title Threshold and Deductible. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder for any individual Title Defect for which the Title Defect Amount applicable thereto does not exceed $50,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price for any Title Defect for which the Title Defect Amount applicable thereto exceeds the Individual Title Defect Threshold unless and until (A) the sum of (1) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to (v) Title Defects cured by Seller, and (w) Title Defect Properties retained by Seller pursuant to Section 5.2(d)(ii)), net of any offsetting Title Benefit Amounts in accordance with Section 5.2(e), plus (2) the Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect Threshold, in the aggregate (excluding any Remediation Amounts attributable to (x) Environmental Defects cured or Remediated by Seller, and (y) Environmental Defect Properties that are retained by Seller pursuant to Section 6.1(c)(ii)), exceeds (B) the Aggregate Deductible, in which case Buyer shall be entitled to remedies for such Title Defects to the extent, but only to the extent, that the Title Defect Amounts with respect thereto are in excess of such Aggregate Deductible.
(i)    Title Dispute Resolution. Seller and Buyer shall attempt in good faith to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts (any dispute with respect to the foregoing matters, including the existence, extent of or any cure of any Title Defect, collectively “Title Disputes”) prior to the Closing, or, if the applicable Title Dispute relates to any Title Defect Property for which Seller has attempted to cure the alleged Title Defect(s) following Closing and prior to the expiration of the Cure Period, then prior to the date that is ten Business Days following the expiration of the Cure Period. If Seller and Buyer are unable to agree within the above applicable time period, the Title Disputes arbitrated shall be exclusively and finally resolved pursuant to this Section 5.2(i). Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 5.2(i) with respect to any Title Defect properly asserted by Buyer or any Title Benefit properly asserted by Seller prior to the Defect Claim Date, and to the extent any adjustments are not agreed upon by the Parties as of the Closing, unless Seller has elected to retain the applicable Title Defect Property pursuant to Section 5.2(d)(ii), the affected Title Defect Property shall be assigned to Buyer at Closing and the Purchase Price shall be reduced by an amount equal to the Title Defect Amount applicable for such Title Defect, which amount (including any disputed amounts) shall be paid into the Escrow Account at Closing and remain therein until such dispute is resolved pursuant to this Section 5.2(i). Any Title Disputes shall be submitted to an arbitrator with at least ten years’ experience in oil and gas titles including properties in the regional area in which the Subject Properties are located (the “Title Arbitrator”). If the Parties are unable to agree on the selection of the Title Arbitrator within ten Business Days of the Parties agreeing to submit a Title Dispute to the Title Arbitrator for determination or, in the case where the Parties have not so agreed, within ten Business Days of the non-submitting Party receiving written notice from the submitting Party stating that such Party has elected to submit a Title Dispute to arbitration in accordance with this Section 5.2(i), the AAA shall make the necessary appointment (which Title Arbitrator shall not have worked as an employee, outside counsel or as a consultant for any Party or its Affiliates during the five year period preceding the arbitration or have any financial interest in the dispute). The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 5.2. The Parties, within ten days after the Title Arbitrator is appointed, shall submit written summaries of their positions regarding each Title Dispute. The Parties shall instruct the Title Arbitrator to make a determination, choosing either Seller’s position or Buyer’s position with respect to each Title Dispute, whichever the Title Arbitrator determines complies more closely to the terms of this Agreement, within 20 Business Days after the submission of the Parties’ summaries of the Title Disputes to the Title Arbitrator, and such determination shall be final and binding upon both Parties, without right of appeal. The costs of the Title Arbitrator shall be borne one-half by Seller and one-half by Buyer. In making its determination, the Title Arbitrator shall be bound by the terms of this Article V and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrators are necessary to make a proper determination. The Title Arbitrator shall act for the limited purpose of determining the specific Title Disputes submitted by either Party and may not award damages, interest or penalties to either Party with respect to any Title Dispute. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator. Within two Business Days after the Title Arbitrator delivers written notice to Buyer and Seller of its award with respect to a Title Dispute, and subject to Section 5.2(h), the Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse to each Party the funds in the Escrow Account to which such Party is entitled in respect of the applicable Title Dispute.
5.3    Casualty or Condemnation Loss.
(a)    Notwithstanding anything herein to the contrary, from and after the Effective Time if Closing occurs, with respect to the Assets, Buyer shall assume all risk of loss, including with respect to (i) production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and (ii) the depreciation of any Asset due to ordinary wear and tear, and, in each case, Buyer shall not assert such matters as any Casualty or Condemnation Loss or Title Defect hereunder.
(b)    If, after the Original Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed or otherwise impaired by fire, explosion, tornado, hurricane, earthquake, earth movement, flood, water damage or other similar casualty or is taken in condemnation or under right of eminent domain (in each case, a “Casualty or Condemnation Loss”) then Buyer shall nevertheless be required to close the transactions contemplated by the Agreement without any change to the Purchase Price and Seller shall pay to Buyer all sums paid to Seller by Third Parties by reason of such Casualty or Condemnation Loss insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s and its Affiliates’ right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such Casualty or Condemnation Loss insofar as with respect to the Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against Third Parties with respect to any such Casualty or Condemnation Loss. Except as expressly set forth hereinabove, Seller shall retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.
5.4    Preferential Purchase Rights and Consents to Assign.
(a)    With respect to each Preferential Purchase Right set forth on Schedule 7.9, within five Business Days after the Execution Date, Seller shall send to the holder of each such Preferential Purchase Right a notice in compliance with the contractual provisions applicable to such Preferential Purchase Right requesting a waiver of such right. With respect to each Preferential Purchase Right that is not set forth on Schedule 7.9 but is discovered by Seller prior to Closing, Seller shall send to the holder of each such Preferential Purchase Right a notice in compliance with the contractual provisions applicable to such Preferential Purchase Right requesting a waiver of such right as soon as reasonably practicable (but in no event later than two Business Days after discovery of any such Preferential Purchase Right). Any Preferential Purchase Right must be exercised subject to all terms and conditions set forth in this Agreement, and the consideration payable under this Agreement for the purposes of all Preferential Purchase Right notices shall be the Allocated Value of the applicable Asset (as adjusted herein).
(i)    If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the acquisition of the Assets to which its Preferential Purchase Right applies or if the time for exercising such Preferential Purchase Right has not expired (and the holder of such right has not waived such right), then the Assets subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (and shall be considered Excluded Assets hereunder, but only to the extent of the portions of such Assets affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of such Assets (or portions thereof) so excluded. Seller shall be entitled to all consideration given by any Person exercising a Preferential Purchase Right prior to Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the acquisition of the Assets (or portions thereof) covered by such Preferential Purchase Right on or before 120 days following the Closing Date or the time for exercising such Preferential Purchase Right expires without exercise by the holder thereof, (A) Seller shall so notify Buyer and (B) Seller shall assign, on the tenth Business Day following termination of such right without consummation or exercise, such Assets (or portions thereof) that were so excluded to Buyer pursuant to an instrument in substantially the same form as the Assignment or Deed, as applicable (and such Assets (or portions thereof) shall no longer be considered Excluded Assets), and Buyer, contemporaneously with said assignment, shall pay by wire transfer in same day funds to Seller, to an account designated by Seller, the amount by which the Purchase Price was reduced at Closing with respect to such excluded Assets (or portions thereof), subject to any adjustment in the allocable portion of the Purchase Price affecting such Asset (or portions thereof) pursuant to Section 3.3.
(ii)    All Assets for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired (and such Preferential Purchase Right has not been exercised), in each case, prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement and Buyer shall be deemed to have assumed any and all Liabilities with respect to such Preferential Purchase Right as part of the Assumed Obligations hereunder and Buyer shall have no claim against, and hereby releases and indemnifies the Seller Indemnified Parties from any Liability with respect to such Preferential Purchase Right.
(b)    Within five Business Days after the Original Execution Date, Seller shall send to the holder of each Applicable Schedule 7.4 Consent a notice in compliance with the contractual provisions applicable to such Applicable Schedule 7.4 Consent seeking such holder’s consent to the transactions contemplated hereby. With respect to each Consent (A) relating to an Applicable Contract for which the counterparty’s consent to assignment would be required for such Applicable Contract to be assumed and assigned to Buyer, after giving effect to sections 365(c)(1) and 365(f)(1) of the Bankruptcy Code or (B) that burdens a Lease, but which Consent is not set forth on Schedule 7.4 and is discovered by Seller (including, if applicable, any such Consent that is identified by Buyer) prior to Closing, all such Consents shall thereafter be Applicable Schedule 7.4 Consents hereunder and Seller shall send to the holder of each such Consent a notice in compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby as soon as reasonably practicable (but in no event later than two Business Days after discovery of any such Consent).
(i)    If Seller fails to obtain a Applicable Schedule 7.4 Consent prior to Closing and (1) the failure to obtain such Applicable Schedule 7.4 Consent would cause the assignment of the Assets affected thereby to Buyer to be void or voidable, (2) the failure to obtain such Applicable Schedule 7.4 Consent could reasonably result in the termination of a Lease or Assigned Contract under the express terms thereof or (3) a Party holding such Applicable Schedule 7.4 Consent right has objected to the assignment of the affected Asset in accordance with the terms of the relevant Applicable Schedule 7.4 Consent right and the assignment of the affected Asset would not be permitted under the Bankruptcy Code (each Applicable Schedule 7.4 Consent meeting the requirements of either clause (1), clause (2) or clause (3) above, a “Required Consent”), then, unless the Bankruptcy Court has entered an order approving (or in the case of clause (3), such objection is resolved to permit) the sale and assignment of the affected Asset to Buyer pursuant to this Agreement without obtaining such Required Consent, the Assets (or portions thereof) affected by such un-obtained Required Consent shall be excluded from the Assets to be assigned to Buyer at Closing (and shall be considered Excluded Assets hereunder) and the Purchase Price shall be reduced by the Allocated Value(s) of such Assets (or portions thereof) so excluded. In the event that any such Required Consent with respect to any such excluded Asset (or portion thereof) is obtained within 120 days after the Closing (or if during such 120-day period the Bankruptcy Court enters an order providing that such Required Consent is not required to consummate the sale of the affected Assets to Buyer), then, (A) Seller shall so notify Buyer and (B) on the tenth Business Day after the date such Consent is obtained Seller shall assign the Assets (or portions thereof) that were so excluded as a result of such previously un-obtained Consent to Buyer pursuant to an instrument in substantially the same form as the Assignment or Deed, as applicable (and such Assets (or portions thereof) shall no longer be considered Excluded Assets hereunder) and, contemporaneously with said assignment, Buyer shall pay by wire transfer in same day funds to Seller, to an account designated by Seller, the amount by which the Purchase Price was reduced at Closing with respect to such excluded Assets (or portions thereof), subject to any adjustment in the allocable portion of the Purchase Price affecting such Asset (or portions thereof) pursuant to Section 3.3.
(ii)    If Seller fails to obtain a Consent prior to Closing and such Consent is not a Required Consent (or if prior to Closing the Bankruptcy Court enters an order providing that a Required Consent is not required to consummate the sale of the affected Assets to Buyer), then the Assets (or portions thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer shall be deemed to have assumed any and all Liabilities for the failure to obtain any such Consent as part of the Assumed Obligations hereunder and Buyer shall have no claim against the Seller Indemnified Parties from any Liability for, the failure to obtain such Consent.
(iii)    Prior to Closing and during the 120-day period after Closing with respect to any unobtained Required Consents with respect to which the Bankruptcy Court shall not have entered an order approving the sale and assignment of the affected Assets to Buyer pursuant to this Agreement without obtaining such Required Consent, Seller shall use its commercially reasonable efforts to obtain all Consents; provided, however, that Seller shall not be required to incur any Liability, pay any money or provide any other consideration in order to obtain any such Consent. Buyer shall use its commercially reasonable efforts (without any obligation to incur any Liability, pay money or provide any other consideration) to assist and cooperate with Seller in furtherance of Seller’s efforts pursuant to this Section 5.4(b)(iii).
ARTICLE VI
ENVIRONMENTAL MATTERS
6.1    Environmental Defects.
(a)    Assertions of Environmental Defects. On or before the Defect Claim Date, Buyer may deliver claim notices to Seller meeting the requirements of this Section 6.1(a) (collectively, the “Environmental Defect Notices,” and each individually, an “Environmental Defect Notice”) setting forth any matters that, in Buyer’s reasonable opinion, constitute Environmental Defects and that Buyer intends to assert as Environmental Defects pursuant to this Section 6.1. Notwithstanding anything to the contrary herein, Buyer shall not be entitled to deliver Environmental Defect Notices in respect of any matters disclosed on Schedule 7.24, and no such matters shall be Environmental Defects for purposes of this Agreement. For all purposes of this Agreement and notwithstanding anything herein to the contrary, but subject to Seller’s representations and warranties in Section 7.20 and in the certificate delivered by Seller at Closing, and without limiting Buyer’s conditions to Closing set forth in Article X (including as set forth in Section 10.4), the provisions of Section 6.1(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect and Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect that Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Defect Claim Date. To be effective, each Environmental Defect Notice shall be in writing, and shall include (i) a description of the alleged Environmental Defect (including the applicable Environmental Law(s) violated or implicated thereby), (ii) identification of the Property affected by the alleged Environmental Defect (each such Property, as applicable, an “Environmental Defect Property”), (iii) if applicable, the Allocated Value of each Environmental Defect Property, (iv) supporting documents available to Buyer reasonably necessary for Seller to identify the existence of the alleged Environmental Defect, and (v) a calculation (with reasonable supporting detail) of the Remediation Amount that Buyer asserts is attributable to the alleged Environmental Defect. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use its reasonable efforts to give Seller weekly written notice of all Environmental Defects discovered by Buyer during the preceding period after the Original Execution Date and prior to delivery of such notice, which notice may be preliminary in nature and may be supplemented on or prior to the Defect Claim Date; provided that failure of Buyer to deliver a preliminary notice of any such Environmental Defect shall not be deemed to waive or otherwise prejudice Buyer’s right to assert any Environmental Defect on or before the Defect Claim Date. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws.
(b)    Seller’s Right to Cure. Notwithstanding anything to the contrary herein, Seller shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate, at any time during the Cure Period, any Environmental Defects of which it has timely received an Environmental Defect Notice from Buyer. In the event Seller elects prior to Closing to cure an asserted Environmental Defect that is not cured at Closing, Seller shall so notify Buyer, and at Closing, Buyer shall deposit the Environmental Defect amount of the asserted Environmental Defect into the Escrow Account at Closing. In the event that the asserted Environmental Defect is completely Remediated during the Cure Period, within two Business Days after the day upon which such asserted Environmental Defect is completely Remediated, the Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse to Seller an amount equal to the Environmental Defect amount for the applicable Environmental Defect from the Escrow Account. In the event that the asserted Environmental Defect is not completely Remediated during the Cure Period, on the later to occur of (i) the day that is two Business Days after the expiration of the Cure Period, and (ii) the day that is two Business Days after the final resolution of any Environmental Dispute regarding such asserted Environmental Defect, the Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse to each Party the funds in the Escrow Account to which such Party is entitled in respect of the applicable Environmental Defect.
(c)    Remedies for Environmental Defects. Subject to (v) Seller’s continuing right to dispute the existence of an Environmental Defect and the Remediation Amount asserted with respect thereto, (w) the rights of Seller pursuant to Section 14.1(c), (x) the Individual Environmental Defect Threshold, (y) the Aggregate Deductible, and (z) Seller’s ongoing right to Remediate any Environmental Defect under Section 6.1(b), if any Environmental Defect timely asserted by Buyer in accordance with Section 6.1(a) is not waived in writing by Buyer or Remediated, then in connection with the Closing (unless, as of the Closing, the Parties are in disagreement with respect to the existence of such Environmental Defect or any associated Remediation Amount, in each of which case the applicable Environmental Dispute shall, unless otherwise agreed by the Parties, be addressed pursuant to Section 6.1(f)) Seller shall, at its sole option and discretion, elect one or more of the following remedies for such Environmental Defect:
(i)    Seller will convey the entirety of the Environmental Defect Property that is subject to such Environmental Defect, together with all associated Assets, at Closing, to Buyer and make an accompanying reduction to the Purchase Price by the Remediation Amount for such Environmental Defect agreed to by the Parties or otherwise determined pursuant to Section 6.1(f); or
(ii)    if the Remediation Amount of the Environmental Defect Property equals or exceeds the Allocated Value of the applicable Environmental Defect Property, Seller will retain the entirety of the Environmental Defect Property that is subject to such Environmental Defect, together with all associated Assets (in which case, such Assets shall become Excluded Assets hereunder), and reduce the Purchase Price by an amount equal to the Allocated Value of such Environmental Defect Property and such associated Assets.
If the option set forth in clause (i) above is selected, subject always to Seller’s right to Remediate any Environmental Defect under Section 6.1(b), (1) Buyer shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation of the applicable Environmental Defect and all Liabilities (net to the Assets) with respect thereto, and (2) Buyer’s obligations with respect to the foregoing shall be deemed to constitute Assumed Obligations. If Seller elects to attempt to Remediate any Environmental Defect pursuant to Section 6.1(b), Seller shall use commercially reasonable efforts to complete such Remediation in a manner which is in compliance with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Seller elects to undertake and at the Closing the Parties shall execute and deliver a mutually agreeable site access and indemnity agreement affording Seller with reasonable access to the relevant Assets to conduct such Remediation. Seller will be deemed to have adequately completed the Remediation required in the immediately preceding sentence (A) upon receipt of a certificate or approval from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to cure the Environmental Defect and comply with existing Laws or (B) subject to Buyer’s reasonable agreement, upon receipt of a certificate from a licensed professional engineer that the Remediation has been implemented to the extent necessary to cure the Environmental Defect and comply with existing Laws.
(d)    Exclusive Remedy. Subject to Seller’s representations and warranties in Section 7.20 and in the certificate delivered by Seller at Closing, and without limiting Buyer’s conditions to Closing set forth in Article X (including as set forth in Section 10.4), the provisions of Section 6.1(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect or other environmental matter.
(e)    Environmental Threshold and Deductible. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder for any individual Environmental Defect for which the Remediation Amount applicable thereto does not exceed $50,000 (the “Individual Environmental Defect Threshold”) and (ii) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder for any Environmental Defect for which the Remediation Amount applicable thereto exceeds the Individual Environmental Defect Threshold unless and until (A) the sum of (1) the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold, in the aggregate (excluding any Remediation Amounts attributable to (v) Environmental Defects Remediated by Seller, and (w) Environmental Defect Properties that are retained by Seller pursuant to Section 6.1(c)(ii)), plus (2) the Title Defect Amounts (net of any offsetting Title Benefit Amounts in accordance with Section 5.2(e)) of all Title Defects that exceed the Individual Title Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to (x) Title Defects cured by Seller, and (y) Title Defect Properties retained by Seller pursuant to Section 5.2(d)(ii)), exceeds (B) the Aggregate Deductible, in which case Buyer shall be entitled to remedies for such Environmental Defects only to the extent that the Remediation Amounts with respect thereto are in excess of such Aggregate Deductible.
(f)    Environmental Dispute Resolution. Seller and Buyer shall attempt in good faith to agree on all Environmental Defects and Remediation Amounts (any dispute with respect to the foregoing matters, collectively “Environmental Disputes”) prior to the Closing or, if the applicable Environmental Dispute relates to any Environmental Defect Property for which Seller has attempted to Remediate the alleged Environmental Defect(s) following Closing and prior to the expiration of the Cure Period, then prior to the date that is ten Business Days following the expiration of the Cure Period. If Seller and Buyer are unable to agree within the above applicable time period, the Environmental Disputes shall be exclusively and finally resolved pursuant to this Section 6.1(f). Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 6.1(f) with respect to any Environmental Defect properly asserted by Buyer prior to the Defect Claim Date, and to the extent any adjustments are not agreed upon by the Parties as of the Closing, unless Seller has elected to retain the applicable Environmental Defect Property pursuant to (and subject to the limitations in) Section 6.1(c)(ii), the affected Environmental Defect Property shall be assigned to Buyer at Closing and the Purchase Price shall be reduced by an amount equal to the Remediation Amount applicable for such Environmental Defect, which amount (including any disputed amounts) shall be paid into the Escrow Account at Closing and remain therein until such dispute is resolved pursuant to this Section 6.1(f). Any Environmental Disputes shall be submitted to an arbitrator, with at least ten years’ experience in environmental matters involving oil and gas properties including properties in the regional area in which the Subject Properties are located (the “Environmental Arbitrator”). If the Parties are unable to agree on the selection of the Environmental Arbitrator within ten Business Days of the Parties agreeing to submit an Environmental Dispute to the Environmental Arbitrator for determination or, in the case where the Parties have not so agreed, within ten Business Days of the non-submitting Party receiving written notice from the submitting Party stating that such Party has elected to submit an Environmental Dispute to arbitration in accordance with this Section 6.1(f), the AAA shall make the necessary appointment (which Environmental Arbitrator shall not have worked as an employee, outside counsel or as a consultant for any Party or its Affiliates during the five year period preceding the arbitration or have any financial interest in the dispute). The place of arbitration shall be Houston, Texas, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 6.1. The Parties, within ten days after the Environmental Arbitrator is appointed, shall submit written summaries of their positions regarding each Environmental Dispute. The Parties shall instruct the Environmental Arbitrator to make a determination, choosing either Seller’s position or Buyer’s position with respect to each Environmental Dispute, whichever the Environmental Arbitrator determines complies more closely to the terms of this Agreement, within 20 Business Days after the submission of the Parties’ summaries of the Environmental Disputes to the Environmental Arbitrator, and such determination shall be final and binding upon both Parties, without right of appeal. The costs of the Environmental Arbitrator shall be borne one-half by Seller and one-half by Buyer. In making its determination, the Environmental Arbitrator shall be bound by the terms of this Article VI and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrators are necessary to make a proper determination. The Environmental Arbitrator shall act for the limited purpose of determining the specific Environmental Disputes submitted by either Party and may not award damages, interest or penalties to either Party with respect to any Environmental Dispute. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. Within two Business Days after the Environmental Arbitrator delivers written notice to Buyer and Seller of its award with respect to an Environmental Dispute, and subject to Section 6.1(e), Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse to each Party the funds in the Escrow Account to which such Party is entitled in respect of the applicable Environmental Dispute.
6.2    NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Materials. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The Wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Materials. NORM containing material or other wastes or Hazardous Materials may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, Remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Materials from the Assets. Notwithstanding anything herein to the contrary, Buyer shall not be permitted to claim any Environmental Defect on the account of the presence of NORM on the Assets and the properties underlying the Assets.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer as of the Original Execution Date and as of the Closing Date the following:
7.1    Organization, Existence. Each of AMH, AMSLP and OEA is a limited partnership duly formed and validly existing under the Laws of the State of Texas. Each of AMHGP and OEMGP is a limited liability company duly formed and validly existing under the Laws of the State of Texas. Each of AMFSC and AMR is a corporation duly formed and validly existing under the Laws of the State of Delaware. Seller has all requisite power and authority to own and operate its property (including the Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign entity in the State of Texas, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
7.2    Authorization. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement have been, and each Transaction Document to which it is or will be a party will be, duly and validly authorized and approved by all necessary limited partnership, limited liability company or corporate action, as applicable, on the part of Seller. This Agreement is, and each Transaction Document to which Seller is or will be a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights of creditors generally.
7.3    No Conflicts. Except as set forth on Schedule 7.3, and assuming the receipt of all consents (including any Consent) and the waiver of all Preferential Purchase Rights (in each case) applicable to the transactions contemplated hereby, if applicable, the execution, delivery and performance by Seller of this Agreement and each Transaction Document to which it is or will be a Party and the consummation of the transactions contemplated herein and therein do not and will not in any material respect (a) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of Seller or (b) result in a default or give rise to any right of termination, cancellation or acceleration or, except for Permitted Encumbrances, result in the creation of any Encumbrance under any of the terms, conditions or provisions of any Lease, Applicable Contract, note, bond, mortgage or indenture to which Seller is a party or by which Seller or any of the Assets may be subject or bound or (c) violate any Law applicable to Seller or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.
7.4    Consents. To Seller’s Knowledge, except (a) as set forth in Schedule 7.4, (b) for Preferential Purchase Rights, (c) under Contracts that are terminable without cost upon not greater than 60 days’ notice and (d) for Customary Post Closing Consents, there are no consents to assignment, prohibitions on assignments or requirements to obtain consents from any Third Party (in each case) that are required in connection with the consummation of the transactions contemplated by this Agreement (and the Instruments of Conveyance) by Seller or any of its Affiliates (each, a “Consent”).
7.5    Foreign Person. Seller (or, if Seller is an entity disregarded as separate from any other Person within the meaning of Section 301.7701-3(a) of the Treasury Regulations, Seller’s regarded owner) is not a “foreign person” within the meaning of either Section 1445 or Section 1446(f) of the Code.
7.6    Claims and Litigation. Except as set forth on Schedule 7.6, as of the Original Execution Date, there is no lawsuit, action, administrative or arbitration proceeding or litigation by any Person by or before any Governmental Authority or arbitrator, pending or, to Seller’s Knowledge, threatened in writing against Seller with respect to the Assets or which questions the validity of this Agreement or which could reasonably be likely to materially impair the ability of Seller to consummate the transactions contemplated hereby. For purposes of this Section 7.6, “threatened” shall mean that a Third Party has stated in writing the intention to pursue legal recourse against Seller.
7.7    Material Contracts.
(a)    To Seller’s Knowledge, Schedule 7.7(a) sets forth all Applicable Contracts of the type described below as of the Original Execution Date (collectively, the “Material Contracts”):
(i)    any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, compression or similar Contract that is not terminable without penalty on 30 days’ or less notice, including any such Applicable Contract providing for volumetric or monetary commitments or indemnification therefor or for dedication of future production;
(ii)    any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property (other than any Lease) that (A) cannot be terminated by Seller without penalty upon 30 days’ or less notice and (B) involves an annual base rental of more than $25,000;
(iii)    any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit or similar financial Contract;
(iv)    any Applicable Contract that is a farmout or farmin agreement, joint venture agreement, term assignment, participation agreement, exploration agreement, development agreement, joint operating agreement, unit operating agreement, operating agreement, unit agreement, pooling agreement or similar Contract;
(v)    any Applicable Contract for the sale, lease or exchange, of Seller’s interest in the Assets;
(vi)    any Applicable Contract that contains any calls on, or options to purchase, material quantities of Hydrocarbon production, other than pursuant to currently effective Hydrocarbon purchase and sale contracts to which the Assets will be subject after Closing;
(vii)    any Applicable Contract that can reasonably be expected to result in (A) aggregate payments by or on behalf of Seller or (B) aggregate revenues paid to Seller, in each case, of more than $100,000 during the current or any subsequent fiscal year or $250,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof);
(viii)    any Applicable Contract between Seller and any Affiliate of Seller that will be binding on Buyer after the Effective Time;
(ix)    any existing Applicable Contract that is a seismic or other geophysical acquisition or sharing agreement or license for which Buyer will be liable;
(x)    any Applicable Contract, the primary purpose of which is to provide indemnity rights;
(xi)    any Applicable Contract that (A) contains or constitutes an existing area of mutual interest agreement or (B) includes non-competition restrictions, non-solicitation or no-hire obligations;
(xii)    any Applicable Contract that is a drilling contract, rig contract or fracturing services contracts;
(xiii)    any Applicable Contract that constitutes a partnership agreement or similar Contract (in each case, excluding any Tax partnership agreements); and
(xiv)    any Applicable Contract that is a CBA.
(b)    Except as set forth on Schedule 7.7(b), there exist no material defaults under the Material Contracts by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contracts. To Seller’s Knowledge, except for the agreements set forth on Schedule 7.7(b), there are no Material Contracts that contain mandatory drilling requirements with respect to the Assets (excluding any continuous drilling provisions included in a Lease or sublease required to hold all or any portion of the lands covered by such Lease or sublease), which obligations have not yet been fulfilled as of the Original Execution Date. On or before the day that is five Business Days after the Original Execution Date, Seller made available (electronically or otherwise) to Buyer all Material Contracts, including any and all amendments and supplements thereto.
7.8    No Violation of Laws. Except as set forth on Schedule 7.8 neither Seller nor, to Seller’s Knowledge, any Third Party operator, is in material non-compliance with or in material violation of any applicable Laws (other than Environmental Laws), including with respect to the ownership and operation of the Assets.
7.9    Preferential Purchase Rights. Except as set forth on Schedule 7.9, there are no preferential purchase rights, rights of first refusal, drag-along rights, tag-along rights or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).
7.10    Current Commitments. Schedule 7.10 sets forth, as of the Original Execution Date, all outstanding authorities for expenditures or other written capital proposals proposed by Seller to any Third Party or proposed by any Third Party to Seller, to conduct operations (“AFEs”) relating to the Assets that are in excess of $25,000 (net to Seller’s interest) and for which all of the activities anticipated in such AFEs have not been (or that are not reasonably expected to be) completed on or before the Effective Time.
7.11    Asset Taxes. To Seller’s Knowledge, except as set forth on Schedule 7.11, (a) all Tax Returns relating to or prepared in connection with material Asset Taxes that are required to be filed by Seller have been timely filed and all such Tax Returns are correct and complete in all material respects, (b) all material Asset Taxes that are or have become due have been timely paid in full, and Seller is not delinquent in the payment of any such Taxes, or, in either case, such Taxes are currently being contested in good faith by Seller, (c) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any material Asset Taxes, (d) there are no administrative or judicial proceedings by any taxing authority pending or in progress relating to or in connection with any material amounts of Asset Taxes, (e) all Asset Tax withholding and deposit requirements imposed by applicable Laws with respect to any of the Assets have been satisfied in all material respects, (f) no claim has been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns with respect to Asset Taxes that Seller is or may be subject to taxation by that jurisdiction with respect to Asset Taxes (g) no Asset is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute, and (h) each agreement or arrangement described on Schedule 7.11 with respect to clause (g) above (each a “Tax Partnership”) (A) to Seller’s Knowledge, has nothing that would prevent the Tax Partnership from making a valid election under Section 754 of the Code for its taxable year that includes the Closing Date, (B) has timely filed all U.S. federal income and other material Tax Returns required to be filed by the Tax Partnership and all such Tax Returns are correct and complete in all material respects and (C) has timely paid all U.S. federal income and other material Taxes required to be paid by the Tax Partnership.
7.12    Brokers’ Fees. Seller has incurred no responsibility, liability or expense, contingent or otherwise, for brokers’ fees or finders’ fees, agent’s commissions or other similar forms of compensation relating to the transactions contemplated by this Agreement or the Transaction Documents for which Buyer or any Affiliate of Buyer shall have any responsibility.
7.13    Advance Payments. Except for (a) the rights of any lessor to take free gas under the terms of the relevant Lease for its use on the lands covered by such Lease, (b) any throughput deficiencies and gas balancing arrangements attributable to or arising out of any Applicable Contract, (c) any Burdens and (d) any Imbalances, Seller is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment, to deliver Hydrocarbons attributable to the Assets, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving payment therefor at or after the time of delivery.
7.14    Bonds and Credit Support. Schedule 7.14 lists all Asset Credit Support.
7.15    Imbalances. To Seller’s Knowledge, Schedule 7.15 sets forth all material Imbalances associated with the Wells as of the date set forth on such Schedule.
7.16    Leases; Suspense Funds. Except as set forth on Schedule 7.16, during the period of Seller’s ownership of the Assets, Seller has properly paid, or caused to be paid, all Burdens in all material respects due by Seller with respect to the Assets in accordance with Law and the applicable Lease. All such Burdens have been timely paid in all material respects, except to the extent that title opinions required in order to establish pay decks for the applicable well could not be delivered prior to the date first royalty payments for such well are required by applicable Law, notwithstanding the commercially reasonable efforts of Seller to do so (which amounts are reflected on Schedule 7.16). Except as set forth on Schedule 7.16, to Seller’s Knowledge, none of the Leases are being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production. Schedule 7.16 sets forth, as of the date set forth on such Schedule, all material Third Party Suspense Funds held by Seller.
7.17    Hedge Contracts. Neither Seller nor any of its Affiliates has entered into any swap, forward, future or derivatives transaction or option or other similar hedge Contract (each a “Hedge Contract”) pursuant to which any production of Hydrocarbons from any of the Assets is dedicated or committed to as of or after the Effective Time.
7.18    Insurance. Seller maintains with respect to the Assets the insurance coverage described on Schedule 7.18.
7.19    Equipment and Personal Property. Except as disclosed on Section 7.19, to Seller’s Knowledge, Seller and all Third Party operators of the Assets have all easements, rights of way, licenses and authorizations, including those from Governmental Authorities necessary to access, construct, operate, maintain and repair the Wells and equipment included in the Assets consistent with current practices. To Seller’s Knowledge, all equipment used or held for use in connection with the Assets, has been maintained in working order and operating condition in all material respects and is adequate for normal operation of the Assets in all material respects consistent with current practices, ordinary wear and tear excepted.
7.20    Wells; Plug and Abandon Notice. As of the Original Execution Date, except as set forth on Schedule 7.20, there are no Wells (a) in respect of which Seller or any of its Affiliates has received a written order from any Governmental Authority or a written demand from any Third Party (in each case) requiring that such Wells be plugged and abandoned and (b) to Seller’s Knowledge, in use for purposes of production or injection or suspended or temporarily abandoned in accordance with applicable Laws that (i) are required to be plugged and abandoned in accordance with applicable Laws or any Lease and (ii) have not been or are not in the process of being plugged and abandoned. To Seller’s Knowledge, all Wells that have been drilled, completed and operated by Seller within the five-year period prior to the Original Execution Date have been drilled and completed within the limits permitted by all applicable Leases, the Applicable Contracts and pooling or unit orders. To Seller’s Knowledge, no Well operated by Seller is subject to penalties or allowables after the Effective Time because of overproduction.
7.21    Permits. To Seller’s Knowledge, (a) all necessary Permits with respect to the ownership or operation of all Wells that have been drilled, completed and equipped (or permanently plugged and abandoned) and operated by Seller within the five-year period prior to the Original Execution Date have been obtained and maintained and (b) there exists no material uncured violation of the terms and provisions of any such Permits. Neither Seller nor its Affiliates has received any written notice of from a Governmental Authority claiming the lack of a Permit or default under any Permit with respect to any Asset operated by Seller or its Affiliate.
7.22    Payouts. Schedule 7.22 contains a complete and accurate list of the status of any “payout” balance, as of the date indicated on such Schedule, for the Wells that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).
7.23    Labor and Employment.
(a)    Seller (with respect to the Assets and the Business Employees) is neither party to, nor bound by, any CBA; there are no CBAs or any other labor-related agreements or arrangements that pertain to any Business Employees; and no Business Employees are represented by any labor union or other labor organization with respect to their employment with Seller. To Seller’s Knowledge, in the past three years, there have been no labor organizing activities with respect to any Business Employees or relating to or affecting the Assets. In the past three years, there has been no actual or, to Seller’s Knowledge, threatened unfair labor practice charges, material grievances, labor-related grievances or arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting Seller (with respect to the Assets or Business Employees).
(b)    Seller (with respect to the Assets and the Business Employees) is, and for the last three years has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices.
7.24    Environmental. Other than any Permits, except as set forth on Schedule 7.24, to Seller’s Knowledge, Seller has not entered into any agreements or consents with any environmental Governmental Authority and is not subject to any order, decree or judgment issued against Seller or any of its Affiliates by an environmental Governmental Authority, in each case, in existence as of the Original Execution Date and based on any Environmental Laws that relate to the future use of any of the Assets or that presently require any Remediation.
7.25    Benefit Plans. Neither Seller nor any of its Affiliates has any, or is reasonably expected to have any, current or contingent liability or obligation: (i) under Title IV of ERISA; or (ii) on account of at any time being considered a single employer under Section 414 of the Code with any other Person. No Liability under Section 302 or Title IV of ERISA has, during the immediately preceding six years, been incurred by any of Seller, its Affiliates or any of their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full, and no condition exists that presents a risk to any of Seller, its Affiliates or any such ERISA Affiliate of incurring any such Liability.
7.26    No Transfer. Except as set forth on Schedule 7.26 and subject to the Permitted Encumbrances, to Seller’s Knowledge, Seller has not transferred, sold, mortgaged, or pledged any material portion of the Properties covering any depths other than the applicable Target Formation(s) to (i) any Affiliate (except for any Assets that such Affiliate is conveying to Buyer under this Agreement) or (ii) any Third Party, in either case, within the one-year period prior to the Original Execution Date.
ARTICLE VIII
BUYER REPRESENTATIONS AND WARRANTIES
Buyer represents and warrants to Seller as of the Original Execution Date and as of the Closing Date the following:
8.1    Organization; Existence. Buyer is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign limited liability company in Texas.
8.2    Authorization. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Buyer of this Agreement have been, and of each Transaction Document to which it is or will be a party will be, duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer. This Agreement is, and each Transaction Document to which Buyer is or will be a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting the rights of creditors generally.
8.3    No Conflicts. The execution, delivery, and performance by Buyer of this Agreement and each Transaction Document to which it is or will be a Party and the consummation of the transactions contemplated herein and therein will not in any material respect (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer or (b) result in a default or give rise to any right of termination, cancellation or acceleration or result in the creation of any Encumbrance under any of the terms, conditions or provisions of any note, bond, mortgage or indenture to which Buyer is a party or by which Buyer or any of its property may be subject or bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or the Transaction Documents to which it is or will be a Party or perform its obligations hereunder or thereunder.
8.4    Consents. Except (a) as set forth in Schedule 8.4 and (b) for Customary Post Closing Consents, there are no consents, approvals, authorizations or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, that are required or would be applicable in connection with the consummation of the transactions contemplated by this Agreement or any Transaction Document by Buyer.
8.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer, and Buyer is not insolvent or generally not paying its debts when they become due.
8.6    Claims and Litigation. There is no lawsuit, action, administrative or arbitration proceeding or litigation by any Person by or before any Governmental Authority or arbitrator, pending, or to Buyer’s Knowledge, threatened in writing against Buyer or any of its Affiliates that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement. For purposes of this Section 8.6, “threatened” shall mean that a Third Party has stated in writing the intention to pursue legal recourse against Buyer or any of its Affiliates.
8.7    Regulatory. As of the Closing Date, Buyer (or, if applicable, Buyer’s operating Affiliate) shall be qualified under all applicable Laws to own, operate and hold the Assets, and the consummation of the transactions contemplated in this Agreement will not cause Buyer (or, if applicable, Buyer’s operating Affiliate) to be disqualified as such an owner, operator or lessee. To the extent required by any applicable Laws, as of the Closing Date, Buyer (or, if applicable, Buyer’s operating Affiliate) (a) will have lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership of the Assets, including those set forth on Schedule 7.14 and (b) will have filed any and all required reports necessary for such ownership or lease with all Governmental Authorities having jurisdiction over such ownership or lease, in each case of (a) and (b), except where the failure to do so would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.
8.8    Financing.
(a)    Buyer shall have as of the Closing Date, sufficient cash with which to pay the Purchase Price; and Buyer has, or will have, sufficient cash to pay on a timely basis all costs required to be paid by Buyer under this Agreement, the Leases and the Applicable Contracts as and when due from and after the Closing. Each Commitment, when delivered to Seller pursuant to Section 9.4, will be a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto, in full force and effect, and enforceable against the parties thereto in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights of creditors generally.
(b)    On January 17, 2020, Buyer furnished to Seller an accurate and complete copy of the Commitment Documentation as amended on the Execution Date in an amount equal to at least $315,000,000 in the aggregate (the “Required Amounts”). The obligations of the Commitment Parties to fund the financing contemplated by the Commitment are not subject to any conditions or other contingencies related to the funding of the full Required Amounts other than as set forth in the Commitment Documentation. The Commitment Documentation constitutes the entire and complete agreement between the Commitment Parties and Buyer with respect to the Commitment. Notwithstanding the foregoing, Buyer’s ability to consummate the transactions contemplated hereby is not contingent upon its ability to secure any financing (including the financing contemplated by the Commitment) or to complete any public or private placement of securities prior to or upon Closing.
8.9    Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and the Transaction Documents to which it is or will be a Party and to consummate the transaction contemplated hereby and thereby, except to the extent of Seller’s express representations and warranties in Article VII and the limited special warranty of Defensible Title in the Instruments of Conveyance, Buyer has relied or shall rely on its own independent investigation and evaluation of the Assets, which investigation and evaluation was done by Buyer and its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation and evaluation and not on any factual representations or opinions of Seller or any representatives or consultants or advisors engaged by or otherwise purporting to represent Seller or any Affiliate of Seller (except the specific representations and warranties of Seller set forth in Article VII and the limited special warranty of Defensible Title in the Assignment). Buyer hereby acknowledges that, other than the representations and warranties made in Article VII and the limited special warranty of Defensible Title in the Instruments of Conveyance, neither Seller nor any representatives, consultants or advisors of Seller or its Affiliates make or have made any representation or warranty, express or implied, at Law or in equity, with respect to the Assets.
8.10    Brokers’ Fees. Buyer has incurred no responsibility, liability or expense, contingent or otherwise, for brokers’ fees or finders’ fees, agent’s commissions or other similar forms of compensation relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or Seller’s Affiliates shall have any responsibility.
8.11    Accredited Investor. Buyer is an accredited investor, as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.
ARTICLE IX
CERTAIN AGREEMENTS
9.1    Conduct of Business. Except (v) for renewal of expiring insurance coverage in the ordinary course of business, (w) as set forth on Schedule 9.1, (x) as required to comply with applicable Laws, (y) for emergency operations, and (z) as expressly contemplated by this Agreement or expressly consented to in writing by Buyer:
(a)    Seller agrees that from and after the Original Execution Date until Closing, Seller will:
(i)    subject to any interruptions resulting from force majeure, mechanical breakdown and planned maintenance, maintain or cause its Affiliates to maintain the Assets in the usual, regular and ordinary manner consistent with past practice (except for any Asset that terminates in accordance with its terms or the termination or relinquishment of any Asset due to Seller’s failure to drill a well or conduct any other activity for the exploration for, or development or production of, Hydrocarbons within a certain time period, including or pursuant to any continuous drilling obligation provisions in the Leases or any Applicable Contract);
(ii)    maintain or cause its Affiliates to maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;
(iii)    give written notice to Buyer as soon as is practicable of any material damage or casualty to or destruction or condemnation of any of the Assets of which Seller has Knowledge;
(iv)    use commercially reasonable efforts to pay or cause to be paid all Burdens, Asset Taxes that are due and payable prior to the Closing and Operating Expenses, and other payments incurred with respect to the Assets consistent with past practice;
(v)    maintain insurance coverage on the Assets in the amounts and types described in Schedule 7.18;
(vi)    notify Buyer of any election that Seller or its or their Affiliates is required or has the right to make under any joint operating agreement, marketing or purchase contract, area of mutual interest agreement or farmout agreement, specifying the nature and time period associated with such election; and
(vii)    give prompt notice (and in any event within one Business Day of receipt of written notice from any Third Party) to Buyer of any emergency requiring immediate action, or any emergency action taken, in the face of serious risk to life, property or the environment (including prevention of environmental contamination).
(b)    Seller agrees that from and after the Original Execution Date until Closing, Seller will not:
(i)    except for operations undertaken to avoid (or as a result of) any order of a Governmental Authority, propose any operations with respect to the Assets or agree to participate in any operations with respect to the Assets, in each case, that (1) is reasonably expected to result in expenditures greater than $50,000 with respect to Seller’s interest in such Assets or (2) has been approved by the Bankruptcy Court prior to the Original Execution Date; provided that, if a Third Party proposes any operation with respect to any Asset pursuant to any AFE received by Seller, then Seller shall forward such AFE to Buyer as soon as is reasonably practicable (and no later than one Business Day) and thereafter Buyer shall have the lesser of (x) five Business Days following its receipt of such AFE and (y) the date that is two Business Days prior to the date that a response to such AFE is due from Seller to the applicable Third Party, to elect, by written notice to Seller, whether to participate or not participate in such operation; and provided, further, that in the event that Buyer’s election is contrary to the election that Seller desires to make with respect to such operation, then (A) if Seller wants to participate in the operation and Buyer does not, the Assets affected thereby shall be excluded from the transactions contemplated hereby and be considered Excluded Assets, and the Purchase Price shall be reduced by the Allocated Values of the Assets so excluded, and (B) if Seller does not want to participate in the operation and Buyer does so, then Buyer shall be obligated to advance the funds required in connection with such operation (and Seller shall consent to participate in such operation to the applicable Third Party operator), and if this Agreement is terminated prior to Closing, Seller shall, within one Business Day after such termination, convey to Buyer all of Seller’s interest in and to the Assets covered by such operation (on a form of conveyance substantially similar to the Assignment, with appropriate modifications to reflect the Assets so conveyed), and then only to the extent of such Assets that are covered by such operations;
(ii)    except as consented to by Buyer in accordance with Section 9.1(b)(i), become a non-consenting party to any operation proposed by a Third Party;
(iii)    enter into any Lease or any Applicable Contract that if entered into on or prior to the Original Execution Date, would be required to be listed on Schedule 7.7(a);
(iv)    terminate (unless such instrument terminates pursuant to its express terms) or materially amend the terms of any Lease, Permit or Assigned Contract (or any Material Contract that could become an Assigned Contract);
(v)    transfer, sell, mortgage or pledge any of the Assets, other than the sale or disposal of Hydrocarbons in the ordinary course of business and sales of obsolete equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained (and other than the termination or relinquishment of any Asset due to Seller’s failure to drill a well or conduct any other activity for the exploration for, and/or development and/or production of, Hydrocarbons within a certain time period, including pursuant to any continuous drilling obligation provisions in the Leases or any Applicable Contract);
(vi)    settle any suit or litigation or waive any material claims, in each case, attributable to the Assets and affecting the period after the Effective Time;
(vii)    grant or create any right to Consent to the disposition of, or Preferential Purchase Rights with respect to, any of the Assets;
(viii)    unless required by Law, (A) enter into, amend, extend or terminate any CBA or (B) recognize or certify any labor union, labor organization or group of employees as the bargaining representative for any Business Employees;
(ix)     hire or terminate (other than for cause) any Business Employee or reassign the duties of (A) a Business Employee such that he or she is no longer a Business Employee or (B) any other employee of Seller such that he or she would be a Business Employee;
(x)    [RESERVED]
(xi)    authorize, agree or commit to do any of the foregoing.
For the avoidance of doubt, the pendency of the Chapter 11 Case and any actions required to be taken by Seller pursuant to an order of the Bankruptcy Court in connection with the Chapter 11 Case shall in no way be deemed a breach of this Section 9.1(b).
(c)    Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer with respect to any breach or failure of Section 9.1(a)(i) greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(d)    Buyer acknowledges that Seller owns undivided interests in certain of the Assets with respect to which it is not the operator, and Buyer agrees that the acts or omissions of the other working interest owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of this Section 9.1, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 9.1.
9.2    Bonds. Buyer acknowledges that none of Asset Credit Support will be transferred to Buyer. At or prior to Closing, Buyer shall obtain, or cause to be obtained in the name of Buyer (or, if applicable, Buyer’s operating Affiliate), replacements for such Asset Credit Support (in each case, insofar and only to the extent necessary under an Assigned Contract or as required under applicable Law) to the extent such replacements are necessary (i) to consummate the transactions contemplated by this Agreement and (ii) to permit the cancellation of such Asset Credit Support posted by Seller or any of its Affiliates. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of Buyer’s posting of bonds or other security necessary to replace the Asset Credit Support listed on Schedule 7.14, in each case, insofar as and only to the extent necessary under an Assigned Contract or as required under applicable Law. At or prior to Closing, Buyer shall use commercially reasonable efforts to cooperate with Seller and cause the cancellation of such Asset Credit Support, including discussions with OneOk to ensure the return of Asset Credit Support provided by or on behalf of Seller or its Affiliates under any OneOk Contract. Notwithstanding anything to the contrary herein, in no event shall the OneOk Contract be an Assigned Contract unless any Asset Credit Support provided by or on behalf of any Seller or Affiliate of Seller in connection with such Applicable Contract is returned to Seller at or prior to Closing.
9.3    Notifications. If, prior to Closing, either Seller or Buyer obtains Knowledge that the other Party has breached a representation, warranty, covenant, obligation or other agreement under this Agreement, then Seller or Buyer, as applicable, shall promptly inform such other Party of such breach so that such other Party may attempt to remedy or cure such breach prior to Closing; provided that, such notice shall not be deemed and shall not constitute a waiver of any claim or recourse against the other Party or its Affiliates (including any claim for indemnity) with respect to any breach by such other Party of such other Party’s representations, warranties, covenants, obligations or other agreements, and shall not in any way preclude the right of any Party to rely on the representations and warranties of the other Party given in this Agreement or in the certificates delivered by such Party at Closing pursuant to this Agreement.
9.4    Financing.
(a)    From and after the Execution Date until the Closing:
(i)    Buyer shall use its reasonable best efforts to obtain the financing under the Commitment required to effect the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, (1) using reasonable best efforts to (A) maintain in effect the Commitment Documentation, (B) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment, (C) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Documentation and (D) consummate such financing at or prior to Closing and (2) seeking to enforce its rights under the Commitment.
(ii)    Upon Seller’s reasonable request, Buyer shall keep Seller reasonably informed with respect to all material activity concerning the status of the financing contemplated by the Commitment and shall give Seller prompt notice of any adverse change with respect to such financing. Without limiting the foregoing, Buyer agrees to notify Seller promptly, if at any time prior to the Closing Date (1) any Commitment shall expire or be terminated for any reason, (2) any financing source that is a party to any Commitment notifies Buyer that such source no longer intends to provide financing to Buyer on the terms set forth therein, or (3) for any reason Buyer no longer believes in good faith that it will be able to obtain all or any portion of the financing contemplated by the Commitment on the terms described therein.
(iii)    Buyer shall not permit any amendment, supplement or modification to be made to, or any waiver of any provision under, the Commitment Documentation if such amendment, supplement, modification or waiver, (A) reduces (or could reasonably be expected to have the effect of reducing) the aggregate amount of the financing, or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Commitment, or imposes new or additional conditions or otherwise expands, amends or modifies any other provision of the Commitment Documentation, in the case of clause (B), in a manner that would (x) reasonably be expected to prevent or make less likely the funding of the Commitment in an amount necessary to fund the Required Amounts on the Closing Date or (y) adversely impact the ability of Buyer to enforce its rights against other parties to the Commitment Documentation with respect thereto (provided that, subject to compliance with the other provisions of this Section 9.4, Buyer may amend the Commitment Documentation to add additional lenders, arrangers, bookrunners and agents). Buyer shall promptly deliver to Seller copies of any amendment, supplement, waiver, consent, modification or replacement in respect of the Commitment Documentation (other than an amendment to add additional lenders, arrangers, bookrunners and agents). Buyer shall not agree to the withdrawal, termination, repudiation, reduction or rescission of any commitment in respect of the Commitment, and shall not release or consent to the termination of the obligations of the financing sources under the Commitment, in each case, without the prior written consent of Seller, to the extent such withdrawal, termination, repudiation, reduction or rescission is in an amount such that the net proceeds of the Commitment would not be in an amount sufficient to fund the Required Amounts at Closing after giving effect thereto. Buyer shall promptly deliver to Seller copies of any such amendment, modification or replacement. For purposes of this Agreement, (i) references to “Commitment” and “Commitment Documentation” shall include the financing contemplated by the Commitment Documentation as permitted to be amended, modified, supplemented or replaced by this Section 9.4.
(iv)    If any portion of the financing becomes unavailable in the amount contemplated in any Commitment or any Commitment shall be terminated or modified in a manner materially adverse to Buyer for any reason, Buyer shall use its reasonable best efforts to obtain alternative financing from alternative sources in an amount sufficient to enable Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and to obtain, and, if obtained, will provide Seller with a copy of, a new financing commitment that provides for at least the same amount of financing as the Commitment as originally issued, to the extent needed to fund the Required Amounts, and on terms and conditions (including termination rights and funding conditions) not materially less favorable to Buyer than those included in the Commitment (the “New Commitment”). To the extent applicable, Buyer shall use reasonable best efforts to obtain the alternative financing as set forth in the New Commitment as promptly as practicable, including, without limitation, (1) using reasonable best efforts to (A) satisfy on a timely basis all terms, covenants and conditions set forth in the New Commitment, (B) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the New Commitment and (C) consummate such financing at or prior to Closing and (2) seeking to enforce its rights under the New Commitment (including through litigation). In the event alternative financing is obtained and a New Commitment is entered into, references in this Agreement to the Commitment shall be deemed to refer to the New Commitment, and references in this Agreement to the financing under the Commitment shall be deemed to refer to the alternative financing under the New Commitment, in each case as applicable.
(b)    Prior to the Closing Date, Seller shall use, and shall cause each of its controlled Affiliates to use, and shall use reasonable best efforts to have each of its and its controlled Affiliates’ respective directors, officers and advisors to use, in each case, their respective reasonable best efforts to provide to Buyer, all cooperation reasonably necessary and customary in connection with the arrangement of the Commitment (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller or its controlled Affiliates), which reasonable best efforts shall include (i) upon reasonable notice, and at reasonable times and locations to be mutually agreed, causing the management teams of Seller and its controlled Affiliates with appropriate seniority and expertise and external auditors to participate in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, (ii) assisting with the preparation of (A) offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents reasonably necessary in connection with the Commitment and (B) materials for rating agency presentations, (iii) executing customary authorization letters or management representation letters, as applicable, (iv) furnishing Buyer with the financial statements which are necessary to satisfy the conditions set forth in the Commitment Documentation promptly after such financial statements become available, (v) assisting with the preparation of any pledge and security documents, guarantees, other definitive financing documents, or other related certificates or documents as may be reasonably requested by Buyer and otherwise facilitating the pledging of collateral to the extent required at Closing by the Commitment Documentation (including cooperation in connection with the pay-off at Closing of existing Indebtedness and the release, following such repayment, of related Liens and termination, following such repayment, of security interests (including delivering prepayment or termination notices as required), and (vi) to the extent requested at least ten Business Days prior to the Closing Date, providing, at least three Business Days prior to the Closing Date, all documentation with respect to Seller and its controlled Affiliates required by applicable “know your customer” and anti-money laundering applicable laws, including the USA PATRIOT Act, to the extent requested in writing at least ten Business Days prior to the Closing Date; provided, however, that Seller shall not be required to provide, or cause its controlled Affiliates to provide, cooperation under this Section 9.4 that: (A) unreasonably interferes with the ongoing business of Seller or its controlled Affiliates; (B) causes any covenant, representation or warranty in this Agreement to be breached or otherwise causes the breach of this Agreement or any Contract to which any of Seller or its controlled Affiliates is a party, in each case, in a manner that would cause any closing condition set forth herein to fail to be satisfied; (C) requires Seller or its controlled Affiliates to incur any liability, cost or expense (including, without limitation, any commitment fees and expense reimbursement) in connection with the Commitment (other than the authorization letters and management representation letters) prior to, or that are not conditioned upon, the Closing, provided that Seller or its controlled Affiliates shall be reimbursed by Buyer for any such liability, cost or expense so incurred; (D) requires Seller or its controlled Affiliates or their respective directors, officers, managers or employees (other than execution and delivery into escrow by those officers that will act in a similar capacity after the Closing) to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Commitment (other than with respect to the authorization letters and management representation letters) or adopt resolutions approving the agreements, documents and instruments pursuant to which the Commitment is obtained; or (E) requires Seller or its controlled Affiliates to provide any information that is prohibited or restricted by applicable Law or applicable confidentiality undertaking or that constitutes privileged information or attorney-client work product, to the extent Seller and its controlled Affiliates uses reasonable best efforts to provide such information in a manner that does not breach such undertaking, obligation or privilege.
Seller hereby consents to the use of its and its controlled Affiliates’ logos in connection with the Commitment; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller or any of its controlled Affiliates or the reputation or goodwill of Seller or any of its controlled Affiliates.
9.5    Equitable and Other Remedies. The Parties agree that damages may not be a sufficient remedy to any breach of the provisions of Section 4.2, Section 9.6, Section 14.3, Section 16.6 or Section 16.8 of this Agreement and the non-breaching Party may be irreparably and immediately harmed if any of such provisions of this Agreement are not performed by the other Party or its Affiliates (as applicable) strictly in accordance with their respective terms. In the event of a breach of any of the above listed provisions, the non-breaching Party shall provide written notice and a demand to cease or cure any such breach; provided that, in the event such breach (a) is not susceptible to cure or (b) if susceptible to being cured, has not been cured within five days after delivery of such written notice thereof to the breaching Party, the non-breaching Party shall have the right, in addition to any other rights such Party may have, to obtain injunctive relief, without the posting of any bond and without proof of actual damages, to restrain any breach or any anticipated or threatened breach by the other Party or obtain specific enforcement of such terms. Such remedy shall not be deemed to be the exclusive remedy for such breach of this Agreement, but shall be in addition to all of the remedies at Law or in equity available to the non-breaching Party.
9.6    Record Retention. Buyer, for a period of seven years following Closing, will (a) retain the Records, (b) provide Seller, its Affiliates, and its and their officers, employees and representatives with reasonable access to the Records during normal business hours for review and copying, and (c) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after the Closing relating to any indemnity claim made under Section 13.1(a); provided that Buyer may destroy Records from time to time and prior to the end of such period in accordance with its normal document retention policy as long as Buyer notifies Seller at least 30 days in advance and provides Seller an opportunity to remove or copy such Records.
9.7    Successor Operator. Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer (or, if applicable, Buyer’s operating Affiliate) shall become successor operator of any Assets operated by Seller or its Affiliates because such Assets may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to Assets Seller or its Affiliate operates, Seller shall use commercially reasonable efforts to have Buyer (or, if applicable, Buyer’s operating Affiliate) designated or appointed (to the extent legally possible under applicable Law and permitted under any applicable operating agreement) successor operator of such Assets effective as of Closing, provided that in no event shall Seller or any Affiliate of Seller be obligated to provide any consideration in connection therewith.
9.8    Bankruptcy Court Matters.
(a)    [Reserved.]
(b)    Seller and AMR shall take such actions as may be reasonably necessary to (i) obtain entry of the Sale Order and (ii) consummate the Transaction, in each case, in accordance with this Agreement.
(c)    To the extent not otherwise set forth in the Sale Order, each of Seller and AMR shall take such actions as may be reasonably necessary to obtain entry of a Final Order approving release and exculpation provisions substantially in the form attached hereto as Exhibit G.
(d)    Buyer and Seller acknowledge that this Agreement and the sale of the Assets and assumption and assignment of the Assigned Contracts are subject to Bankruptcy Court approval. Buyer and Seller acknowledge that (i) to obtain such approval and to satisfy Seller’s fiduciary duties to all applicable stakeholders in accordance with applicable Law, Seller must demonstrate that it has taken reasonable steps to obtain the highest or otherwise best offer possible for the Assets, and that such demonstration shall include giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court and, if necessary, conducting the Auction, (ii) Buyer must provide adequate assurance of future performance as may be required under section 365 of the Bankruptcy Code with respect to the Assigned Contracts, and (iii) to the extent such adequate assurance of future performance is not provided with respect to an Assigned Contract, then such Assigned Contract will be excluded from the Assets and included in the Excluded Assets.
(e)    In the event an objection is filed, an appeal is taken or a stay pending appeal is requested, from either the Bidding Procedures Order, the Sale Order, or any other order reasonably necessary in connection with the Transaction, as applicable, Seller shall promptly notify Buyer of such objection, appeal or stay request and shall provide to Buyer promptly a copy of the related objection, notice of appeal or order of stay. Seller shall also provide Buyer with written notice of any motion or application filed in connection with an objection or any appeal from either of such orders and Seller agrees to take all action as may be commercially reasonable and appropriate to defend against such appeal, petition or motion and Buyer agrees to cooperate in such efforts.
(f)    From and after the Original Execution Date and prior to the Closing or the termination of this Agreement in accordance with Section 14.1, neither Seller nor AMR shall take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of the Bidding Procedures Order or this Agreement. If Buyer is the Successful Bidder at the Auction, neither Seller nor AMR shall take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order or this Agreement.
(g)    From and after the date of this Agreement and until the Closing Date, at least three (3) Business Days prior to the filing thereof, to the extent reasonably practicable, Seller and AMR shall deliver to Buyer drafts of any and all material pleadings, motions, notices, statements, applications, schedules, reports, and other papers to be filed or submitted by any Seller Party or AMR in connection with or related to this Agreement for Buyer’s prior review. Seller and AMR shall make reasonable efforts to consult and cooperate with Buyer regarding (i) any such pleadings, motions, notices, statements, applications, schedules, reports, or other papers, (ii) any discovery taken in connection with the seeking entry of the Sale Order (including any depositions), and (iii) any hearing relating to the Sale Order, including the submission of any evidence, including witnesses testimony, in connection with such hearing.
(h)    The bidding procedures to be employed with respect to this Agreement shall be those reflected in the Bidding Procedures Order. Buyer agrees and acknowledges that Seller, including through its representatives, is and may continue soliciting inquiries, proposals or offers from Third Parties for the Assets (and negotiating the terms of such proposals or offers) in connection with any alternative transaction pursuant to the terms of the Bidding Procedures Order.
(i)    Without limiting the requirements of Sections 9.8(a) through (h), from and after the Original Execution Date and through the Closing or the termination of this Agreement in accordance with Section 14.1, each of AMR, the Seller Parties and Buyer agree to:
(i)    support and take all steps reasonably necessary and desirable to consummate the Transactions in accordance with this Agreement;
(ii)     to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transactions contemplated in this Agreement, support and take all steps reasonably necessary and desirable to address any such impediment;
(iii)     negotiate in good faith and use commercially reasonable efforts to execute and deliver the definitive documents and any other required agreements to effectuate and consummate the Transactions as contemplated by this Agreement; and
(iv)     consult and negotiate in good faith with material stakeholders, and their advisors regarding the execution of definitive documents and the implementation of the Transactions.
(j)    Without limiting the requirements of Section 9.8(a) through (i), from and after the Original Execution Date and through the Closing or the termination of this Agreement in accordance with Section 14.1, each of the Seller Parties and AMR agrees to:
(i)    use commercially reasonable efforts to obtain any and all required regulatory and/or Third Party approvals for the Transactions;
(ii)    upon reasonable request of Buyer, inform the advisors to Buyer as to: (A) the material business and financial (including liquidity) performance of the Seller Parties, but only to the extent Seller prepares reports or materials regarding such items in the ordinary course of business; (B) the status and progress of the Transactions, including progress in relation to the negotiations of the definitive documents; and (C) the status of obtaining any necessary or desirable authorizations (including any consents) from each secured lender, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;
(iii)    inform counsel to Buyer as soon as reasonably practicable after becoming aware of: (A) any matter or circumstance which they know, or believe is likely, to be a material impediment to the implementation or consummation of the Transactions; and (B) any notice of any commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Seller Party or AMR; and
(iv)    use good faith efforts to seek additional support for the Transaction from their other material stakeholders to the extent reasonably prudent and, to the extent the Seller Parties receive such support, to notify Buyer of such support and documentation thereof.
(k)    Nothing in this Agreement, including this Section 9.8, shall require any director or officer of any Seller Party or AMR to violate their fiduciary duties to such Seller Party or AMR, as applicable. No action or inaction on the part of any director or officer of any Seller Party or AMR that such director or officer reasonably believes is required by their fiduciary duties to such Seller Party or AMR (as applicable) shall be limited or precluded by this Agreement; provided, however, that no such action or inaction shall be deemed to prevent Buyer from exercising any termination rights it may have hereunder as a result of such action or inaction.
(l)    If an Auction is conducted and Seller does not choose Buyer as the Successful Bidder, but instead chooses Buyer as the Backup Bidder, Buyer will serve as the Backup Bidder. If Buyer is chosen as the Backup Bidder, Buyer will be required to keep its bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as may be amended with Buyer’s written consent prior to or at the Auction) open and irrevocable until the Closing of the sale of the Assets to the Successful Bidder; provided that Buyer shall not be required to serve as Backup Bidder unless (i) the Successful Bid (as defined in the Bidding Procedures Order) contemplates the acquisition of all or substantially all of the assets of both Seller and the KFM Sellers, or (ii) Buyer is also the “Successful Bidder” or “Backup Bidder” (each as defined in the KFM Agreement) for all or substantially all of the assets of the KFM Sellers. If the agreement with the Successful Bidder is terminated prior to Closing, Buyer will be deemed to be the Successful Bidder and will forthwith consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be amended with Buyer’s written consent prior to or at the Auction). For the avoidance of doubt, Buyer shall have no obligation to consummate the transactions contemplated by this Agreement set forth in this Agreement if the transactions under the KFM Agreement fail to close contemporaneously with, or prior to, the Closing.
(m)    Seller shall apply the Deposit to the Purchase Price or return the Deposit to Buyer (as applicable) in accordance with the Bidding Procedures Order and Bid Procedures (including the section of the Bid Procedures titled “Return of Good Faith Deposit”). Any instructions provided by Seller to Escrow Agent in respect of the Deposit shall be consistent with the Bidding Procedures Order and Bid Procedures Order, and this Section 9.8(m), in all respects.
9.9    Certain Litigation Matters. At the Auction, Buyer notified Seller in writing which of those matters identified on Schedule 7.6 it desired to be Assumed Obligations, and which of those matters it desired to be Excluded Liabilities, and all such Excluded Liabilities shall be Excluded Liabilities for all purposes of this Agreement.
9.10    Accounting Services.
From and after the Closing Date until the end of the calendar month in which the sixty (60) day anniversary of the Closing Date occurs, Seller shall continue to perform the services set forth on Exhibit E (the “Accounting Services”) for the purposes of performing the Accounting Services for production month February 2020. Seller shall perform the Accounting Services with the degree of care, skill and diligence with which it has performed similar services for the Properties and the related operations prior to the Closing Date. The quality of Accounting Services provided by Seller is not required to be higher than the quality of the same or similar services that Seller has historically provided with respect to the Properties. In no event shall Seller have any liability to Buyer hereunder in connection with the performance of the Accounting Services except to the extent of the gross negligence or willful misconduct of Seller (including any employee of Seller performing any of the Accounting Services). Between the Original Execution Date and the Auction, the Parties shall cooperate in good faith to agree a fixed cost or other pricing mechanism for the provision of such Accounting Services, which fixed cost or other pricing mechanism is to be based on the estimated direct fully burdened expenses to be incurred with respect to the provision of such Accounting Services. In the event the Parties are unable to agree to such a fixed cost or other pricing mechanism prior to Closing, after Closing, Buyer shall reimburse Seller for all direct fully burdened expenses incurred by Seller in connection with the provision of the Accounting Services; provided that Seller shall inform Buyer when Seller has incurred cumulative direct fully burdened expenses in connection with the performance of the Accounting Services in amounts totaling $250,000, $500,000, $750,000, and $1,000,000, and in no event shall Buyer be obligated to pay Seller more than $1,000,000 for the provision of such Accounting Services. Seller shall use reasonable efforts to make the employees who will provide the Accounting Services hereunder reasonably available to Buyer throughout the Term; provided that Seller will not be obligated to replace any such employee who resigns or otherwise does not continue to provide services to Buyer or is otherwise unavailable due to disability, illness or otherwise, in which case Seller shall use reasonable efforts to continue to provide the applicable Accounting Services. Buyer may at any time, upon one Business Day prior written notice to Seller, terminate all or any portion of the Accounting Services.
ARTICLE X
BUYER’S CONDITIONS TO CLOSING
The obligations of Buyer to consummate the transactions provided for herein is subject, at the option of Buyer, to the fulfillment by Seller or written waiver by Buyer, on or prior to the Closing of each of the following conditions:
10.1    Representations. The representations and warranties of Seller set forth in Article VII shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.
10.2    Performance. Seller shall have performed or complied with all obligations, agreements, and covenants contained in this Agreement and the Sale Order, as to which performance or compliance by Seller is required prior to or at the Closing Date in all material respects.
10.3    No Legal Proceedings. No order, injunction or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal the transactions contemplated by this Agreement, and no Law has been promulgated or enacted and is in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated by this Agreement.
10.4    Title Defects, Environmental Defects and Casualty Losses. The sum of (a) all Title Defect Amounts with respect to all unwaived and uncured Title Defects asserted by Buyer in good faith in accordance with Section 5.2, net of any Title Benefit Amounts in excess of the Individual Title Defect Threshold in accordance with Section 5.2(e), in each case, as determined by the Parties prior to the Closing (or if not so determined prior to Closing, as determined pursuant to Section 7.7(b)), plus (b) all Remediation Amounts with respect to all unwaived and unremediated Environmental Defects asserted by Buyer in good faith in accordance with Section 6.1 as determined by the Parties prior to Closing (or if not so determined prior to Closing, as determined pursuant to Section 6.1(f)), plus (c) the aggregate amount of all Casualty or Condemnation Losses as determined by the Parties prior to Closing (or if not so determined prior to Closing, as determined by Seller in its reasonable, good faith opinion), plus (d) all reductions to the Purchase Price pursuant to Section 5.4(b) in respect of unobtained Required Consents, plus (e) all reductions to the Purchase Price pursuant to Section 5.4(a) in respect of exercised Preferential Purchase Rights, shall, in the aggregate, be less than ten percent of the unadjusted Purchase Price.
10.5    Certificate. An authorized officer of Seller shall execute and deliver (or be ready, willing and able to deliver at Closing) a certificate dated as of the Closing Date certifying on behalf of Seller that the conditions set forth in Section 10.1 and Section 10.2 have been fulfilled by Seller.
10.6    Sale Order. The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be final, binding and non-appealable and in full force and effect.

10.7    Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 12.3.
10.8    Closing of Transactions under KFM Agreement. The transactions under the KFM Agreement shall close contemporaneously with, or prior to, the Closing.
ARTICLE XI
SELLER’S CONDITIONS TO CLOSING
The obligations of Seller to consummate the transactions provided for herein is subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller, on or prior to the Closing of each of the following conditions precedent:
11.1    Representations. The representations and warranties of Buyer set forth in Article VIII shall be true and correct in all material respects as of the Closing Date (except with respect to the representations and warranties set forth in Section 8.8, Section 8.9 or Section 8.11 which shall be true in all respects) as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties (other than the representations and warranties set forth in Section 8.8, Section 8.9 or Section 8.11) that in the aggregate would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or the Transaction Documents to which it is or will be a Party or perform its obligations hereunder or thereunder.
11.2    Performance. Buyer shall have performed or complied with all obligations, agreements, and covenants contained in this Agreement and the Sale Order, as to which performance or compliance by Buyer is required prior to or at the Closing Date in all material respects.
11.3    No Legal Proceedings. No order, injunction or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal the transactions contemplated by this Agreement, and no Law has been promulgated or enacted and is in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated by this Agreement.
11.4    Title Defects, Environmental Defects and Casualty Losses. The sum of (a) all Title Defect Amounts with respect to all unwaived and uncured Title Defects asserted by Buyer in good faith in accordance with Section 5.2, net of any Title Benefit Amounts in excess of the Individual Title Defect Threshold in accordance with Section 5.2(e), in each case, as determined by the Parties prior to the Closing (or if not so determined prior to Closing, as determined pursuant to Section 5.2(i)), plus (b) all Remediation Amounts with respect to all unwaived and unremediated Environmental Defects asserted by Buyer in good faith in accordance with Section 6.1 as determined by the Parties prior to Closing (or if not so determined prior to Closing, as determined pursuant to Section 6.1(f)), plus (c) the aggregate amount of all Casualty or Condemnation Losses as determined by the Parties prior to Closing (or if not so determined prior to Closing, as determined by Seller in its reasonable, good faith opinion), plus (d) all reductions to the Purchase Price pursuant to Section 5.4(b) in respect of unobtained Required Consents, shall, in the aggregate, be less than ten percent of the unadjusted Purchase Price.
11.5    Certificate. An authorized officer of Buyer shall execute and deliver (or be ready, willing and able to deliver at Closing) a certificate dated as of the Closing Date certifying on behalf of Buyer that the conditions set forth in Section 11.1 and Section 11.2 have been fulfilled by Buyer.
11.6    Sale Order. The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be final, binding and non-appealable and in full force and effect.
11.7    Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items, including the Adjusted Purchase Price, required to be delivered by Buyer under Section 12.3.
11.8    Closing of Transactions under KFM Agreement. The transactions under the KFM Agreement shall close contemporaneously with, or prior to, the Closing.
ARTICLE XII
CLOSING
12.1    Date of Closing. Subject to the conditions stated in this Agreement, the transfer by Seller to Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on February 12, 2020 (the “Target Closing Date”); provided that, if the conditions to Closing in Article X and Article XI have not yet been satisfied or waived by such applicable date, then the Closing shall occur five Business Days after such conditions have been satisfied or waived, or such other date as Buyer and Seller may agree upon in writing. The date of the Closing shall be the “Closing Date.”
12.2    Place of Closing. The Closing shall be held at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, or such other location as Seller may designate in writing.
12.3    Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)    Seller and Buyer shall execute, acknowledge and deliver the Instruments of Conveyance, and, in sufficient counterparts, including all information and formatting required to be accepted by the appropriate Governmental Authorities, to be recorded in the applicable counties, covering the Assets;
(b)    Seller and Buyer shall execute and deliver assignments, on appropriate forms prepared by Seller and reasonably acceptable to Buyer, of state and federal Leases comprising portions of the Assets, if any, in sufficient counterparts to facilitate filing with the applicable Governmental Authority;
(c)    Seller and Buyer shall execute and deliver the Closing Settlement Statement;
(d)    Buyer shall deliver to Seller, to the account(s) designated in the Closing Settlement Statement, by direct bank or wire transfer in same day funds, (i) if the amount of the Closing Escrow is less than or equal to the amount of the Deposit, the Adjusted Purchase Price, less the Deposit, or (ii) if the amount of the Closing Escrow is greater than the amount of the Deposit, the Adjusted Purchase Price, less the Closing Escrow;
(e)    Seller and Buyer shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse the Deposit to Seller, less the amount of the Closing Escrow, provided that if the amount of the Closing Escrow is greater than or equal to the amount of the Deposit, there shall be no such disbursement to Seller at Closing;
(f)    In the event the amount of the Closing Escrow is greater than the amount of the Deposit, Buyer shall deliver to the Escrow Account, by direct bank or wire transfer in same day funds, the amount obtained by subtracting the amount of the Deposit from the amount of the Closing Escrow;
(g)    Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is neither a disregarded entity nor a foreign person within the meaning of Section 1445(f)(3) of the Code and the Treasury Regulations promulgated thereunder;
(h)    Seller shall prepare and deliver validly executed transfers of Form 1073’s designating Buyer (or, if applicable, Buyer’s operating Affiliate) as operator of the Wells operated by Seller or any Affiliate of Seller with the OCC;
(i)    Seller shall deliver on forms prepared by Seller with reasonable assistance from Buyer all transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to such purchasers of production;
(j)    Seller shall deliver a copy of the Sale Order entered with the Bankruptcy Court;
(k)    Seller shall deliver duly-executed, recordable releases (in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located) in form reasonably acceptable to Buyer of any mortgages or security interests over the Assets, in each case, securing indebtedness for borrowed money of a Seller Party or any of their respective Affiliates; and
(l)    Seller and Buyer shall execute and deliver the Escrow Agreement; and
(m)    Seller and Buyer shall execute and deliver any other agreements, instruments and documents that are required by other terms of this Agreement to be executed or delivered at or prior to the Closing.
12.4    Records. In addition to the obligations set forth under Section 12.3 above, on the Closing Date, Seller shall make available to Buyer for pick-up (or will deliver electronically, if applicable), the Records to which Buyer is entitled pursuant to the terms of this Agreement, including all electronic Records.
12.5    FCC Filings. Seller and Buyer shall prepare, as soon as is practical following the Closing, any necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by the Parties or any Affiliate thereof with the Federal Communications Commission with respect to transfer of the Assigned FCC Licenses. Buyer shall pay all amounts payable to the Federal Communications Commission or other Governmental Authority with respect to the transfer of the Assigned FCC Licenses under this Agreement (provided that each Party shall be responsible for its out of pocket expenses incurred in connection with the preparation of any such filings). Seller and Buyer shall promptly furnish each other with copies of any notices, correspondence or other written communication from the FCC, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. In addition, at or prior to, or as soon as practical after, the Closing, Buyer shall deliver evidence to Seller of its Federal Registry Number with respect to the Assigned FCC Licenses and its designation of an applicable contact person with respect to the Assigned FCC Licenses. Promptly following Closing, Buyer and Seller shall execute and deliver the forms and documents required by the applicable Governmental Authority to transfer the Assigned FCC Licenses to Buyer.
ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL
13.1    Assumed Obligations; Excluded Obligations.
(a)    Assumed Obligations. Without prejudice to the Purchase Price adjustments described in Section 3.3, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) the following obligations and Liabilities (and only the following obligations and Liabilities) (collectively, the “Assumed Obligations”):
(i)    all obligations related to the payment of Burdens and other interests, owners’ revenues or proceeds attributable to sales of Hydrocarbons (including Suspense Funds to the extent attributable to the Assets, including those Burdens associated with Suspense Funds for which there was a downward adjustment to the Purchase Price), in each case, insofar as the same are attributable to periods, and Hydrocarbons produced and marketed with respect to the Assets, at or after the Effective Time;
(ii)    all of Seller’s plugging and abandonment obligations relating to the Properties, whether arising prior to, at or after the Effective Time;
(iii)    all of Seller’s other Liabilities (including Environmental Liabilities) under the Properties (in addition to those described in Section 13.1(a)(ii) above) that are attached to or run with the Assets (i.e., excluding personal Liabilities of Seller or its Affiliates that are not attached to the Assets) to the extent such Liabilities are attributable to periods at or after the Effective Time;
(iv)    all of Seller’s obligations or Liabilities under the Assigned Contracts to the extent attributable to periods at or after the Effective Time;
(v)    all obligations with respect to the Cure Costs required to be paid by Buyer in accordance with Section 2.4;
(vi)    all Operating Expenses arising from, related to or associated with the Assets, in each case, to the extent attributable to periods at or after the Effective Time;
(vii)    all obligations and amounts owed to the Continuing Employees relating to the employment of such individuals by Buyer or one of Buyer’s Affiliates from and after the Closing Date (but excluding any Liabilities or obligations owing under any Benefit Plans), as well as any obligations required under COBRA with respect to Business Employees that are not Continuing Employees (provided that Buyer shall not be responsible for any premiums that any such Business Employees are obligated to pay in order to obtain any health insurance or other benefits under COBRA);
(viii)    All Asset Taxes and Transfer Taxes that are the responsibility of Buyer pursuant to Section 16.2;
(ix)    any claim, action, order, proceeding or other matter set forth on Schedule 7.6 that Buyer elects to assume pursuant to Section 9.9; and
(x)    Those obligations set forth on Schedule 13.1.
The assumption by Buyer of the Assumed Obligations shall not, in any way, enlarge the rights of any Third Parties relating thereto.
(b)    Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be obligated to assume or be obligated to pay, perform or otherwise discharge any Liability or obligation of Seller not associated with the Assets, and Seller shall be solely and exclusively liable with respect to all obligations and Liabilities associated with the Assets, other than the Assumed Obligations (such Liabilities other than Assumed Obligations, collectively, the “Excluded Liabilities”). For purposes of clarity, and without limitation of the generality of the foregoing, the Excluded Liabilities shall include, without limitation, each of the following Liabilities of Seller or any Affiliate of Seller, other than the Assumed Obligations:
(i)    all indebtedness for borrowed money of Seller;
(ii)    all guarantees of Third Party obligations by Seller and reimbursement obligations to guarantors of Seller’s obligations or under letters of credit;
(iii)    all accrued expenses and accounts payables;
(iv)    all Seller Taxes;
(v)    any claim, action, order, proceeding or other matter set forth on Schedule 7.6 that Buyer elected not to assume pursuant to Section 9.9;
(vi)    all Liabilities of Seller to any owner or former owner of capital stock or warrants, or holder of indebtedness for borrowed money;
(vii)    any Liabilities related to the Excluded Assets;
(viii)    except to the extent specifically assumed by Buyer pursuant to Article XV or Section 13.1(a)(vii) of this Agreement, all Liabilities at any time relating to or arising out of the employment or service with or termination of employment or service from Seller or any of its Affiliates of any Person (including any Continuing Employees), including any severance or incentive compensation, bonus payments, retention payments, change of control payments or similar payments, whether or not such Liabilities, obligations or commitments arise or vest (whether fully or partially) as a result of the transactions contemplated by this Agreement and whether or not immediately due and payable upon the consummation of the transactions contemplated by this Agreement;
(ix)    obligations under any Hedge Contracts entered into by Seller;
(x)    all Liabilities and any obligations relating to or at any time arising under, with respect to, or in connection with any Benefit Plans or any other compensation or benefit plan, program, policy, agreement or arrangement of any kind (including all assets, trusts, insurance policies and administration service contracts related thereto) that at any time is or was maintained, sponsored, contributed to or required to be contributed to by Seller or any of its Affiliates or under or with respect to which Seller or any of its Affiliates has (or has had) any Liability, including on account of an ERISA Affiliate or on account of Buyer or any of its Affiliates being deemed successor due to the operation of the Assets;
(xi)    Liabilities incurred by Seller or any of its Affiliates for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby;
(xii)    all Liabilities relating to the accounting for, failure to pay or the incorrect payment of any Burdens and other interests, owners’ revenues or proceeds attributable to sales of Hydrocarbons (including Suspense Funds to the extent attributable to the Assets, other than with respect to those Suspense Funds for which there was a downward adjustment to the Purchase Price), insofar as the same are attributable to periods and Hydrocarbons produced and marketed with respect to the Assets prior to the Effective Time;
(xiii)    civil or criminal fines or penalties relating to violations occurring prior to the Closing Date of any Environmental Law with respect to the Properties or Assets or the operation thereof;
(xiv)    the off-site transportation, disposal or arrangement therefor of any Hazardous Materials off the premises of the Properties or Assets prior to the Closing;
(xv)    all unpaid Operating Expenses attributable to periods prior to the Effective Time that are not taken into account pursuant to Section 3.3;
(xvi)    all Liabilities at any time arising out of, or relating to, the WARN Act or any similar state Law as it relates to Business Employees terminated by Seller or its Affiliates; and
(xvii)    all Liabilities at any time arising out of, or relating to, any CBA.
13.2    Indemnities of Buyer. From and after the Closing, subject to the provisions and limitations set forth in Sections 13.3 through 13.10 (inclusive), Buyer shall assume, be responsible for, shall pay on a current basis, and hereby agrees to release, defend, indemnify and hold harmless Seller and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred, directly or indirectly, in the investigation or defense of any of the same or in asserting, presenting or enforcing any of their respective rights hereunder arising from, based upon, related to or associated with:
(a)    any breach by Buyer of its representations or warranties contained in Article VIII or in any certificate furnished by or on behalf of Buyer in connection with this Agreement;
(b)    any breach by Buyer of its covenants, obligations or agreements under this Agreement (including, for the avoidance of doubt, any other indemnity obligations of Buyer and its Affiliates contained in this Agreement, including pursuant to Section 4.1(d));
(c)    the Assumed Obligations; and
(d)    any other indemnity obligations of Buyer and its Affiliates expressly set forth in this Agreement.
13.3    Express Negligence. THE INDEMNIFICATION, RELEASE, ASSUMED OBLIGATIONS, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY; PROVIDED, HOWEVER, SUCH PROVISIONS SHALL NOT APPLY TO LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES TO THE EXTENT ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLER INDEMNIFIED PARTIES OR BUYER INDEMNIFIED PARTIES, AS APPLICABLE. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
13.4    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except as provided in Section 9.5, from and after Closing, Section 4.1(d), Section 9.2 and Section 13.2(a) shall contain Seller’s exclusive remedies against Buyer with respect to the transactions contemplated by this Agreement, including breaches of the representations, warranties, covenants, obligations and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations and agreements contained in the certificate(s) delivered Buyer at Closing pursuant to Section 11.5. Except as set forth in Section 3.4(b), Section 3.5 and for the limited special warranty of Defensible Title contained in the Instruments of Conveyance, Buyer releases, remises and forever discharges Seller and all Seller Indemnified Parties from any and all Liabilities in Law or in equity, known or unknown, which any of the Buyer Parties might now or subsequently may have, based on, relating to or arising out of this Agreement, the ownership, use or operation of the Assets prior to the Closing, or the condition, quality, status or nature of the Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution, and rights under insurance maintained by Seller or any of its Affiliates.
13.5    Indemnification Procedures. All claims for indemnification under Section 4.1(d), Section 9.2 and Section 13.2 shall be asserted and resolved as follows:
(a)    For purposes of this Agreement, the term “Indemnifying Party” means Buyer, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean Seller or the Person(s) having the right to be indemnified with respect to such Liabilities by another Party pursuant to Section 4.1(d), Section 9.2 or Section 13.2.
(b)    To make claim for indemnification under Section 4.1(d), Section 9.2, Section 13.2 or Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.5, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has Knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.5(b) shall not relieve the Indemnifying Party of its obligations under Section 4.1(d), Section 9.2, Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, obligations or agreement, the Claim Notice shall specify the representation, warranty, covenant, obligation or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. Failure of an Indemnifying Party to admit its liability to defend an Indemnified Party within such 30 day period shall be deemed a denial of liability to so defend such Indemnified Party.
(d)    If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party shall cooperate in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, at its own expense, but subject to the Indemnifying Party’s full control of, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.5(d); provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross complaint against any Person. An Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment or order with respect thereto which does not result in a final resolution of the Indemnified Party’s Liability in respect of such Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim), or (ii) settle any Third Party Claim or consent to the entry of any judgment or order with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against the Third Party Claim, but fails to diligently prosecute or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of its choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against the Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement, unless the proposed settlement is solely for money damages and results in a final resolution, and the Indemnifying Party shall have the option for ten days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure to respond to such notice by the Indemnified Party within such ten day-period shall be deemed to be an election under subsection (i) above.
(f)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall be deemed to have disputed the claim for such Liabilities.
13.6    Survival.
(a)    The representations and warranties of Seller in Article VII and in the certificate delivered pursuant to Section 10.5 shall terminate at the Closing. All covenants, obligations and agreements of Seller (or, if applicable AMR) in this Agreement (i) that are required to be performed at or prior to Closing shall terminate at Closing and (ii) that cannot be performed until after the Closing shall survive until fully performed. The limited special warranty of Defensible Title in the Instruments of Conveyance shall survive Closing for six months.
(b)    Subject to Section 13.6(a) and except as set forth in Section 13.6(c), the remainder of this Agreement shall survive the Closing without time limit. Representations, warranties, covenants, obligations and agreements shall be of no further force and effect after the date of their expiration as set forth in Section 13.6(a) or Section 13.6(c); provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, obligation or agreement prior to its expiration date.
(c)    The indemnities in Section 13.2(a) and Section 13.2(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification. Buyer’s indemnities set forth in Section 13.2(c), and Section 13.2(d) shall survive the Closing without time limit. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Section 13.2 prior to the date of termination for such indemnity.
13.7    Non-Compensatory Damages. WITHOUT LIMITING SECTION 9.5, NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NONE OF THE BUYER PARTIES NOR THE SELLER INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY OR SUCH OTHER PARTY’S AFFILIATES ANY INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, SPECULATIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY OF ANY KIND ARISING UNDER, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PERSON SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH THE DEFENSE OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH THE DEFENSE OF SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE AND SECTION 9.5, AND NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EACH OF SELLER, ON BEHALF OF ITSELF AND THE SELLER INDEMNIFIED PARTIES, AND BUYER, ON BEHALF OF ITSELF AND THE BUYER PARTIES, WAIVES ANY RIGHT TO RECOVER INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, SPECULATIVE AND EXEMPLARY DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY OF ANY KIND, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS SECTION 13.7 SHALL NOT RESTRICT ANY PARTY’S RIGHT TO OBTAIN SPECIFIC PERFORMANCE OR ANY INJUNCTION IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.
13.8    Waiver or Right to Rescission. Seller and Buyer acknowledge that, subject to any rights the Parties may have hereunder to seek and obtain specific performance or other express injunctive remedies, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, obligation or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As such, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.
13.9    Insurance. The amount of any Liabilities for which any Indemnified Party is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds, from insurance policies carried by such Indemnified Party or its Affiliates, that are actually realized by such Indemnified Party from Third Party insurers with respect to such Liabilities.
13.10    Waiver of Consumer Rights. The Parties each can and do expressly waive those provisions, if any, of the Texas Deceptive Trade Practices-Consumer Protection Act, Texas Business and Commerce Code Article 17.41 et seq. (and any similar Law that gives consumers special rights and protection, including the Oklahoma Consumer Protection Act, Okla. Stat. tit. 15, §§ 751 through 763). Buyer acknowledges, represents and warrants to Seller that Buyer is purchasing the Assets for commercial or business use; that Buyer has Knowledge and experience in financial and business matters that enable Buyer to evaluate the merits and risks of a transaction such as this; and that Buyer is not in a significantly disparate bargaining position with Seller. Further, Buyer expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of Laws similar to those described in subsections (a) and (b) above, and Buyer further recognizes that Seller, in determining to proceed with the entering into this Agreement, has expressly relied on this waiver and the inapplicability of such Laws. It is not the intent of the Parties to waive, and the Parties shall not waive, any applicable provision thereof that is prohibited by Law from being waived.
ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES
14.1    Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:
(a)    by Seller, at Seller’s option, if any of the conditions set forth in Section 11.1, Section 11.2, Section 11.5 or Section 11.7 has not been satisfied by Buyer, or waived by Seller, by the Outside Termination Date and, solely to the extent such condition is capable of being cured, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied, remain uncured for a period of ten Business Days after Buyer’s receipt of such written notice from Seller;
(b)    by Buyer, at Buyer’s option, if any of the conditions set forth in Section 10.1, Section 10.2, Section 10.5 or Section 10.7 has not been satisfied by Seller, or waived by Buyer, by the Outside Termination Date and, solely to the extent such condition is capable of being cured, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied, remain uncured for a period of ten Business Days after Seller’s receipt of such written notice from Buyer;
(c)    by either Party if the conditions set forth in Section 10.3, Section 10.4, Section 10.6 or Section 10.8, in the case of Buyer, or Section 11.3, Section 11.4, Section 11.6 or Section 11.8, in the case of Seller, have not been satisfied, or waived, by the applicable Party, by the Outside Termination Date;
(d)    upon the mutual written agreement of the Parties;
(e)    by either Party, at such Party’s option, at any time following the Outside Termination Date;
(f)    by Buyer, if:
(i)    Buyer is not the Successful Bidder or the Backup Bidder for the Assets at the Auction and Seller does not close the transactions contemplated by this Agreement with Buyer by the Outside Termination Date;
(ii)    there shall be in effect a Final Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(iii)    there is a termination of the Cash Collateral Order;
(iv)    [Reserved];
(v)    the Bankruptcy Court has not entered the Sale Order by January 22, 2020;
(vi)    Seller withdraws or seeks authority to withdraw the Sale Order for the Assets at any time after the filing thereof (it being agreed and understood by Buyer and Seller that the filing of a revised or amended form of Sale Order shall not constitute a withdrawal of the Sale Order), or announces any standalone plan of reorganization or liquidation, in each case with respect to the Assets other than as set forth herein;
(g)    by Buyer or Seller, if:
(i)    Seller (A) enters into a definitive agreement regarding a Highest or Best Proposal for the Assets and Buyer is not the Backup Bidder, or (B) consummates the transactions under a Highest or Best Proposal for the Assets;
(ii)    Seller enters into (or provides written notice to Buyer of its intent to enter into) one or more agreements to sell, transfer or otherwise dispose of any material portion of the Assets having a fair market value in excess of $70,000,000 in a transaction or series of transactions other than in the ordinary course of business with one or more Persons other than Buyer or the Successful Bidder at the Auction;
(iii)    the Bankruptcy Court enters an order dismissing, or converting to a case under chapter 7 of the Bankruptcy Code, the Chapter 11 Case, where such order was not requested, encouraged or supported by Seller and Buyer; or
(h)    by Seller, at any time after 5:00 p.m. (Central Prevailing Time) on January 20, 2020 if, at the time of such termination, Buyer has failed to fund the Supplemental Deposit into the Escrow Account;
provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b), (c), (e) or (f) above if such terminating Party is at such time in material breach of any provision of this Agreement. Buyer shall have no right to terminate this Agreement pursuant to clause (b) above if Buyer’s Closing condition in Section 10.4 is not satisfied as of the Outside Termination Date but the satisfaction of the Closing condition in Section 10.4 is contingent upon the resolution of any Title Dispute or Environmental Dispute that has not been resolved as of the Outside Termination Date (and if upon the final resolution of such Title Disputes and Environmental Disputes, such Buyer’s Closing conditions in Article X are satisfied, the Closing shall occur within five Business Days after such occurrence).
14.2    Effect of Termination.
(a)    If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except for the provisions of Section 1.2, 4.1(d) through 4.1(f), Section 4.2, Section 4.3, Section 9.2, Section 9.5, Section 13.4, Section 13.5, Section 13.7, this Section 14.2, Section 14.3, Article XVI (other than Section 16.2(b) through (e), Section 16.3, Section 16.8, Section 16.9 and Section 16.17) and such of the defined terms in Section 1.1 necessary to give context to the surviving provisions, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder.
(b)    If Seller is entitled to terminate this Agreement pursuant to Section 14.1(a) or Section 14.1(e) because of (i) the Willful Breach by Buyer of this Agreement or (ii) the failure of Buyer to close in the instance where, as of the Outside Termination Date, (A) all of the conditions in Article X (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied by Seller (or waived by Buyer), (B) Seller is ready, willing and able to perform its obligations under Section 12.3, and (C) Buyer nevertheless elects not to close, then, in either such event, Seller shall be entitled to, at its option (1) obtain specific performance in lieu of termination or (2) terminate this Agreement pursuant to Section 14.1(a) or Section 14.1(e), as applicable, and be entitled to retain the Deposit as liquidated damages for such termination (the Parties agree that the foregoing liquidated damages are reasonable considering all of the circumstances existing as of the Original Execution Date, shall not serve as a penalty and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller). Seller agrees that, to the fullest extent permitted by Law, Seller’s rights set forth in the preceding sentence shall be the sole and exclusive remedies of Seller (other than with respect to those provisions that survive termination pursuant to Section 14.2(a)) if the Closing does not occur as a result of the termination of this Agreement pursuant to Section 14.1(a) or Section 14.1(e), as applicable. Nothing herein shall be construed to prohibit Seller from first seeking specific performance, but thereafter terminating this Agreement and retaining the Deposit as liquidated damages in lieu of fully prosecuting its claim for specific performance. Each Party acknowledges that the remedies at Law of Seller for a breach or threatened breach of this Agreement by Buyer as contemplated pursuant to this Section 14.2(b) may be inadequate and, in recognition of this fact, Seller, without posting any bond or the necessity or proving the inadequacy as a remedy of monetary damages, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.
(c)    If this Agreement is terminated by Buyer pursuant to Section 14.1(b) or Section 14.1(e) because of (i) the Willful Breach by Seller of this Agreement, or (ii) the failure of Seller to close in the instance where, as of the Outside Termination Date, (A) all of the conditions in Article XI (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied by Buyer (or waived by Seller), (B) Buyer is ready, willing and able to perform its obligations under Section 12.3, and (C) Seller nevertheless elects not to close, then, in either such event, Buyer shall be entitled to terminate this Agreement pursuant to Section 14.1(b) or Section 14.1(e), as applicable, and be entitled to return of the Deposit and Buyer shall be entitled to seek actual, direct damages (subject always to Section 13.7) up to an aggregate amount not greater than an amount equal to the Deposit amount, which claim shall be entitled to priority as set forth in Paragraph 30 of the Sale Order. Buyer agrees that, to the fullest extent permitted by Law, Buyer’s rights set forth in the preceding sentence shall be its sole and exclusive remedies of Buyer (other than with respect to those provisions that survive termination pursuant to Section 14.2(a)) if the Closing does not occur as a result of the termination of this Agreement pursuant to Section 14.1(b) or Section 14.1(e), as applicable.
(d)    [Reserved.]
(e)    If this Agreement is terminated by Seller or by Buyer pursuant to Section 14.1 (other than under the circumstances described in Section 14.2(b)), within two Business Days after such termination, the Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse the Deposit to Buyer; provided, however, that if (i) this Agreement is terminated by Seller due to a failure of the condition in Section 11.8 to be met and (ii) KFM Sellers are entitled to retain the Deposit (as defined in the KFM Agreement), then the Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse the Deposit to Seller.
(f)    Subject to the foregoing, upon the termination of this Agreement neither Party shall have any other liability or obligation hereunder, and Seller shall be free to immediately enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.
14.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return or destroy, at Buyer’s sole expense, all title, engineering, geological and geophysical data, environmental assessments or reports, maps and other data and information (including all copies, extracts and other reproductions, in whole or in part) furnished by Seller or any of its Affiliates or representatives to Buyer or any of the Buyer Representatives or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case, in accordance with the Confidentiality Agreement and the terms of this Agreement, and an officer of Buyer shall certify same to Seller in writing. Any oral information will continue to be subject to the terms of the Confidentiality Agreement notwithstanding the termination of this Agreement.
ARTICLE XV
EMPLOYEES
15.1    Business Employees. On January 6, 2020, Seller provided Buyer with a list containing the name, position, exempt or non-exempt status and location of those current Business Employees, whether or not actively employed (e.g., including employees on vacation and leave of absence, including maternity, family and medical leave, sick, military (whether qualified or otherwise) or short-term disability leave), and the base salary or hourly wage rate and any target annual incentive applicable to each such Business Employee, and Seller shall update the list as necessary periodically prior to the Closing Date, including within five Business Days at Buyer’s request, to reflect new hires, leaves of absence and employment terminations. Buyer shall, in its sole discretion, have the option, but not the obligation, to offer employment as of the Closing Date to such Business Employees as it determines (the “Offered Employees”) on terms and conditions to be determined in Buyer’s sole discretion. Not later than ten Business Days prior to the Closing Date, Buyer shall provide Seller with a list of the material terms (including compensation details, position and location of employment) of each such offer made to each Business Employee. Within five Business Days after the Original Execution Date and until the Closing Date, Seller shall use its best efforts to provide Buyer reasonable access to the Business Employees for the sole purpose of interviewing such Business Employees and discussing employment with Buyer. Buyer may directly communicate any offer of employment to a Business Employee; provided, however, that Buyer will notify Seller prior to contacting any such Business Employee. Each Offered Employee who accepts Buyer’s offer of employment and actually commences employment with Buyer shall be referred to as a “Continuing Employee”. Prior to the Closing Date, Seller shall waive, effective as of the Closing Date, any restrictions otherwise applicable to a Continuing Employee pursuant to any agreement or other arrangement between Seller or any of its Affiliates and such Continuing Employee, which would restrict or otherwise prevent such Continuing Employee from accepting or commencing employment with Buyer. For the avoidance of doubt, Seller and Buyer are not, and do not intend to be, joint employers at any time, and nothing herein may be construed as creating a joint employer relationship between Seller and Buyer.
15.2    Employee Matters
(a)    Following the Closing Date, in the period required by applicable Law, Seller shall pay to each Continuing Employee any accrued but unused vacation or other paid-time off arising under any Benefit Plan that is legally required to be paid. Seller shall further be responsible as required by Law for all accrued but unpaid time-off for each employee that is not a Continuing Employee.
(b)    Following Closing, Buyer agrees and shall be responsible for providing continuation coverage as required by COBRA, under a group health plan maintained by Buyer to the Continuing Employees.
(c)    None of the Buyer or any of its Affiliates shall adopt nor become a sponsoring employer of, nor have any obligations, duties or Liabilities under or with respect to any of the Benefit Plans. Effective as of the Closing, Seller shall take all necessary actions to provide for full vesting of all amounts credited to the accounts of each Continuing Employee under any Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code or a nonqualified retirement or deferred compensation plan.
(d)    During the period prior to the Closing Date, Seller shall use commercially reasonable efforts to make individual natural person independent contractors related to the Assets and directly engaged by Seller available to Buyer for the purpose of allowing Buyer to interview each such contractor and determine the nature and extent of each such Person’s continuation with Buyer, if any. Seller shall provide to Buyer contact information for Third Party service providers providing contingent personnel relating to the Assets and reasonably cooperate in identifying such contingent work force to the extent requested by Buyer.
(e)    The provisions of this Article XV are solely for the benefit of the respective parties to this Agreement and nothing in this Article XV or elsewhere in this Agreement, express or implied, shall create any Third Party beneficiary or other rights or confer upon any employee, Continuing Employee, or legal representative or beneficiary or dependent thereof, or any other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever. Nothing in this Agreement is intended as an amendment, modification or waiver of the provisions of any benefit or compensation plan, program, policy, agreement, arrangement or contract (including any Benefit Plan), or shall prohibit or limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement or contract at any time assumed, established, sponsored or maintained by Buyer or any of its Affiliates.
ARTICLE XVI
MISCELLANEOUS
16.1    Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.
16.2    Expenses and Taxes.
(a)    Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.
(b)    All Transfer Taxes and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
(c)    All Taxes that are real property Taxes, ad valorem Taxes, personal property Taxes and similar obligations attributable to the Assets (the “Property Taxes”) with respect to the Tax period in which the Effective Time occurs or estimate(s) thereof shall be apportioned as of the Effective Time between Seller and Buyer. Such Property Taxes shall be apportioned as of the Effective Time between Seller and Buyer and included in the Final Settlement Statement. To the extent the actual amount of any Property Taxes described in this Section 16.2(c) is not determinable at the time of the Final Settlement Statement, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Property Taxes for purposes of the Final Settlement Statement. For purposes of the foregoing, in each case, the Property Taxes shall be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning on the Effective Time, with the portion of Property Taxes attributable to the period immediately prior to the Effective Time being allocated to Seller, and the portion of the Property Taxes attributable to the period beginning on the Effective Time being allocated to Buyer. Seller shall pay or cause to be paid to the taxing authorities all Asset Taxes due prior to the Closing Date. Buyer shall pay or cause to be paid to the taxing authorities all Property Taxes due after the Closing relating to the Tax period in which the Effective Time occurs without thereby becoming entitled to any additional payment from Seller other than as required by Article III and neither party shall be liable to make any additional payment to the other party in the event an estimate of such Property Taxes used in arriving at the Final Settlement Statement varies from the actual amount thereof.
(d)     All Taxes attributable to the Assets that are based upon or measured by the operation of the Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom including severance, production, sales, use, excise and similar Taxes, but excluding, for the avoidance of doubt, income, capital gains and franchise Taxes, Property Taxes and Transfer Taxes (the “Production Taxes”) shall be apportioned between Seller and Buyer as of the Effective Time as if the Tax period ended immediately prior to the Effective Time, with the portion of Production Taxes attributable to the period ending immediately prior to the Effective Time being allocated to Seller, and the portion of the Production Taxes attributable to the period beginning on the Effective Time being allocated to Buyer. To the extent the actual amount of any Production Taxes described in this Section 16.2(d) is not determinable at the time of the Final Settlement Statement, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Production Taxes for purposes of the Final Settlement Statement. Seller shall, in accordance with applicable laws and regulations, pay or withhold or cause to be paid or withheld all such Taxes that have accrued with respect to production prior to Closing and shall file all statements, returns, and documents incident thereto. Buyer shall pay or cause to be paid all such Taxes that accrue with respect to production from Closing onward and shall file all statements, returns, and documents incident thereto. For Tax periods in which the Effective Time occurs, Seller agrees to forward to Buyer copies of any Production Tax reports and returns received by Seller after Closing and to provide Buyer with any information Seller has that is necessary for Buyer to file any required Production Tax reports and returns related to the Assets, which Production Tax returns and reports Buyer agrees to file, and which Production Taxes Buyer agrees to pay or cause to be paid to the extent due after the Closing Date without thereby becoming entitled to any additional payment from Seller other than as required by Article III.
(e)    Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and Records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.
(f)    Any payments made to any Party pursuant to Article XIII shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their respective Tax Returns to the extent permitted by Law.
(g)    If Seller is legally and contractually entitled to cause each Tax Partnership (i) to make a valid election under Section 754 of the Code for the taxable year that includes the Closing Date (the “Section 754 Election”) and (ii) to make the election under Section 6226(a) of the Code (or any similar provision of state or local Law) with respect to the alternative to payment of an imputed underpayment by the Tax Partnership with respect to any taxable year beginning prior to the Closing Date and take other actions such as filings, disclosures and notifications necessary to effectuate such election (the “Push-Out Election”), Seller shall require the Tax Partnership (A) to cause the partnership representative and designated individual, if any, of the Tax Partnership to make the Push-Out Election and (B) to make the Section 754 Election. If Seller is not legally and contractually entitled to cause each Tax Partnership to make the Section 754 Election and the Push-Out Election, Seller shall use commercially reasonable efforts to cause the Tax Partnership (x) to cause the partnership representative and designated individual, if any, of the Tax Partnership to make the Push-Out Election and (y) to make the Section 754 Election.
16.3    Value Allocations for Tax Purposes. Seller and Buyer agree that the portion, if any, of the Adjusted Purchase Price and any other items treated for federal Tax purposes as consideration for a sale transaction (collectively, the “Allocable Amount”) shall be allocated among the various Assets for federal and state income Tax purposes in accordance with Section 1060 of the Code and Treasury Regulations promulgated thereunder. The initial draft of such allocations shall be prepared by Seller and shall be provided to Buyer concurrently with the delivery of the Final Settlement Statement and for the avoidance of doubt shall be prepared in a manner consistent with the Allocated Values of the Title Wells determined pursuant to Section 3.6 to the maximum extent permitted by applicable Law. Seller and Buyer shall then prepare a mutually agreeable final schedule of any Allocable Amount among the Assets (as adjusted, the “Allocation Schedule”), which agreement shall be consistent with Section 3.6 and will not be unreasonably withheld, conditioned or delayed by either Party. The Allocation Schedule shall be updated to reflect any adjustments to the Allocable Amount. If required, the allocation of the Allocable Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which such form will be timely filed separately by Seller and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. Neither Buyer nor Seller shall take any Tax position inconsistent with such allocation and neither Buyer nor Seller shall agree to any proposed adjustment to the Allocation by any Taxing authority unless required by a “determination” within the meaning of Section 1313(a) of the Code or with the prior written consent of the other Party; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Allocation. The procedures of Section 3.4(a) shall be applied in the event of a dispute for any item under this Section 16.3, mutatis mutandis.
16.4    Assignment; Liquidating Trust. Neither this Agreement, nor any rights, obligations, liabilities, covenants, duties or responsibilities hereunder, may be assigned by any Party, in whole or in part, without the prior written consent of the other Party, which consent may be withheld for any reason; provided, however, that Buyer shall be permitted to assign all or any portion of its rights or obligations under this Agreement to one or more of its Affiliates without the prior consent of Seller, provided that the assigning Party shall remain primarily liable all obligations of Buyer hereunder together with its assignee. Any assignment in violation of the foregoing shall be deemed void ab initio; provided, further, that, Buyer may assign all or any portion of its rights and obligations pursuant to this Agreement to the Debt Financing Sources pursuant to the terms of the Commitment Documentation for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Commitment. No assignment by any Party of this Agreement shall relieve such Party of any of its obligations (including indemnity obligations), liabilities, covenants, duties or responsibilities hereunder without the non-assigning Party’s prior written consent (which may be withheld for any reason). If a Liquidating Trust is established, from and after the formation of the Liquidating Trust all rights and obligations of Seller under this Agreement shall accrue to and be for the benefit of and shall be exercisable by the Liquidating Trust, as provided by any order of the Bankruptcy Court and the Liquidating Trustee shall be entitled to exercise all of the rights of Seller under this Agreement.
16.5    Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
16.6    Publicity; Disclosure of Agreement and Transaction. Seller and Buyer and their respective Affiliates, if applicable, shall consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to the Closing concerning this Agreement or the transactions contemplated herein, and neither Buyer nor Seller shall issue, and each of them shall not permit any Affiliate to issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. The foregoing limitations shall not (A) restrict disclosures by a Party that are permitted or required under this Agreement, including Section 3.4(a), (B) restrict disclosures by Buyer or Seller that are required by applicable securities or other Laws or regulations or the applicable rules of any Governmental Authority or stock exchange having jurisdiction over the disclosing Party or its Affiliates, (C) prevent Buyer or Seller from recording the Instruments of Conveyance or any federal or state assignments delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Assets from Seller to Buyer, (D) prevent Buyer or Seller from making any disclosure of information relating to this Agreement if made in a manner, under conditions and to Persons that would be permitted under the terms of the Confidentiality Agreement so long as such Person continues to hold such information confidential on the same terms as set forth in such agreement, and (E) prevent Seller from making disclosures to the extent reasonably required in connection with complying with Preferential Purchase Rights and seeking to obtain Consents.
16.7    Notices. All notices and communications which are required or may be given to a Party hereunder shall be in writing and shall be deemed to have been duly given upon the earliest of: (a) if by personal delivery, then the date of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then the next Business Day, (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice, (c) if sent by email, with delivery receipt to sender or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then on the next Business Day:
If to Seller:
Alta Mesa Holdings, LP
15021 Katy Freeway, Suite 400
Houston, Texas 77094
Attention: Ryan McKenzie, Associate General Counsel
E-mail: rmckenzie@AltaMesa.net
with a copy to:
Alta Mesa Holdings, LP
15021 Katy Freeway, Suite 400
Houston, Texas 77094
Attention: F. David Murrell, Vice President- Land
E-mail: dmurrell@AltaMesa.net
with a copy to:
Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention: Caroline A. Reckler, Partner
E-mail: caroline.reckler@lw.com
If to Buyer:
c/o Mach Resources LLC
14201 Wireless Way, Suite 300
Oklahoma City, Oklahoma 73134
Attention: Michael Reel, Senior Counsel
E-mail: mreel@machresources.com

with a copy to:
Bayou City Energy
1201 Louisiana Street, Suite 3308
Houston, Texas 77002
Attention: Darren Lindamood, Director & General Counsel
E-mail: Darren@bayoucityenergy.com
with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street, 45th Floor
Houston, Texas 77002
Attention: David M. Castro Jr., P.C.
Christopher S.C. Heasley
E-mail: david.castro@kirkland.com
christopher.heasley@kirkland.com

and

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Gregory F. Pesce
E-mail: gregory.pesce@kirkland.com
The Parties may change the identity, address and email addresses to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 16.7.
16.8    Further Cooperation. After the Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to transfer and deliver the Assets to Buyer, and to otherwise accomplish the transactions contemplated by this Agreement.
16.9    Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (with reasonable cooperation from Seller, as necessary) (a) record the Instruments of Conveyance relating to the Assets and all state/federal assignments executed at the Closing in all applicable real property records and, if applicable, all state or federal agencies, (b) if applicable, send notices to vendors supplying goods and services for the Assets of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer (or, if applicable, Buyer’s operating Affiliate) as the operator thereof, (c) pursue the approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer (or, if applicable, Buyer’s operating Affiliate) as the operator thereof and (d) subject to the provisions of Section 5.4(b)(iii), pursue all other consents and approvals that may be reasonably required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action reasonably required of it by any Governmental Authority in order to obtain such approval, including but not limited to, the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.
16.10    Entire Agreement; Conflicts. THIS AGREEMENT, THE CONFIDENTIALITY AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO AND THE TRANSACTION DOCUMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING THE ORIGINAL AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AND NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN: (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; OR (B) THE TERMS AND PROVISION OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 12.5.
16.11    Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.
16.12    Parties in Interest. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, or their respective related Indemnified Parties hereunder any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so) ; provided, further, that that the Debt Financing Sources may enforce on behalf of the Debt Financing Related Parties (and each is an intended third party beneficiary of) the provisions of Section 16.4, this Section 16.12, Section 16.13, Section 16.14, Section 16.15 and Section 16.21.
16.13    Amendment. This Agreement may be amended only by an instrument in writing executed by all of the Parties and expressly identified as an amendment or modification; provided, that notwithstanding anything to the contrary contained herein, Section 16.4, Section 16.12, this Section 16.13, Section 16.14, Section 16.15 and Section 16.21 (and any other provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be amended, modified, waived or terminated in a manner that is materially adverse to a Debt Financing Related Party without the prior written consent of the Debt Financing Sources.
16.14    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance; provided, that notwithstanding anything to the contrary contained herein, Section 16.4, Section 16.12, this Section 16.13, this Section 16.14, Section 16.15 and Section 16.21 (and any other provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be amended, modified, waived or terminated in a manner that is materially adverse to a Debt Financing Related Party without the prior written consent of the Debt Financing Sources. No course of dealing on the part of any Party, or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
16.15    Governing Law; Jurisdiction; Venue; Jury Waiver. EXCEPT TO THE EXTENT THE MANDATORY PROVISIONS OF THE BANKRUPTCY CODE APPLY, THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT ANY DISPUTE WITH RESPECT TO REAL PROPERTY SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED. WITHOUT LIMITATION OF ANY PARTY’S RIGHT TO APPEAL ANY ORDER OF THE BANKRUPTCY COURT, (I) THE BANKRUPTCY COURT SHALL RETAIN EXCLUSIVE JURISDICTION TO ENFORCE THE TERMS OF THIS AGREEMENT AND ANY OF THE TRANSACTION DOCUMENTS DELIVERED PURSUANT HERETO, AND TO DECIDE ANY CLAIMS OR DISPUTES WHICH MAY ARISE OR RESULT FROM, OR BE CONNECTED WITH, THIS AGREEMENT OR SUCH TRANSACTION DOCUMENTS, OR ANY BREACH OR DEFAULT HEREUNDER OR THEREUNDER, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND (II) ANY AND ALL CLAIMS RELATING TO THE FOREGOING SHALL BE FILED AND MAINTAINED ONLY IN THE BANKRUPTCY COURT, AND THE PARTIES AND HEREBY CONSENT AND SUBMIT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE BANKRUPTCY COURT AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING; PROVIDED, HOWEVER, THAT, IF THE BANKRUPTCY CASE IS CLOSED, EACH PARTY CONSENTS TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE UNITED STATES FEDERAL DISTRICT COURTS LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS (OR IF THE FEDERAL DISTRICT COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS IN HOUSTON, HARRIS COUNTY, TEXAS) FOR ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. SUBJECT TO THE FOREGOING PROVISIONS OF THIS SECTION 16.15, ANY SUCH ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN THE UNITED STATES FEDERAL DISTRICT COURTS HAVING SITES IN HOUSTON, HARRIS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER) OR, IF THE FEDERAL COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS IN HOUSTON, HARRIS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER). EACH PARTY WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION, SUIT OR PROCEEDING IN SUCH COURTS AND WAIVE ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER SUCH PARTY. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST OR INVOLVING ANY DEBT FINANCING RELATED PARTY ARISING OUT OF THIS AGREEMENT OR THE DEBT FINANCING).
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, (I) EACH PARTY HERETO ACKNOWLEDGES AND IRREVOCABLY AGREES THAT ANY PROCEEDING, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY OR OTHERWISE, INVOLVING ANY DEBT FINANCING RELATED PARTY ARISING OUT OF, OR RELATING TO, THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND (II) EACH OF THE PARTIES AGREES (I) THAT ANY CLAIM, CROSS-CLAIM, SUIT, ACTION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, INVOLVING ANY OF THE DEBT FINANCING RELATED PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THE COMMITMENT OR THE PERFORMANCE OF SERVICES THEREUNDER SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF A STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN WITHIN THE CITY OF NEW YORK AND THE APPELLATE COURTS THEREOF, (II) NOT TO BRING OR PERMIT ANY OF THEIR AFFILIATES TO BRING OR SUPPORT ANYONE ELSE IN BRINGING ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING IN ANY OTHER COURTS, OTHER THAN A STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN WITHIN THE CITY OF NEW YORK, (II) TO WAIVE AND HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION IN ANY SUCH COURT, AND (IV) THAT ANY SUCH CLAIM, CONTROVERSY OR DISPUTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

16.16    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
16.17    Removal of Name. As promptly as practicable, but in any case within 60 days after the Closing Date, Buyer shall eliminate the names of Seller and any of its Affiliates and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.
16.18    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission or other electronic transmission shall be deemed an original signature hereto.
16.19    Time is of the Essence. With respect to all dates and time periods in this Agreement, time is of the essence. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (or the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
16.20    No Recourse.
(a)    Notwithstanding anything that may be expressed or implied in this Agreement or any other Transaction Document, Buyer, on behalf of its Affiliates and its and their representatives, covenants, agrees and acknowledges that no Person other than Seller and, for the limited purposes described in Sections 9.8(b), (c), (f), (g), (i), (j) and (k), AMR (and their respective successors or assignees, as applicable) has any obligation hereunder and that, neither Buyer, its Affiliates or its or their representatives have any right of recovery under this Agreement or any other Transaction Document against, and no personal liability under this Agreement or any Transaction Document shall attach to, any of Seller’s (and, for the limited purposes described in Sections 9.8(b), (c), (f), (g), (i), (j) and (k), AMR’s) former, current or future equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, Affiliates or agents, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, each of the foregoing but not including Seller, a “Seller Non-Recourse Party”), through Buyer or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Buyer against any Seller Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise.
(b)    Notwithstanding anything that may be expressed or implied in this Agreement or any other Transaction Document, Seller, on behalf of its Affiliates and its and their representatives, covenants, agrees and acknowledges that no Person other than Buyer (and its successors or assignees, as applicable) has any obligation hereunder and that, neither Seller, its Affiliates or its or their representatives have any right of recovery under this Agreement or any other Transaction Document against, and no personal liability under this Agreement or any Transaction Document shall attach to, any of Buyer’s former, current or future equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, Affiliates or agents, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, each of the foregoing but not including Buyer, a “Buyer Non-Recourse Party”), through Seller or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Seller against any Buyer Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise.
16.21    No Recourse to Financing Sources. Notwithstanding anything to the contrary contained herein, Seller and its controlled Affiliates agree on behalf of themselves and their respective Affiliates that none of the Debt Financing Related Parties shall have any liability or obligation to Seller and its controlled Affiliates or any of their respective Affiliates relating to this Agreement or any of the transactions contemplated herein (including the Commitment), in each case whether based on contract, tort or strict liability by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party hereto or another Person (including a claim to enforce the commitments under the Commitment Documentation) or otherwise. This Section 16.21 is intended to benefit and may be enforced by the Buyer, its Affiliates and the Debt Financing Sources providing the Commitment (and each such Person shall be a third party beneficiary of this Section 16.21) and shall be binding on all the respective successors and permitted assigns of Seller, its controlled Affiliates and their respective Affiliates.
[Remainder of page intentionally left blank. Signature page follows.]
(a)

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the Execution Date.

Seller:

ALTA MESA HOLDINGS, LP

By: Alta Mesa Holdings GP, LLC, its General Partner

By:________________________
Name: John C. Regan
Title: Chief Financial Officer

ALTA MESA SERVICES, LP

By: OEM GP, LLC, its General Partner

By:________________________
Name: John C. Regan
Title: Chief Financial Officer

OKLAHOMA ENERGY ACQUISITIONS, LP
By: OEM GP, LLC, its General Partner

By:________________________
Name: John C. Regan
Title: Chief Financial Officer

OEM GP, LLC

By:________________________
Name: John C. Regan
Title: Chief Financial Officer

ALTA MESA HOLDINGS GP, LLC

By:________________________
Name: John C. Regan
Title: Chief Financial Officer

ALTA MESA FINANCE SERVICES CORP.

By:________________________
Name: John C. Regan
Title: Chief Financial Officer

By:________________________
Name: John C. Regan
Title: Chief Financial Officer

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]